EXHIBIT 10.34

BECHTEL CORPORATION

SABINE PASS LNG PROJECT

ENGINEER, PROCURE AND CONSTRUCT (EPC) SUBCONTRACT

Subcontractor:	DIAMOND LNG LLC	Subcontract Number:	25027-HC1-MTD0-00002

Address:	1221 McKinney One Houston Center, Suite 3330 Houston, Texas 77010	Address:	3000 Post Oak Blvd Houston, Texas 77056 V

Contact:	Mr. Sam Saita Vice President	Contact:	Mr. Fred Sieling Subcontract Manager

Telephone:	713/652-9250	Telephone:	713/235-3234

Facsimile:	713/652-9346	Facsimile:	713/235-1610

		G&S Code	MTD0

and:	MATRIX SERVICE INC.

Address:	10701 E. Ute Street Tulsa, OK 74116-1517

Contact:	Mr. John Newmeister Vice President

Telephone:	918/838-8822

Facsimile:	918/838-0782

This “Subcontract” is dated as of the Sixth (6th) day of May, 2005, between Bechtel Corporation, (CONTRACTOR), and Diamond LNG LLC and Matrix Service, Inc. (SUBCONTRACTOR) who hereby agree that all Work specified below, which is a portion of the goods and services to be provided by CONTRACTOR for CHENIERE (OWNER), shall be perfored by the SUBCONTRACTOR in accordance with all the provisions of this Subcontract, consisting of the following Subcontract Documents:

Subcontract Form of Agreement, 06 May 2005

Exhibit “A” General Conditions, 06 May 2005

Exhibit “B” Special Conditions, 06 May 2005

Exhibit “C” Quantities, Pricing and Data, 06 May 2005

Exhibit “D” Scope of Work, Rev. 001, 27 April 2005

Exhibit “E” Technical Specifications and Drawings, Rev. 001, 12 April 2005

1.	WORK TO BE PERFORMED: Except as specified elsewhere in the Subcontract, SUBCONTRACTOR shall furnish all plant; labor; materials; tools; supplies; equipment; transportation; supervision; technical, professional and other services; and shall perform all operations necessary and required to satisfactorily:

Engineer, Procure and Construct Three (3) LNG Tanks

2.	SCHEDULE: The Work shall be performed in accordance with the dates set forth in the Exhibit “B” clause titled COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

3.	COMPENSATION: As full consideration for the satisfactory performance by SUBCONTRACTOR of this Subcontract, CONTRACTOR shall pay to SUBCONTRACTOR compensation in accordance with the prices set forth in Exhibit “C” and the payment provisions of this Subcontract.

4.	JOINT AND SEVERAL OBLIGATIONS: In signing this Subcontract Diamond LNG LLC and Matrix Service, Inc. agree that they shall be jointly and severally obligated to CONTRACTOR to fulfill all the SUBCONTRACTOR’s obligations and responsibilities set forth herein on a joint and several basis.

5.	LIABILITY FOR WORK PERFORED DURING LIMITED NOTICE TO PROCEED-(LNTP) – Any part of the Work carried out by the Subcontractor (or their Affiliates) pursuant to the LNTP issued on 3 February 2005, shall with effect from the Effective Date be treated as though such part had been carried out under the Subcontract and all terms and conditions set out in the Subcontract shall apply in respect to any such part of the Works and any payments made under the LNTP shall be deemed to have been made under this Subcontract as part of the Subcontract price.

This Subcontract embodies the entire agreement between CONTRACTOR and SUBCONTRACTOR and supersedes all other writings. The parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding not set forth herein.

CONTRACTOR:		SUBCONTRACTOR:

Bechtel Corporation		Diamond LNG, LLC

Authorized Signature:	/s/ J. J. Sheehan	Authorized Signature:	/s/ Sam Saita

Print Name:	J. J. Sheehan	Print Name:	Sam Saita

Print Title:	Sup OG&C (Ops)	Print Title:	Vice President

Matrix Service Inc.

			Authorized Signature:	/s/ Brad Rinehart

			Print Name:	Brad Rinehart

			Print Title:	VP-MWBU

BECHTEL CORPORATION

SABINE PASS LNG TERMINAL PROJECT

EXHIBIT “A”

ENGINEER, PROCURE AND CONSTRUCT (EPC) SUBCONTRACT

GENERAL CONDITIONS

EXHIBIT “A”

EPC SUBCONTRACT GENERAL CONDITIONS

GC-1	INDEPENDENT CONTRACTOR

SUBCONTRACTOR represents that it is fully experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Work under this Subcontract. SUBCONTRACTOR shall act as an independent contractor and not as the agent of CONTRACTOR or OWNER in performing this Subcontract, maintaining complete control over its employees and all of its associates, suppliers and sub-tier subcontractors. Nothing contained in this Subcontract or any lower-tier purchase order or subcontract awarded by SUBCONTRACTOR shall create any contractual relationship between associate, supplier or subcontractor of any tier and either CONTRACTOR or OWNER. SUBCONTRACTOR shall perform the Work using generally accepted professional design and engineering practices and perform all design, engineering, construction and related services in accordance with its own methods subject to compliance with the Subcontract.

GC-2	AUTHORIZED REPRESENTATIVES

Before starting work, SUBCONTRACTOR shall designate in writing an authorized representative acceptable to CONTRACTOR to represent and act for SUBCONTRACTOR and shall specify any and all limitations of such representative’s authority. Such representative shall be present or be represented at the Jobsite at all times when work is in progress and shall be empowered to receive communications in accordance with this Subcontract on behalf of SUBCONTRACTOR. During periods when the Work is suspended, arrangements shall be made for an authorized representative acceptable to CONTRACTOR for any emergency work that may be required. All communications given to the authorized representative by CONTRACTOR in accordance with this Subcontract shall be binding upon SUBCONTRACTOR. CONTRACTOR shall designate in writing one or more representatives to represent and act for CONTRACTOR and to receive communications from SUBCONTRACTOR. Notification of changes of authorized representatives for either CONTRACTOR or SUBCONTRACTOR shall be provided in advance, in writing, to the other party.

GC-3	NOTICES

Any notices required hereunder shall be in writing and may be served either personally on the authorized representative of the receiving party at the Jobsite, by facsimile, by courier or express delivery, or by certified mail to the facsimile number or address of that party as shown on the face of the Subcontract Form of Agreement or at such facsimile number or address as may have been directed by written notice.

GC-4	SUBCONTRACT IMPLEMENTATION AND INTERPRETATION

SUBCONTRACTOR shall follow and utilize CONTRACTOR’s “Implementation Documents” such as, but not limited to, Project procedures, plans, regulations, rules, report formats and forms established to implement the requirements of and transmit information required under this Subcontract, including any revisions thereto. This shall include CONTRACTOR approved SUBCONTRACTOR submitted plans, means and methods for the Work. Implementation Documents are not intended to nor shall supersede the requirements of the Subcontract Documents.

All questions concerning interpretation or clarification of this Subcontract, Implementation Documents or applicable standards and codes, including the discovery of conflicts, discrepancies, errors or omissions, or the acceptable performance thereof by SUBCONTRACTOR, shall be immediately submitted in writing to CONTRACTOR for resolution. Subject to the provisions of the General Condition titled CHANGES, all determinations, instructions, and clarifications of CONTRACTOR shall be final and conclusive unless determined to have been fraudulent or capricious, or arbitrary, or so grossly erroneous as necessarily to imply bad faith, or not supported by substantial evidence. At all times SUBCONTRACTOR shall proceed with the Work in accordance with the determinations, instructions, and clarifications of CONTRACTOR. SUBCONTRACTOR shall be solely responsible for requesting instructions or interpretations and shall be solely liable for any costs and expenses arising from its failure to do so.

GC-5	ORDER OF PRECEDENCE

All Subcontract Documents and subsequently issued Change Notices/Orders and Amendments are essential parts of this Subcontract and a requirement occurring in one is binding as though occurring in all. In resolving conflicts, discrepancies, or errors the following order of precedence shall be used:

(1)	Subcontract Form of Agreement

(2)	Exhibit “C” - Quantities and Pricing

(3)	Exhibit “B” - Special Conditions

(4)	Exhibit “A” - General Conditions

(5)	Exhibit “D” - Scope of Work

(6)	Exhibit “D” Technical Specifications and Exhibit “E” – Drawings

GC-6	STANDARDS AND CODES

6.1	Wherever references are made in this Subcontract to standards or codes in accordance with which the Work under this Subcontract is to be performed, the edition or revision of the standards or codes current on the effective date of this Subcontract shall apply unless otherwise expressly stated. In case of conflict between any referenced standards and codes and any Subcontract Documents, the General Condition titled SUBCONTRACT IMPLEMENTATION AND INTERPRETATION shall apply.

6.2	SUBCONTRACTOR shall, in preparation of its detail design, select the more stringent of applicable local, national and international standards or codes of practice, when not otherwise specified in the Subcontract Documents or writing by CONTRACTOR.

GC-7	LAWS AND REGULATIONS

7.1	All applicable laws, ordinances, statutes, rules, regulations, orders or decrees in effect at the time the Work under this Subcontract is performed shall apply to SUBCONTRACTOR and its employees and representatives.

7.2	If SUBCONTRACTOR discovers any discrepancy or inconsistency between this Subcontract and any law, ordinance, statute, rule, regulation, order or decree, SUBCONTRACTOR shall immediately notify CONTRACTOR in writing.

7.3

If during the term of this Subcontract there are changed or new laws, ordinances, statutes, rules, regulations, orders or decrees (but excluding changes to tax laws where such taxes are based upon SUBCONTRACTOR’s inventory, income, profits/losses or cost of finance) not known or foreseeable at the time of signing this Subcontract which become effective and which affect the cost or time of performance of this Subcontract, SUBCONTRACTOR shall immediately notify

CONTRACTOR and submit detailed documentation of such effect in terms of both time and cost of performing the Subcontract. If the Work is affected by such changes and CONTRACTOR concurs with their effect, an equitable adjustment will be made pursuant to the General Condition titled CHANGES.

GC-8	PERMITS

OWNER and CONTRACTOR shall provide the permits as set forth and limited to those permits identified in the Special Condition titled CONTRACTOR FURNISHED PERMITS.

Except as otherwise specified therein, SUBCONTRACTOR shall procure and pay for all permits, licenses, certifications and other applicable governing authority requirements and inspections, other than inspections performed by CONTRACTOR or OWNER, with a maximum cost of $2,000 for such permits, and shall furnish any documentation, bonds, security or deposits required to permit performance of the Work.

SUBCONTRACTOR shall be responsible for obtaining SUBCONTRACTOR Permits. SUBCONTRACTOR shall provide CONTRACTOR with copies of such SUBCONTRACTOR Permits as soon as reasonably practicable after they are obtained. SUBCONTRACTOR shall provide information, assistance and documentation to CONTRACTOR or OWNER as reasonably requested in connection with the CONTRACTOR and OWNER Permits; provided that such information, assistance and documentation shall not include SUBCONTRACTOR’s provision of information, testimony, documents or data by SUBCONTRACTOR employees under oath (unless specifically authorized by SUBCONTRACTOR) and activities outside the field of SUBCONTRACTOR’s expertise, training or experience of personnel assigned to the performance of the Work under this Subcontract (except to the extent provided for by Change Order issued pursuant to the General Condition titled CHANGES).

GC-9	TAXES

Except as specified in SC-43, Subcontract price includes all taxes and SUBCONTRACTOR shall pay all taxes, levies, duties and assessments of every nature due in connection with the Work under this Subcontract and shall make any and all payroll deductions and withholdings required by law, and hereby indemnifies and holds harmless CONTRACTOR and OWNER from any liability on account of any and all such taxes, levies, duties, assessments and deductions.

GC-10	LABOR, PERSONNEL AND WORK RULES

10.1	Design Activities

(1)	CONTRACTOR’S written approval of all SUBCONTRACTOR personnel assigned to perform the Work shall be a condition precedent to payment of their costs. SUBCONTRACTOR shall submit resumes for each individual setting forth educational and professional qualifications, experience, tasks to be performed, position, and compensation. SUBCONTRACTOR shall verify all academic degrees and professional credentials and certifies the accuracy of any SUBCONTRACTOR submitted qualifications.

(2)	CONTRACTOR shall review and approve or reject assignments for cause within ten (10) Days. Approval of assignments shall not relieve SUBCONTRACTOR of the full responsibilities of employer and shall create no direct relationship between the individual and CONTRACTOR or OWNER.

(3)	SUBCONTRACTOR shall assign only competent and qualified personnel and shall at all times be solely responsible for their work quality. CONTRACTOR may request the removal of individual employees for cause at any time and SUBCONTRACTOR agrees to comply and to promptly provide acceptable replacement personnel.

10.2	Procurement and Construction Activities

(1)	SUBCONTRACTOR shall employ only competent and skilled personnel to perform the Work and shall remove from the Jobsite any SUBCONTRACTOR personnel determined to be unfit or to be acting in violation of any provision of this Subcontract. SUBCONTRACTOR is responsible for maintaining labor relations in such manner that there is harmony among workers and shall comply with and enforce Project and Jobsite procedures, regulations, work rules and work hours established by CONTRACTOR and OWNER.

(2)	CONTRACTOR may at its sole discretion deny access to the Jobsite to any individual by written notice to SUBCONTRACTOR. In the event an employee is excluded from the Jobsite, SUBCONTRACTOR shall promptly replace such individual with another who is fully competent and skilled to perform the Work.

(3)	SUBCONTRACTOR is responsible for maintaining labor relations in such manner that, so far as reasonably practicable, there is harmony among workers. SUBCONTRACTOR and its Subsubcontractors and their subcontractors of any tier shall conduct their labor relations in accordance with the recognized prevailing local area practices. SUBCONTRACTOR shall inform CONTRACTOR promptly of any labor dispute, anticipated labor dispute, request or demand by a labor organization, its representatives or members which may reasonably be expected to affect the Work. SUBCONTRACTOR shall not be bound by any organized labor agreements or project specific labor agreements. SUBCONTRACTOR further agrees to inform CONTRACTOR, before any commitments are made, during the negotiations of any agreements or understandings with local or national labor organizations.

(4)	Notwithstanding the foregoing, neither CONTRACTOR nor OWNER shall have any liability and SUBCONTRACTOR agrees to release, indemnify, defend and hold harmless the CONTRACTOR Group and OWNER Group from and against any and all claims, causes of action, damages, losses, cost and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) and liabilities, of whatsoever kind or nature, which may directly or indirectly arise or result from SUBCONTRACTOR or any Subsubcontractor choosing to terminate the employment of any such employee (including any key person) or remove such employee from the project who fails to meet the foregoing requirements following a request by CONTRACTOR to have such employee removed from the work. Any such employee shall be replaced at the cost and expense of SUBCONTRACTOR or the relevant Subsubcontractor.

GC-11	COMMERCIAL ACTIVITIES

Neither SUBCONTRACTOR nor its employees shall establish any commercial activity or issue concessions or permits of any kind to third parties for establishing commercial activities on the Jobsite or any other lands owned or controlled by CONTRACTOR or OWNER.

GC-12	PUBLICITY AND ADVERTISING

Neither SUBCONTRACTOR nor its Subsubcontractors shall make any announcement, take any photographs of any part of the facility for publicity or advertising purposes, issue a press release, advertisement, publicity material, financial document or similar matter or participate in a media interview that mentions or refers to the Work or any part of the Facility or release any information concerning this Subcontract, or the Project, or any part thereof to any member of the public, press, business entity, or any official body unless prior written consent is obtained from CONTRACTOR and OWNER, which shall not be unreasonably withheld.

GC-13	SAFETY AND HEALTH

13.1	SUBCONTRACTOR shall be solely responsible for conducting operations under this Subcontract to avoid risk of harm to the health and safety of persons and property and for inspecting and monitoring all its equipment, materials and work practices to ensure compliance with its obligations under this Subcontract.

13.2	SUBCONTRACTOR shall be solely responsible for developing and implementing a Safety and Health Plan (S&H Plan) pursuant to the terms of this Subcontract. SUBCONTRACTOR’s S&H Plan shall as a minimum conform and comply with:

(1)	All applicable laws, ordinances, statutes, rules, regulations, and codes governing safety and health in the workplace;

(2)	SUBCONTRACTOR’s specific Scope of Work under this Subcontract; and

(3)	CONTRACTOR’s safety and health standards as set forth in the Special Condition titled SAFETY, HEALTH AND SECURITY REQUIREMENTS, as well as CONTRACTOR’s and OWNER’s S&H Plan, including revisions thereto. If SUBCONTRACTOR considers any such revision to be a change affecting cost or schedule, the provisions of the General Condition titled CHANGES shall apply.

13.3	Within thirty (30) Days after Subcontract award and in any event prior to commencing work at the Jobsite, SUBCONTRACTOR shall submit its S&H Plan to CONTRACTOR for review and approval.

13.4	To the extent allowed by law, SUBCONTRACTOR shall assume all responsibility and liability with respect to all matters regarding the safety and health of its employees and the employees of SUBCONTRACTOR’s suppliers and subcontractors of any tier, with respect to the risks under this Subcontract.

13.5	SUBCONTRACTOR’s failure to correct any unsafe condition or unsafe act by its employees, suppliers or subcontractors of any tier may, at the sole discretion of CONTRACTOR, be grounds for an order by CONTRACTOR to stop the affected work or operations until the unsafe act or condition is corrected to CONTRACTOR’s satisfaction at SUBCONTRACTOR’s expense.

13.6	If the unsafe act or condition continues despite notice and reasonable opportunity to affect a resolution, CONTRACTOR may, at its sole discretion, correct the unsafe act or condition at SUBCONTRACTOR’s expense pursuant to the General Condition titled BACKCHARGES or terminate this Subcontract pursuant to the General Condition titled TERMINATION FOR DEFAULT.

13.7	SUBCONTRACTOR shall assign to the Jobsite one (or more as necessary for compliance with the terms of this clause) safety representative(s) acceptable to CONTRACTOR. Such safety representative(s) shall be physically located at the Jobsite, shall have authority for correcting unsafe acts or conditions by SUBCONTRACTOR, its employees, and employees of SUBCONTRACTOR’s suppliers or subcontractors of any tier, and shall participate in periodic safety meetings with CONTRACTOR. SUBCONTRACTOR shall instruct its personnel on the requirements of SUBCONTRACTOR’s S&H Plan and coordinate with other Jobsite contractors and subcontractors on safety matters required for the Work.

13.8	Unless otherwise specified by CONTRACTOR, SUBCONTRACTOR shall furnish all safety equipment required for the Work, require the use of such safety equipment, and provide safety instructions to its employees. All safety equipment must be manufactured to a standard acceptable to CONTRACTOR as set forth in the Special Condition titled SAFETY, HEALTH AND SECURITY REQUIREMENTS.

13.9	SUBCONTRACTOR shall maintain accident and injury records as required by applicable laws and regulations. Such records will be made available to CONTRACTOR upon request. SUBCONTRACTOR shall furnish CONTRACTOR with a weekly and monthly summary of accidents, injuries, and labor hours lost to work related injuries of its employees and employees of SUBCONTRACTOR’s suppliers and subcontractors of any tier, in a form and format designated by CONTRACTOR.

13.10	SUBCONTRACTOR shall immediately report to CONTRACTOR any death, injury or damage to property incurred or caused by SUBCONTRACTOR’s employees and employees of SUBCONTRACTOR’s suppliers and subcontractors of any tier.

GC-14	ENVIRONMENTAL REQUIREMENTS

14.1	Throughout performance of the Work, SUBCONTRACTOR shall conduct all operations in such a way as to minimize impact upon the natural environment and prevent any spread or release of contaminated or hazardous substances.

14.2	SUBCONTRACTOR shall:

(1)	Comply with all applicable laws, regulations, ordinances, statutes, rules, and codes governing environmental requirements and conduct the Work based on the requirements of this Subcontract, including compliance with permit requirements and Project plans and approvals.

(2)	Provide all documentation required by all levels of governing authority or CONTRACTOR concerning environmental requirements.

(3)	Provide and maintain effective planning and field control measures for the following activities:

Wastewater discharges to land, surface water, or groundwater,
Extraction/supply of water,
Storm water management,
Spill prevention and response,
Erosion and sedimentation control,
Air emissions and dust control,
Noise control,
Waste and hazardous waste management, and
Work area restoration, including revegetation.

This shall include obtaining certifications; conducting requisite analyses and monitoring of such activities as required by the Subcontract Documents, permit conditions or other applicable law; utilizing appropriate equipment; and proceeding in accordance with permit requirements.

(4)	Be responsible for developing and maintaining a written Environmental Compliance Plan in accordance with SUBCONTRACTOR’s established practices, including but not limited to compliance with all applicable laws/regulations and the requirements of the Project Construction Environmental Control Plan (CECP). SUBCONTRACTOR shall have sole responsibility for implementing and enforcing its Environmental Compliance Plan.

(5)	Submit its written Environmental Compliance Plan to CONTRACTOR for review thirty (30) Days after subcontract award and in any event prior to commencing work at the Jobsite. CONTRACTOR’s review of SUBCONTRACTOR’s plan shall not relieve SUBCONTRACTOR of its obligation under this Subcontract or as imposed by law and SUBCONTRACTOR shall be solely responsible for the adequacy of its Environmental Compliance Plan.

(6)	Comply with all access restrictions, including prohibitions on access to certain areas on or adjacent to the Jobsite and require its personnel and those of its suppliers and subcontractors of any tier comply with all signage and flagging related to such restricted areas. Restricted areas may include, but are not limited to: designated wetlands; environmental mitigation study areas; cultural/historical/archaeological sites; and designated fish, wildlife, or vegetative habitat.

(7)	Require that its personnel do not hunt, fish, feed, capture, extract, or otherwise disturb aquatic, animal, or vegetative species within the Project boundary or while performing any tasks in performance of the Work.

(8)	Not proceed with any renovation or demolition work until asbestos surveys and notifications have been completed to the appropriate regulatory agencies, in accordance with the division of responsibility outlined in the Project’s CECP and CONTRACTOR specifically authorizes that work to proceed. Should asbestos containing materials be uncovered during SUBCONTRACTOR’s Work, the provisions of subclause (9) below shall apply.

(9)	Immediately stop work in any area where contaminated soil indicators (such as odor or appearance), unknown containers, piping, underground storage tanks, or similar structures are discovered; or any other materials, which are reasonably suspected to be toxic or hazardous. SUBCONTRACTOR shall then immediately notify CONTRACTOR and the stop work area shall be determined by CONTRACTOR and confirmed in writing. Activity in the stop work area shall only resume upon CONTRACTOR’s written approval.

(10)	Immediately stop work in any area where cultural resources or artifacts with archaeological or historical value are discovered, and immediately notify CONTRACTOR. The stopped work shall proceed in the manner set forth in subclause (9) above. No artifacts, items, or materials shall be disturbed or taken from the area of discovery. Neither SUBCONTRACTOR nor any of its suppliers and subcontractors of any tier shall have property rights to such artifacts, items, or materials, which shall be secured and guarded until turned over to CONTRACTOR or the appropriate authorities. SUBCONTRACTOR shall also require that its personnel and those of its suppliers and subcontractors of any tier comply with this provision and respect all historic and archaeological sites in the area.

(11)	Manage, store, and dispose of all hazardous waste generated by SUBCONTRACTOR during its Work in accordance with national, regional, and local requirements (for U.S. projects this includes Resource and Conservation Recovery Act (RCRA) regulations and state special and hazardous waste programs) and as outlined in the Project CECP. This includes, but is not limited to: waste minimization; hazardous waste generator registration; hazardous materials inventory with Material Safety Data Sheets (MSDS) for each hazardous material on site; employee training; hazardous waste spill management and reporting; proper storage of hazardous waste; equipment decontamination; onsite and offsite transport of hazardous waste; and selection and use of offsite final disposal facilities.

14.3	SUBCONTRACTOR shall deliver to CONTRACTOR (i) notice of any pending or threatened material environmental claim with respect to the project, and (ii) promptly upon their becoming available, copies of written communications with any Governmental Instrumentality relating to any such material environmental claim.

14.4	SUBCONTRACTOR’s obligations under the General Condition titled INDEMNITY apply to any liability arising in connection with or incidental to SUBCONTRACTOR’s performance or failure to perform as provided in this clause.

GC-15	SITE CONDITIONS AND NATURAL RESOURCES

SUBCONTRACTOR shall have the sole responsibility for satisfying itself concerning the nature and location of the Work and the general and local conditions, including but not limited to the following:

(1)	Transportation, access, disposal, handling and storage of materials;

(2)	Availability and quality of labor, water, electric power and road conditions;

(3)	Climatic conditions, tides, and seasons;

(4)	River hydrology and river stages;

(5)	Physical conditions at the Jobsite and the Project area as a whole;

(6)	Topography and ground surface conditions; and

(7)	Equipment and facilities needed preliminary to and during the performance of the Work.

The failure of SUBCONTRACTOR to acquaint itself with any applicable conditions will not relieve SUBCONTRACTOR of the responsibility for properly estimating the difficulties, time or cost of successfully performing SUBCONTRACTOR’s obligations under this Subcontract.

GC-16	DIFFERING SITE CONDITIONS

16.1	If SUBCONTRACTOR encounters subsurface soil conditions that (i) are materially different from the information regarding such subsurface soil conditions as provided in the Geotechnical Investigation (dated August, 2003) by Tolunay Wong (including the encountering of subsurface soil conditions that could not reasonably be anticipated by SUBCONTRACTOR using GECP based on the information provided in the above Geotechnical Investigation) and (ii) adversely affects (a) SUBCONTRACTOR’s costs of performance of the Work, or (b) SUBCONTRACTOR’s ability to perform any material obligation under this Subcontract, SUBCONTRACTOR shall be entitled to a Change Order.

16.2	Subsequently, SUBCONTRACTOR shall immediately notify CONTRACTOR in writing before proceeding with any work, which SUBCONTRACTOR believes, constitutes a differing site condition with respect to:

(1)	Subsurface or latent physical conditions at the Jobsite differing materially from those indicated in the above referenced Geotechnical Investigation; or

(2)	Previously unknown physical conditions at the Jobsite, of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Subcontract.

16.3	CONTRACTOR will then investigate such condition and make a written determination. If CONTRACTOR determines that such condition does constitute a differing site condition, SUBCONTRACTOR may then, pursuant to the General Condition titled CHANGES, submit a written proposal for an equitable adjustment setting forth the impact of such differing site condition. Failure of SUBCONTRACTOR to give the required immediate notice of the differing site condition shall be grounds for rejection of the claim to the extent CONTRACTOR or OWNER is prejudiced by such delay.

GC-17	TITLE TO MATERIALS FOUND

The title to water, soil, rock, gravel, sand, minerals, timber, and any other materials developed or obtained in the excavation or other operations of SUBCONTRACTOR or any of its lower-tier subcontractors and the right to use said materials or dispose of same is hereby expressly reserved by OWNER. SUBCONTRACTOR may, at the sole discretion of OWNER, be permitted, without charge, to use in the Work any such materials, which meet the requirements of this Subcontract.

GC-18	SURVEY CONTROL POINTS AND LAYOUTS

18.1	CONTRACTOR will establish Survey control points as shown on the drawings.

18.2	SUBCONTRACTOR shall complete the layout of all work and shall be responsible for execution of the Work in accordance with the locations, lines, and grades specified or shown on the drawings, subject to such modifications as CONTRACTOR may require as work progresses.

18.3	If SUBCONTRACTOR or any of its lower-tier subcontractors or any of their representatives or employees move or destroy or render inaccurate any survey control point, such control point shall be replaced by CONTRACTOR at SUBCONTRACTOR’s expense. No separate payment will be made for survey work performed by SUBCONTRACTOR.

GC-19	SUBCONTRACTOR’S WORK AREA

CONTRACTOR will assign All SUBCONTRACTOR work areas on the Jobsite. SUBCONTRACTOR shall confine its operations to the areas so assigned. Should SUBCONTRACTOR find it necessary or advantageous to use any additional off-site area for any purpose whatsoever, SUBCONTRACTOR shall, at its expense, provide and make its own arrangements for the use of such additional off-site areas.

GC-20	CLEANING UP

20.1	SUBCONTRACTOR shall, at all times, keep its work areas in a neat, clean and safe condition. Upon completion of any portion of the Work, SUBCONTRACTOR shall promptly remove from the work area all its equipment, construction plant, temporary structures and surplus materials not to be used at or near the same location during later stages of the Work.

20.2	Upon completion of the Work and prior to final payment, SUBCONTRACTOR shall at its expense satisfactorily dispose of all rubbish, remove all plant, buildings, equipment and materials belonging to SUBCONTRACTOR and return to CONTRACTOR’s warehouse or Jobsite storage area all salvageable CONTRACTOR or OWNER supplied materials. SUBCONTRACTOR shall leave the premises in a neat, clean and safe condition.

20.3	In event of SUBCONTRACTOR’s failure to comply with the foregoing requirements, CONTRACTOR may accomplish them at SUBCONTRACTOR’s expense.

GC-21	COOPERATION WITH OTHERS

CONTRACTOR, OWNER, other contractors and other subcontractors may be working at the Jobsite during the performance of this Subcontract and SUBCONTRACTOR’s Work or use of certain facilities may be interfered with as a result of such concurrent activities. CONTRACTOR reserves the right to require SUBCONTRACTOR to schedule the order of performance of the Work in such a manner as will minimize interference with work of any of the parties involved.

GC-22	RESPONSIBILITY FOR WORK, SECURITY AND PROPERTY

22.1	Work in Progress, Equipment and Material

SUBCONTRACTOR shall be responsible for and shall bear any and all risk of loss or damage to work in progress and, pursuant to the General Condition titled TITLE AND RISK OF LOSS, to equipment and materials.

22.2	Delivery, Unloading and Storage

SUBCONTRACTOR’s responsibility for materials and plant equipment required for the performance of this Subcontract shall include:

(1)	Procurement, importation and transportation to and from the Jobsite unless otherwise specified;

(2)	Receiving and unloading;

(3)	Storing in a secure place and in a manner subject to CONTRACTOR’s review. Outside storage of materials and equipment subject to degradation by the elements shall be in weathertight enclosures provided by SUBCONTRACTOR;

(4)	Delivering from storage to construction site all materials and plant equipment as required; and

(5)	Maintaining complete and accurate records for CONTRACTOR’s inspection of all materials and plant equipment received, stored and issued for use in the performance of the Subcontract.

22.3	Security

(1)	SUBCONTRACTOR shall at all times conduct all operations under this Subcontract in a manner to avoid the risk of loss, theft, or damage by vandalism, sabotage or any other means to any equipment, materials, work or other property at the Jobsite. SUBCONTRACTOR shall continuously inspect all equipment, materials and work to discover and determine any conditions, which might involve such risks and shall be solely responsible for discovery, determination and correction of any such conditions.

(2)	SUBCONTRACTOR shall comply with CONTRACTOR’s and OWNER’s security requirements for the Jobsite. SUBCONTRACTOR shall cooperate with CONTRACTOR and OWNER on all security matters and shall promptly comply with any Project security arrangements established by CONTRACTOR or OWNER. Such compliance with these security requirements shall not relieve SUBCONTRACTOR of its responsibility for maintaining proper security for the above noted items, nor shall it be construed as limiting in any manner SUBCONTRACTOR’s obligation with respect to all applicable laws and regulations and to undertake reasonable action to establish and maintain secure conditions at the Jobsite.

22.4	Property

SUBCONTRACTOR shall plan and conduct its operations so as not to:

(1)	Enter upon lands in their natural state unless authorized by CONTRACTOR;

(2)	Damage, close or obstruct any utility installation, highway, road or other property until permits and CONTRACTOR’s permission therefore have been obtained;

(3)	Disrupt or otherwise interfere with the operation of any pipeline, telephone, electric transmission line, ditch or structure unless otherwise specifically authorized by this Subcontract; or

(4)	Damage or destroy cultivated and planted areas, and vegetation such as trees, plants, shrubs, and grass on or adjacent to the premises which, as determined by CONTRACTOR, do not interfere with the performance of this Subcontract. This includes damage arising from performance of work through operation of equipment or stockpiling of materials.

22.5	SUBCONTRACTOR shall not be entitled to any extension of time or compensation on account of SUBCONTRACTOR’s failure to protect all facilities, equipment, materials and other property as described herein. All costs in connection with any repairs or restoration necessary or required by reason of unauthorized obstruction, damage or use shall be borne by SUBCONTRACTOR, except to the extent such costs arise out of the acts or omissions of the OWNER, CONTRACTOR, other Jobsite contractors and their personnel.

GC-23	SUBCONTRACTOR’S PLANT, EQUIPMENT AND FACILITIES

23.1	SUBCONTRACTOR shall provide and use for the Work only such construction plant and equipment as are capable of producing the quality and quantity of work and materials required by this Subcontract and within the time or times specified in the Subcontract Schedule.

23.2	Before proceeding with the Work, SUBCONTRACTOR shall furnish CONTRACTOR with information and drawings relative to such equipment, plant and facilities as CONTRACTOR may request. Upon written order of CONTRACTOR, SUBCONTRACTOR shall discontinue operation of unsatisfactory plant, equipment or facilities and shall either modify the unsatisfactory items or remove such items from the Jobsite.

23.3	SUBCONTRACTOR shall, at the time any equipment is moved onto the Jobsite, present to CONTRACTOR an itemized list of all equipment and tools, including but not limited to power tools, welding machines, pumps and compressors. Said list must include description and quantity, and serial number where applicable. It is recommended that SUBCONTRACTOR identify its equipment by color, decal and etching. Prior to removal of any or all equipment, SUBCONTRACTOR shall clear such removal through CONTRACTOR. SUBCONTRACTOR shall not remove construction plant, equipment or tools from the Jobsite before the Work is finally accepted, without CONTRACTOR’s written approval.

GC-24	ILLUMINATION

When any work is performed at night or where daylight is obscured, SUBCONTRACTOR shall, at its expense, provide artificial light sufficient to permit work to be carried on efficiently, satisfactorily and safely, and to permit thorough inspection. During such time periods the access to the place of work shall also be clearly illuminated. All wiring for electric light and power shall be installed and maintained in a safe manner and meet all applicable codes and standards.

GC-25	USE OF COMPLETED PORTIONS OF WORK

25.1	Whenever, as determined by CONTRACTOR, any portion of the Work performed by SUBCONTRACTOR is suitable for use, CONTRACTOR or OWNER may, upon written notice, occupy and use such portion. Use shall not constitute acceptance, relieve SUBCONTRACTOR of its responsibilities, or act as a waiver by CONTRACTOR or OWNER of any terms of this Subcontract.

25.2	SUBCONTRACTOR shall not be liable for normal wear and tear or for repair of damage caused by any misuse during such occupancy or use by CONTRACTOR or OWNER. If such use increases the cost or time of performance of remaining portions of the Work, SUBCONTRACTOR shall, pursuant to the General Condition titled CHANGES, be entitled to an equitable adjustment in its compensation or schedule under this Subcontract.

25.3	If, as a result of SUBCONTRACTOR’s failure to comply with the provisions of this Subcontract, such use proves to be unsatisfactory to CONTRACTOR or OWNER, CONTRACTOR or OWNER shall have the right to continue such use until such portion of the Work can, without injury to CONTRACTOR or OWNER, be taken out of service for correction of defects, errors, omissions or replacement of unsatisfactory materials or equipment as necessary for such portion of the Work to comply with the Subcontract; provided that the period of such operation or use pending completion of appropriate remedial action shall not exceed twelve (12) months unless otherwise mutually agreed in writing between the parties.

25.4	SUBCONTRACTOR shall not use any permanently installed equipment unless CONTRACTOR approves such use in writing. When such use is approved, SUBCONTRACTOR shall at SUBCONTRACTOR’s expense properly use and maintain and, upon completion of such use, recondition such equipment as required to meet specifications.

25.5	If CONTRACTOR or OWNER furnishes an operator for such permanently installed equipment, all services performed shall be under the complete direction and control of SUBCONTRACTOR, and such operator shall be considered SUBCONTRACTOR’s employee for all purposes other than payment of such operator’s wages, Workers’ Compensation Insurance or other benefits.

GC-26	USE OF CONTRACTOR’S CONSTRUCTION EQUIPMENT OR FACILITIES

26.1	Where SUBCONTRACTOR requests CONTRACTOR and CONTRACTOR agrees to make available to SUBCONTRACTOR certain equipment or facilities belonging to CONTRACTOR for the performance of SUBCONTRACTOR work under the Subcontract, the following shall apply:

(1)	Equipment or facilities will be charged to SUBCONTRACTOR at agreed rental rates;

(2)	CONTRACTOR will furnish a copy of the equipment maintenance and inspection record and SUBCONTRACTOR shall maintain these records during the rental period;

(3)	SUBCONTRACTOR shall assure itself of the condition of such equipment and assume all risks and responsibilities during its use;

(4)	SUBCONTRACTOR shall, as part of its obligation under the General Condition titled INDEMNITY, release, defend, indemnify and hold harmless CONTRACTOR and OWNER from all claims, demands and liabilities arising from the use of such equipment.

(5)	CONTRACTOR and SUBCONTRACTOR shall jointly inspect such equipment before its use and upon its return. The cost of all necessary repairs or replacement for damage other than normal wear shall be at SUBCONTRACTOR’s expense; and

(6)	If such equipment is furnished with an operator, the services of such operator will be performed under the complete direction and control of SUBCONTRACTOR and such operator shall be considered SUBCONTRACTOR’s employee for all purposes other than the payment of wages, Workers’ Compensation Insurance or other benefits.

GC-27	FIRST AID FACILITIES

27.1	Where CONTRACTOR or OWNER have first-aid facilities at the Jobsite they may, at their option, make available their first-aid facilities for the treatment of employees of SUBCONTRACTOR who may be injured or become ill while engaged in the performance of the Work under this Subcontract.

27.2	If first-aid facilities and/or services are made available to SUBCONTRACTOR’s employees then, in consideration for the use of such facilities and the receipt of such services, SUBCONTRACTOR hereby agrees:

(1)	To include as part of its obligation under the General Condition titled INDEMNITY the obligation to release, defend, indemnify and hold harmless CONTRACTOR and OWNER from all claims, demands and liabilities arising from the use of such services or facilities; and

(2)	In the event any of SUBCONTRACTOR’s employees require off-site medical services, including transportation thereto, to promptly pay for such services directly to the providers thereof.

GC-28	INSPECTION, QUALITY SURVEILLANCE, REJECTION OF MATERIALS AND WORKMANSHIP

28.1

All material and equipment furnished and work performed shall be properly inspected by SUBCONTRACTOR at its expense, and shall at all times be subject to quality surveillance and quality audit by CONTRACTOR, OWNER, or their authorized representatives who, upon reasonable notice, shall be afforded full and free access to the shops, factories or other places of business of SUBCONTRACTOR and its suppliers and subcontractors of any tier for such quality surveillance or audit. SUBCONTRACTOR shall provide safe and adequate facilities, drawings, documents and samples as requested, and shall provide assistance and cooperation including stoppage of work to perform such examination as may be necessary to determine compliance with the requirements of this Subcontract. Any work covered prior to any quality surveillance or test by CONTRACTOR or OWNER shall be uncovered and replaced at the expense of SUBCONTRACTOR if such covering interferes with or obstructs such inspection or test. Failure of CONTRACTOR or OWNER to make such quality surveillance or to discover defective design, equipment, materials or workmanship shall not relieve SUBCONTRACTOR of its obligations under this Subcontract nor prejudice the rights of CONTRACTOR or OWNER thereafter to reject or require the correction of defective work in accordance with the provisions of this Subcontract.

28.2	If any work is determined by CONTRACTOR or OWNER to be defective or not in conformance with this Subcontract the provisions of the General Condition titled WARRANTY / DEFECT CORRECTION PERIOD shall apply.

GC-29	TESTING

29.1	Unless otherwise provided in the Subcontract, testing of equipment, materials or work shall be performed by SUBCONTRACTOR at its expense and in accordance with subcontract requirements. Should CONTRACTOR direct tests in addition to those required by this Subcontract, SUBCONTRACTOR will be given reasonable notice to permit such testing. Such additional tests will be at CONTRACTOR’s expense.

29.2	SUBCONTRACTOR shall furnish samples as requested and shall provide reasonable assistance and cooperation necessary to permit tests to be performed on materials or work in place including reasonable stoppage of work during testing.

GC-30	EXPEDITING

The equipment and materials furnished and work performed under this Subcontract shall be subject to expediting by CONTRACTOR or its representatives who shall be afforded full and free access to the shops, factories and other places of business of SUBCONTRACTOR and its suppliers and subcontractors of any tier for expediting purposes. As required by CONTRACTOR, SUBCONTRACTOR shall provide detailed schedules and progress reports for use in expediting and shall cooperate with CONTRACTOR in expediting activities.

GC-31	FORCE MAJEURE

31.1	If SUBCONTRACTOR’s performance of this Subcontract is prevented or delayed by Force Majeure, any unforeseeable cause, existing or future, which is beyond the reasonable control of the parties and without the fault or negligence of SUBCONTRACTOR, SUBCONTRACTOR shall, within twenty-four hours of the commencement of any such delay, give to CONTRACTOR written notice thereof and within seven (7) Days of commencement of the delay, a written description of the anticipated impact of the delay on performance of the Work. Delays attributable to and within the control of SUBCONTRACTOR OR SUBCONTRACTOR’s suppliers or Subsubcontractors of any tier shall be deemed delays within the control of SUBCONTRACTOR. Within seven (7) Days after the termination of any Force Majeure event, SUBCONTRACTOR shall file a written notice with CONTRACTOR specifying the actual duration of the delay. Failure to give any of the above notices shall be sufficient ground for denial of an extension of time. CONTRACTOR will determine the duration of the delay and will extend the time of performance of this Subcontract by modifying the Special Condition titled COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK accordingly.

31.2	SUBCONTRACTOR shall demonstrate to CONTRACTOR its entitlement to such relief under this Article by providing to CONTRACTOR an updated CPM Schedule using Primavera Project Planner (P3) in its native electronic format with actual durations entered for all activities on the critical path and re-forecasted clearly to indicate SUBCONTRACTOR’s entitlement to a time extension under this GC-31. Once provided, SUBCONTRACTOR shall be entitled to an extension to the Subcontract Completion Date for delay, if and to the extent such delay or prevention causes a delay in the critical path of the Work, provided that SUBCONTRACTOR has complied with the notice, Change Order and mitigation requirements.

31.3	Such extension of time to the Subcontract Completion date shall be the sole remedy for the occurrence of such delay for a continuous period of less than thirty (30) Days.

31.4	SUBCONTRACTOR may be entitled to an adjustment to the Subcontract price for any delay that meets the requirements of GC-31.1 and GC-31.2, if such delay occurs for a continuous period of at least thirty (30) Days. If SUBCONTRACTOR is entitled to such adjustment to the Subcontract price, the adjustment to the Subcontract price shall only include reimbursement for the standby time for SUBCONTRACTOR’s employees and construction equipment and other standby costs which are incurred by SUBCONTRACTOR after the expiration of such thirty (30) Day period and which are caused by such excusable delay, up to a maximum aggregate of 40 Days of standyby time.

31.5	SUBCONTRACTOR shall not be entitled to any adjustment to the Subcontract Schedule or adjustment to the Subcontract price for any portion of a delay, to the extent SUBCONTRACTOR could have taken, but failed to take, reasonable actions to mitigate such delay.

GC-32	CHANGES

32.1	CONTRACTOR may, at any time, without notice to the sureties if any, by written “Change Notice” unilaterally make any change in the Work within the general scope of this Subcontract, including but not limited to changes:

(1)	In the drawings, designs or specifications;

(2)	In the method, manner, or sequence of SUBCONTRACTOR work;

(3)	In CONTRACTOR or OWNER-furnished facilities, equipment, materials, services or site(s);

(4)	Directing acceleration or deceleration in performance of the Work; and

(5)	Modifying the Subcontract Schedule or the Subcontract Milestones.

32.2	In addition, in the event of an emergency, which CONTRACTOR determines endangers life or property, CONTRACTOR may use oral orders to SUBCONTRACTOR for any work required by reason of such emergency. SUBCONTRACTOR shall commence and complete such emergency work as directed by CONTRACTOR. A Change Notice will confirm such orders.

32.3

In the event of a change in any Applicable Code and Standard which does not constitute a Change in Law, SUBCONTRACTOR shall provide written notice to CONTRACTOR regarding such change. Upon receipt of such notice from SUBCONTRACTOR and in the event CONTRACTOR, at its sole option, elects for SUBCONTRACTOR to implement such change in Applicable Code and Standard, CONTRACTOR may issue a Change Notice to SUBCONTRACTOR in accordance with this Article in the event CONTRACTOR, at its sole option, elects for SUBCONTRACTOR to implement such change in

Applicable Code and Standard. In the event CONTRACTOR does not, at its sole option, elect for SUBCONTRACTOR to implement such change in Applicable Code and Standard, SUBCONTRACTOR shall not be required to perform in accordance with such Applicable Code and Standard.

32.4	All other modifications to this Subcontract shall be by written “Amendment” signed by both parties.

32.5	If at any time SUBCONTRACTOR believes that acts or omissions of CONTRACTOR or OWNER constitute a change to the Work not covered by a Change Notice, SUBCONTRACTOR shall within ten (10) Days of discovery of such act or omission submit a written “Change Notice Request” explaining in detail the basis for the request. CONTRACTOR will either issue a Change Notice or deny the request in writing within thirty (30) Days of the date of receipt of the Change Notice Request.

32.6	If any change under this clause directly or indirectly causes an increase or decrease in the cost of, or the time required for, the performance of any part of the Work under this Subcontract, whether or not changed by any order, an equitable adjustment shall be made and the Subcontract modified accordingly by written “Change Order.”

32.7	If the SUBCONTRACTOR intends to assert a claim for an equitable adjustment under this clause it must, within ten (10) Days after receipt of a Change Notice, provide written notification of such intent and within a further twenty (20) Days, pursuant to the Special Condition titled PRICING OF ADJUSTMENTS, submit to CONTRACTOR a written proposal setting forth the nature, schedule impact and monetary extent of such claim in sufficient detail to permit thorough analysis and negotiation.

32.8	Any delay by SUBCONTRACTOR in giving notice or presenting a proposal for adjustment under this clause shall be grounds for rejection of the claim if and to the extent CONTRACTOR or OWNER is prejudiced by such delay. In no case shall a claim by SUBCONTRACTOR be considered if asserted after final payment under this Subcontract.

32.9	Failure by CONTRACTOR and SUBCONTRACTOR to agree on any adjustment shall be a dispute within the meaning of the General Condition titled DISPUTES.

32.10	SUBCONTRACTOR shall proceed diligently with performance of the Work, pending final resolution of any request for relief, dispute, claim, appeal, or action arising under the Subcontract, and comply with any decision of CONTRACTOR.

GC-33	DISPUTES

33.1	Any claim arising out of or attributable to the interpretation or performance of this Subcontract, which cannot be resolved by negotiation, shall be considered a dispute within the meaning of this clause.

33.2	In the event of a dispute, SUBCONTRACTOR or CONTRACTOR shall notify the other party in writing that a dispute exists and request or provide a final determination by CONTRACTOR. Any such request by SUBCONTRACTOR shall be clearly identified by reference to this clause and shall summarize the facts in dispute and SUBCONTRACTOR’s proposal for resolution.

33.3	CONTRACTOR shall, within thirty (30) Days of any request by SUBCONTRACTOR, provide a written final determination setting forth the contractual basis for its decision and defining what subcontract adjustments it considers equitable. Upon SUBCONTRACTOR’s written acceptance of CONTRACTOR’s determination the Subcontract will be modified and the determination implemented accordingly or, failing agreement, CONTRACTOR may in its sole discretion pay such amounts and/or revise the time for performance of the Work in accordance with CONTRACTOR’s final determination.

33.4	If SUBCONTRACTOR does not accept CONTRACTOR’s final determination, the matter shall within thirty (30) Days, be referred to senior executives of the parties who shall have designated authority to settle the dispute. The parties shall promptly prepare and exchange memoranda stating the issues in dispute and their respective positions, summarizing the negotiations that have taken place and attaching relevant documents.

33.5	The senior executives will meet for negotiations at a mutually agreed time and place. If the matter has not been resolved within thirty (30) Days of the commencement of such negotiations, the parties agree to resolve the dispute through Alternative Dispute Resolution (ADR) process in accordance with the Special Condition titled ARBITRATION.

33.6	SUBCONTRACTOR hereby agrees to be joined in any arbitration proceeding involving a dispute between OWNER and CONTRACTOR which relates to or is in connection, in whole or in part, with the Work of SUBCONTRACTOR.

GC-34	TITLE AND RISK OF LOSS

34.1	Where SUBCONTRACTOR fabricates or purchases equipment, materials or other tangible items (Goods) for incorporation into the Work or any of its separate parts, the title of such Goods shall pass to and be vested in CONTRACTOR when the first of the following events occurs:

(1)	The Goods or part thereof is first identifiable as being appropriated to the Subcontract,

(2)	When CONTRACTOR pays for the Goods or part thereof in accordance with the Subcontract, or

(3)	When the Goods or part thereof are dispatched to or from SUBCONTRACTOR’s fabrication yard or to the Jobsite.

All equipment, materials or other tangible items (Goods) for incorporation into the Work or any of its separate parts, shall be segregated within the SUBCONTRACTOR’s facilities (except during the fabrication process) and physically identified by tag or marker as property of CONTRACTOR and as Project materials that will be incorporated into the Work.

34.2	SUBCONTRACTOR warrants and guarantees that legal title to and ownership of the Work shall be free and clear of any and all liens, claims, security interests or other encumbrances arising out of the Work when title thereto passes to CONTRACTOR, and if any such warranty or guarantee is breached, SUBCONTRACTOR shall have the liability and obligations set forth in General Condition titled INDEMNITY.

34.3	However such transfer of title in the Goods will be without prejudice of CONTRACTOR’s right to refuse the Goods to the extent of SUBCONTRACTOR’s negligence in case of non-conformity with the subcontract requirements.

34.4	Irrespective of transfer of title in the Goods, SUBCONTRACTOR shall remain responsible for risk of loss or damage to work in progress and all Goods to the extent of SUBCONTRACTOR’s negligence until Provisional Acceptance.

34.5	SUBCONTRACTOR shall ensure that the above provisions are imposed upon its suppliers and subcontractors of any tier and shall execute all documents and take all steps necessary or required by CONTRACTOR to vest title as CONTRACTOR may direct.

34.6	Title to standard Goods of the type usually bought in bulk such as reinforcement bars, piping materials, non-tagged instruments and instrument installation material, cable and similar items which are not incorporated into the Work shall revert to SUBCONTRACTOR upon agreement by CONTRACTOR that such Goods are not required for the Work.

GC-35	QUALITY ASSURANCE PROGRAM

35.1	Within thirty (30) Days after Subcontract award, SUBCONTRACTOR shall submit a Project specific Quality Assurance Plan for engineering services and within ninety (90) Days after Subcontract award for fabrication and construction activities – for approval by CONTRACTOR.

35.2	The Project specific Quality Assurance Plan shall address all activities relevant to the Work and shall demonstrate how all work performed by SUBCONTRACTOR will conform to the subcontract requirements.

35.3	The plan shall address the interfaces between CONTRACTOR, SUBCONTRACTOR, and other relevant organizational entities. The plan shall include an organization chart showing SUBCONTRACTOR’s corporate and Project organization responsible for managing, performing and verifying the Work. The organization chart shall be supported with a reporting and functional description of SUBCONTRACTOR’s Project organization and identification of the quality related responsibilities of key positions.

35.4	The plan shall be updated as necessary throughout the Subcontract, to reflect any changes to SUBCONTRACTOR’s documented quality system.

35.5	SUBCONTRACTOR’s documented quality system shall provide for the issuance of a “Stop Work” order by SUBCONTRACTOR or CONTRACTOR at any time during the Work, when significant adverse quality trends and/or deviations from the approved Quality Assurance Program are found.

35.6	CONTRACTOR reserves the right to perform Quality Assurance Audits of SUBCONTRACTOR’s approved Quality Assurance Program, including suppliers and subcontractors of any tier, at any stage of the Work.

35.7	CONTRACTOR has outlined basic quality system requirements in Appendix B-1, GENERAL REQUIREMENTS FOR SUBCONTRACTOR QUALITY SYSTEMS. As applicable, SUBCONTRACTOR shall comply with this Appendix B-1.

GC-36	RECORDS AND AUDIT

36.1	SUBCONTRACTOR shall keep full and detailed books, construction logs, records, daily reports, schedules, accounts, payroll records, receipts, statements, electronic files, correspondence and other pertinent documents as may be necessary for proper management under this Subcontract, as required under Applicable Law or this Subcontract, and in any way relating to this Subcontract. SUBCONTRACTOR shall maintain all such Books and Records in accordance with GAAP and shall retain all such Books and Records for a minimum period of three (3) years after Final Completion, or such greater period of time as may be required under Applicable Law.

36.2	Upon reasonable notice, CONTRACTOR or OWNER shall have the right to have audited, SUBCONTRACTOR’s Books and Records by CONTRACTOR or OWNER’s third party auditors but only to the extent necessary to validate payments made to SUBCONTRACTOR or invoiced by SUBCONTRACTOR on the basis of Reimbursable Costs. When requested by CONTRACTOR, SUBCONTRACTOR shall provide CONTRACTOR or OWNER’s auditors with reasonable access to all such relevant Books and Records, and SUBCONTRACTOR’s personnel shall cooperate with such auditors to effectuate the audit or audits hereunder. CONTRACTOR or OWNER shall have the right upon consent of SUBCONTRACTOR (such consent not to be unreasonably withheld or delayed) to have the auditors copy all such Books and Records. SUBCONTRACTOR shall bear all costs incurred by it in assisting with audits performed. SUBCONTRACTOR shall include audit provisions identical to this in all Major Subcontracts. No access to Books and Records shall be granted to CONTRACTOR’s or OWNER’s auditors until such auditors have signed a confidentiality agreement with SUBCONTRACTOR in accordance with the standard practice in the auditing industry for audits of this kind.

36.3	Within a reasonable period of time following a request by CONTRACTOR, SUBCONTRACTOR shall provide CONTRACTOR or OWNER’s third party auditors with any information (including Books and Records) regarding quantities and descriptions of any Equipment installed on or ordered for the Facility and any other information as CONTRACTOR or OWNER’s third party auditors may deem reasonably necessary in connection with the preparation of CONTRACTOR’s or OWNER’s tax returns (including information reasonably required to determine the amount of Qualified Research Expenditures incurred in connection with the Work) or other tax documentation in connection with the Project; provided, however, if, in connection with such preparation, CONTRACTOR or OWNER’s third party auditors request information relating to the actual cost for any item of Work and such item of Work is included in the Subcontract price or in any lump sum Change Order, SUBCONTRACTOR shall provide such information to CONTRACTOR or OWNER’s third party auditors as provided herein. No access to the aforementioned information (including Books and Records) shall be granted to CONTRACTOR’s or OWNER’s auditors until such auditors have signed a confidentiality agreement with Contractor in accordance with the standard practice in the auditing industry for audits of this kind.

36.4	If CONTRACTOR or OWNER establishes uniform codes of accounts for the Project, SUBCONTRACTOR shall use such codes in identifying its records and accounts.

36.5	SUBCONTRACTOR shall not, and shall provide that its Subsubcontractors and agents or employees of any of them shall not, without CONTRACTOR’s prior written approval, (i) pay any commissions or fees, or grant any rebates, to any employee or officer of CONTRACTOR OR OWNER or their Affiliates, (ii) favor employees or officers of same with gifts or entertainment of a significant cost or value, or (iii) enter into any business arrangements with employees or officers of same.

GC-37	WARRANTY / DEFECT CORRECTION PERIOD

37.1	SUBCONTRACTOR warrants that:

(1)	The Work, including the Equipment, and each component thereof, shall be new (unless otherwise specified in this Subcontract) and of good quality;

(2)	the Work (including the Equipment) shall be in accordance with all of the requirements of this Subcontract, including in accordance with GECP, Applicable Law and Applicable Codes and Standards; and

(3)	the Work (including the Equipment) shall be free from encumbrances to title

37.2	Should the Plant or any part thereof cease operating due solely to corrective actions for warranty Defects, the Defect Correction Period shall be extended by a time equal to the duration of such stoppage.

37.3	SUBCONTRACTOR warrants that the written instructions regarding the use of equipment, including those instructions in operation and maintenance manuals, shall conform to this Subcontract and GECP as of the time such instructions are prepared. If any non-conformance with the Warranty occurs or is discovered at any time prior to or during the Defect Correction Period, SUBCONTRACTOR shall, at its sole expense, furnish CONTRACTOR with corrected instructions.

37.4	SUBCONTRACTOR shall, without additional cost to CONTRACTOR, obtain warranties from Subsubcontractors that meet or exceed the requirements of this Subcontract; provided, however, SUBCONTRACTOR shall not in any way be relieved of its responsibilities and liability to CONTRACTOR under this Subcontract, regardless of whether such Subsubcontractor warranties meet the requirements of this Subcontract, as SUBCONTRACTOR shall be fully responsible and liable to CONTRACTOR for its warranty and correction of Defective Work obligations and liability under this Agreement for all Work. All such warranties shall run to the benefit of SUBCONTRACTOR but shall permit SUBCONTRACTOR, prior to assignment to CONTRACTOR, the right (upon mutual agreement of the Parties), to authorize CONTRACTOR to deal with Subsubcontractor on SUBCONTRACTOR’s behalf. Such warranties, with duly executed instruments assigning the warranties shall be delivered to CONTRACTOR concurrent with the end of the Defect Correction Period. This shall not in any way be construed to limit SUBCONTRACTOR’s liability under this Subcontract for the entire Work or its obligation to enforce Subsubcontractor warranties.

37.5	The Warranty does not provide a remedy, and SUBCONTRACTOR shall have no liability to CONTRACTOR, for any damage or defect to the extent caused by: (i) improper repairs or alterations, misuse, neglect or accident by CONTRACTOR; (ii) operation, maintenance or use of the Facility, Work or any component thereof in a manner not in compliance with a material requirement of operation and maintenance manuals delivered by SUBCONTRACTOR to CONTRACTOR; (iii) normal wear and tear; (iv) normal corrosion or (v) an event of Force Majeure, to the extent such event of Force Majeure occurs after Provisional Acceptance.

37.6	Prior to RFCD, all Work shall be subject to inspection by CONTRACTOR at all reasonable times to determine whether the Work conforms to the requirements of this Subcontract. Upon CONTRACTOR giving reasonable prior notice, SUBCONTRACTOR shall furnish CONTRACTOR with access to all locations where Work is in progress on the Site and at the offices of SUBCONTRACTOR and its Subsubcontractors. CONTRACTOR shall be entitled to provide SUBCONTRACTOR with written notice of any Work that CONTRACTOR believes does not conform to the requirements of this Subcontract. If any Work is Defective, then SUBCONTRACTOR shall, at its own expense correct such Defective Work. The cost of disassembling, dismantling or making safe finished Work for the purpose of inspection, and reassembling such portions (and any delay associated therewith) shall be borne by (i) SUBCONTRACTOR, if such Work is found not to conform with the requirements of this Subcontract and (ii) by CONTRACTOR, if such Work is found to conform with the requirements of this Subcontract.

37.7	CONTRACTOR shall provide SUBCONTRACTOR with a list of witness points for all equipment no later than sixty (60) Days after execution of the relevant Subcontract and CONTRACTOR shall notify SUBCONTRACTOR which of the witness points it wishes its personnel to witness. SUBCONTRACTOR shall provide CONTRACTOR with at least fifteen (15) Days prior written notice of the actual scheduled date of each of the tests CONTRACTOR has indicated it wishes to witness. SUBCONTRACTOR shall cooperate with CONTRACTOR if CONTRACTOR elects to witness any additional tests, and SUBCONTRACTOR acknowledges that CONTRACTOR shall have the right to witness all tests being performed in connection with the Work.

37.8	CONTRACTOR’s right to conduct inspections shall not obligate CONTRACTOR to do so. Neither the exercise of CONTRACTOR of any such right, nor any failure on the part of CONTRACTOR to discover or reject Defective Work shall be construed to imply an acceptance of such Defective Work or a waiver of such Defect. In addition, CONTRACTOR’s acceptance of any Work which is later determined to be Defective shall not in any way relieve SUBCONTRACTOR from its obligations to correct the Work

37.9	If, during the Defect Correction Period, any Work or component thereof is found to be Defective, and CONTRACTOR provides written notice to SUBCONTRACTOR within the Defect Correction Period regarding such Defect, SUBCONTRACTOR shall, at its sole cost and expense, promptly correct (whether by repair, replacement or otherwise) such Defective Work (the correction of the Defective Work is hereby defined as the “Corrective Work”). Any such notice from CONTRACTOR shall state with reasonable specificity the date of occurrence or observation of the alleged defect and the reasons supporting CONTRACTOR’s belief that SUBCONTRACTOR is responsible for performing Corrective Work. CONTRACTOR shall provide SUBCONTRACTOR with access to the Work sufficient to perform its Corrective Work, so long as such access does not unreasonably interfere with operation of the Facility and subject to any reasonable security or safety requirements of CONTRACTOR and SUBCONTRACTOR. In the event SUBCONTRACTOR utilizes spare parts owned by CONTRACTOR in the course of performing the Corrective Work, SUBCONTRACTOR shall supply CONTRACTOR free of charge with new spare parts equivalent in quality and quantity to all such spare parts used by SUBCONTRACTOR as soon as possible following the utilization of such spare parts.

37.10

If SUBCONTRACTOR fails to commence the Corrective Work within a reasonable period of time not to exceed ten (10) Business Days, or does not complete such Corrective Work promptly (and provided that CONTRACTOR provides SUBCONTRACTOR access to the Facility, then CONTRACTOR, upon providing prior written notice to SUBCONTRACTOR, may perform such Corrective Work, and SUBCONTRACTOR shall be liable to CONTRACTOR for the reasonable costs incurred by CONTRACTOR in connection with performing such Corrective Work, and shall pay CONTRACTOR, within ten (10) Days after receipt of written notice from CONTRACTOR, an amount equal to such costs (or, at CONTRACTOR’s sole discretion, CONTRACTOR may withhold or offset amounts owed to SUBCONTRACTOR or collect on the Letter of Credit, if applicable, such costs and expenses); provided, however, if Defective Work discovered during the Defect Correction Period presents an imminent threat to the safety or health of any person and CONTRACTOR knows of such Defective Work, CONTRACTOR may perform such Corrective Work in order to correct such Defective Work without giving prior written notice to SUBCONTRACTOR. In such event, SUBCONTRACTOR shall be liable to CONTRACTOR for the reasonable costs incurred by CONTRACTOR in connection with performing such Corrective Work, and shall pay CONTRACTOR, after receipt of written notice from CONTRACTOR, an amount equal to such costs (or, at CONTRACTOR’s sole discretion, CONTRACTOR may withhold or offset amounts owed to SUBCONTRACTOR or collect on the Letter of Credit, if applicable, such costs). To the extent any Corrective Work is performed by or on behalf of

CONTRACTOR, SUBCONTRACTOR’s obligations with respect to such Defective Work that is corrected by on or behalf of CONTRACTOR shall be relieved, with the exception of SUBCONTRACTOR’s obligation to pay CONTRACTOR the reasonable costs incurred by CONTRACTOR in connection with performing such Corrective Work.

37.11	With respect to any Corrective Work performed by SUBCONTRACTOR, the Defect Correction Period for such Corrective Work shall be extended for an additional one (1) year from the date of the completion of such Corrective Work; provided, however, in no event shall the Defect Correction Period for any Work (including Corrective Work) extend beyond thirty-six (36) months after SUBCONTRACTOR’s achievement of RFCD of the last tank.

37.12	All Corrective Work shall be performed subject to the same terms and conditions under this Subcontract as the original Work is required to be performed. In connection with the Corrective Work, any change to Equipment that would alter the requirements of this Subcontract may be made only with prior written approval of CONTRACTOR.

37.13	SUBCONTRACTOR shall not be liable to CONTRACTOR for any Defective Work discovered after the expiration of the Defect Correction Period (as may be extended pursuant to GC-37.11), except for any liability of SUBCONTRACTOR pursuant to its indemnification, defense and hold harmless obligations under this Subcontract but such indemnification defense or hold harmless obligation are not warranty obligations under this section.

37.14	The Warranties made in this Subcontract shall be for the benefit of CONTRACTOR and its successors and permitted assigns and the respective successors and permitted assigns of any of them, and are fully transferable and assignable.

37.15	THE EXPRESS WARRANTIES SET FORTH IN THIS SUBCONTRACT ARE EXCLUSIVE AND NO OTHER WARRANTIES OR CONDITIONS SHALL APPLY. THE PARTIES HEREBY DISCLAIM, AND CONTRACTOR HEREBY WAIVES ANY AND ALL WARRANTIES IMPLIED UNDER APPLICABLE LAW (INCLUDING THE GOVERNING LAW) INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

37.16	Notwithstanding any provision of this clause, SUBCONTRACTOR shall bear the responsibility of repairs to its Work under this warranty provision. CONTRACTOR shall bear the responsibility to gas free and place tank into service.

GC-38	BACKCHARGES

38.1	Upon CONTRACTOR’s written notice to SUBCONTRACTOR, CONTRACTOR may, in addition to any other amounts to be retained hereunder, retain from any sums otherwise owing to SUBCONTRACTOR amounts sufficient to cover the costs of any of the following:

(1)	SUBCONTRACTOR’s failure to comply with any provision of this Subcontract or SUBCONTRACTOR’s acts or omissions in the performance of any part of this Subcontract, including, but not limited to, violation of any applicable law, order, rule or regulation, including those regarding safety, hazardous materials or environmental requirements;

(2)	Correction of defective or nonconforming work by redesign, repair, rework, replacement or other appropriate means when SUBCONTRACTOR states, or by its actions indicates, that it is unable or unwilling to proceed with corrective action in a reasonable time; and/or

(3)	CONTRACTOR agrees to or is required to take action or perform work for SUBCONTRACTOR, such as cleanup, off-loading or completion of incomplete work.

38.2	CONTRACTOR may, if no funds are owing to SUBCONTRACTOR, backcharge SUBCONTRACTOR for work done or cost incurred to remedy these or any other SUBCONTRACTOR defaults, errors, omissions or failures to perform or observe any part of this Subcontract.

38.3	The cost to correct a SUBCONTRACTOR failure to comply or act as outlined above shall be CONTRACTOR’s documented direct and indirect costs resulting therefrom.

38.4	CONTRACTOR shall separately invoice or deduct from payments otherwise due to SUBCONTRACTOR the costs as provided herein. CONTRACTOR’s right to backcharge is in addition to any and all other rights and remedies provided in this Subcontract or by law. The performance of backcharge work by CONTRACTOR shall not relieve SUBCONTRACTOR of any of its responsibilities under this Subcontract including but not limited to express warranties, specified standards for quality, contractual liabilities and indemnifications, and meeting the Contract Milestones of the Special Condition titled COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

GC-39	INDEMNITY

39.1	In addition to its indemnification, defense and hold harmless obligations contained elsewhere in this Subcontract, SUBCONTRACTOR shall indemnify, hold harmless and defend the CONTRACTOR GROUP and OWNER Group from any and all damages, losses, costs and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) to the extent that such damages, losses, costs and expenses result from any of the following:

(1)	failure of SUBCONTRACTOR or its Subsubcontractors to comply with Applicable Law; provided that this indemnity shall be limited to fines and penalties imposed on CONTRACTOR GROUP and OWNER Group and resulting from the failure of SUBCONTRACTOR or its Subsubcontractors to comply with Applicable Law;

(2)	any and all damages, losses, costs and expenses suffered by a Third Party and resulting from actual or asserted violation or infringement of any domestic or foreign patents, copyrights or trademarks or other intellectual property owned by a Third Party to the extent that such violation or infringement results from performance of the Work by Subcontractor or any of its Subsubcontractors, or any improper use of Third Party confidential information or other Third Party proprietary rights that may be attributable to SUBCONTRACTOR or any of its Subsubcontractors in connection with the Work;

(3)	contamination or pollution suffered by a Third Party to the extent resulting from SUBCONTRACTOR’s or any Subsubcontractor’s use, handling or disposal of Hazardous Materials brought on the Site or on the Off-Site Rights of Ways and Easements by SUBCONTRACTOR or any Subsubcontractor;

(4)	failure by SUBCONTRACTOR or any Subsubcontractor to pay Taxes for which such Party is liable;

(5)	failure of SUBCONTRACTOR to make payments to any Subsubcontractor in accordance with the respective Subcontract, but not extending to any settlement payment made by to any Subsubcontractor against which SUBCONTRACTOR has pending or prospective claims, unless such settlement is made with SUBCONRACTOR’s consent, except after assumption of such Subcontract by CONTRACTOR in accordance with GC-45.2; or

(6)	personal injury to or death of any Person (other than employees of any member of the SUBCONTRACTOR, CONTRACTOR Group or the OWNER Group or any Subsubcontractor), and damage to or destruction of property of Third Parties to the extent arising out of or resulting from the negligence in connection with the Work of any member of the SUBCONTRACTOR or any Subsubcontractor or anyone directly or indirectly employed by them.

39.2	NOTWITHSTANDING THE PROVISIONS OF GC-39.1 ABOVE, SUBCONTRACTOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE CONTRACTOR GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL

REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF EMPLOYEES, OFFICERS OR DIRECTORS OF ANY MEMBER OF THE SUBCONTRACTOR GROUP OR ANY SUBSUBCONTRACTOR OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF ANY MEMBER OF THE SUBCONTRACTOR OR ANY SUBSUBCONTRACTOR PRIOR TO PROVISIONAL ACCEPTANCE OCCURRING IN CONNECTION WITH THE WORK OR THE PROJECT, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE CONTRACTOR GROUP AND OWNER GROUP.

39.3	EXCEPT AS OTHERWISE PROVIDED IN GC 39.2, GC-34.4 AND THE GENERAL CONDITION TITLED TERMINATION FOR DEFAULT, CONTRACTOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SUBCONTRACTOR FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY EMPLOYEES, OFFICERS OR DIRECTORS OF CONTRACTOR GROUP AND OWNER GROUP; (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF CONTRACTOR AND DAMAGE TO OR DESTRUCTION OF THE FACILITY AND THE PROJECT PRIOR TO PROVISIONAL ACCEPTANCE OCCURRING IN CONNECTION WITH THE PROJECT, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF THE SUBCONTRACTOR.

39.4	Should SUBCONTRACTOR or any Subsubcontractor or any other person, including any construction equipment lessor, acting through or under any of them file a lien or other encumbrance against all or any portion of the Work, the Site or the Facility, SUBCONTRACTOR shall, at its sole cost and expense, remove or discharge, by payment, bond or otherwise, such lien or encumbrance within twenty-one (21) Days of SUBCONTRACTOR’s receipt of written notice from CONTRACTOR notifying SUBCONTRACTOR of such lien or encumbrance; provided that CONTRACTOR shall have made payment of all amounts properly due and owing to SUBCONTRACTOR under this Subcontract, other than amounts disputed. If SUBCONTRACTOR fails to remove or discharge any such lien or encumbrance within such twenty-one (21) Day period in circumstances where CONTRACTOR has made payment of all amounts properly due and owing to SUBCONTRACTOR under this Agreement, other than amounts disputed, then CONTRACTOR may, in its sole discretion and in addition to any other rights that it has under this Subcontract, remove or discharge such lien and encumbrance using whatever means that CONTRACTOR, in its sole discretion, deems appropriate, including the payment of settlement amounts that it determines in its sole discretion as being necessary to remove or discharge such lien or encumbrance. In such circumstance, SUBCONTRACTOR shall be liable to CONTRACTOR for all damages, costs, losses and expenses (including all reasonable attorneys’ fees, consultant fees and arbitration expenses, and settlement payments) incurred by CONTRACTOR arising out of or relating to such removal or discharge. All such damages, costs, losses and expenses shall be paid by SUBCONTRACTOR no later than thirty (30) Days after receipt of each invoice from CONTRACTOR.

39.5

Not later than fifteen (15) Days after receipt of written notice from the Indemnified Party to the Indemnifying Party of any claims, demands, actions or causes of action asserted against such Indemnified Party for which the Indemnifying Party has indemnification, defense and hold harmless obligations under this Subcontract, whether such claim, demand, action or cause of action is asserted in a legal, judicial, arbitral or administrative proceeding or action or by notice without institution of such legal, judicial, arbitral or administrative proceeding or action, the Indemnifying Party shall affirm in writing by notice to such Indemnified Party that the Indemnifying Party will indemnify, defend and hold harmless such Indemnified Party and shall, at the

Indemnifying Party’s own cost and expense, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection, and at its own expense; and provided further that if the defendants in any such action or proceeding include the Indemnifying Party and an Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, such Indemnified Party shall have the right to select up to one separate counsel to participate in the defense of such action or proceeding on its own behalf at the reasonable expense of the Indemnifying Party. In the event of the failure of the Indemnifying Party to perform fully in accordance with the defense obligations under this GC-39.6, such Indemnified Party may, at its option, and without relieving the Indemnifying Party of its obligations hereunder, so perform, but all damages, costs and expenses (including all reasonable attorneys’ fees, and litigation or arbitration expenses, settlement payments and judgments) so incurred by such Indemnified Party in that event shall be reimbursed by the Indemnifying Party to such Indemnified Party, together with reasonable interest on same from the date any such cost and expense was paid by such Indemnified Party until reimbursed by the Indemnifying Party.

39.6	Except as otherwise set forth in 39.2 and 39.3 above, the indemnity, defense and hold harmless obligations for personal injury or death or property damage under this Subcontract shall apply regardless of whether the indemnified party was concurrently negligent (whether actively or passively), it being agreed by the parties that in this event, the parties’ respective liability or responsibility for such damages, losses, costs and expenses under this Article shall be determined in accordance with principles of comparative negligence.

39.7	CONTRACTOR and SUBCONTRACTOR agree that the Louisiana Oilfield Anti-indemnity Act, LA. Rev. Stat. §9:2780, et. Seq., is inapplicable to this agreement and the performance of the work. Application of these code sections to this agreement would be contrary to the intent of the parties, and each party hereby irrevocably waives any contention that these codes sections are applicable to this agreement or the work. In addition, it is the intent of the parties in the event that the aforementioned act were to apply that each party shall provide insurance to cover the losses contemplated by such code sections and assumed by each such party under the indemnification provisions of this agreement, and subcontractor agrees that the Subcontract price (as may be adjusted by change order in accordance with the General Condition titled CHANGES, compensates SUBCONTRACTOR for the cost of premiums for the insurance provided by it under this agreement. The parties agree that each party’s agreement to support their indemnification obligations by insurance shall in no respect impair their indemnification obligations.

39.8	In the event that any indemnity provisions in this agreement are contrary to the law governing this agreement, then the indemnity obligations applicable hereunder shall be applied to the maximum extent allowed by applicable law.

39.9	SUBCONTRACTOR specifically waives any immunity provided against this indemnity by an industrial insurance or workers’ compensation statute.

GC-40	PATENT AND INTELLECTUAL PROPERTY INDEMNITY

40.1

SUBCONTRACTOR hereby indemnifies and shall defend and hold harmless CONTRACTOR, OWNER, and their representatives from and against any and all claims, actions, losses, damages, and expenses, including attorney’s fees, arising from any claim, whether rightful or otherwise, that any concept, product, design, equipment, material, process, copyrighted material or confidential information, or any part thereof, furnished by SUBCONTRACTOR under this Subcontract constitutes an infringement of any patent or copyrighted material or a theft of trade secrets. If use of any part of such concept, product, design, equipment, material, process, copyrighted material or confidential information is limited or prohibited, SUBCONTRACTOR shall, at its sole expense, procure the necessary licenses to use the infringing or a modified but non-infringing concept, product, design, equipment, material, process, copyrighted material or confidential information or, with CONTRACTOR’s prior written approval, replace it with substantially equal but non-infringing concepts, products, designs, equipment, materials, processes, copyrighted material or confidential information; provided, however,

(1)	That any such substituted or modified concepts, products, designs, equipment, material, processes, copyrighted material or confidential information shall meet all the requirements and be subject to all the provisions of this Subcontract; and

(2)	That such replacement or modification shall not modify or relieve SUBCONTRACTOR of its obligations under this Subcontract.

40.2	The foregoing obligation shall not apply to any concept, product, design, equipment, material, process, copyrighted material or confidential information the detailed design of which (excluding rating and/or performance specifications) has been furnished in writing by CONTRACTOR or OWNER to SUBCONTRACTOR.

40.3	In the event that any violation or infringement for which SUBCONTRACTOR is responsible to indemnify the CONTRACTOR Group and OWNER Group as set forth in GC-39.1 and 40.1 above results in any suit, claim, temporary restraining order or preliminary injunction SUBCONTRACTOR shall, in addition to its obligations under GC-39, make every reasonable effort, by giving a satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order. If, in any such suit or claim, the Work, the Facility, or any part, combination or process thereof, is held to constitute an infringement and its use is preliminarily or permanently enjoined, SUBCONTRACTOR shall promptly make every reasonable effort to secure for CONTRACTOR and OWNER a license, at no cost to CONTRACTOR or OWNER, authorizing continued use of the infringing Work. If SUBCONTRACTOR is unable to secure such a license within a reasonable time, SUBCONTRACTOR shall, at its own expense and without impairing performance requirements, either replace the affected Work, in whole or part, with non-infringing components or parts or modify the same so that they become non-infringing.

GC-41	RIGHT TO WORK TOOLS AND WORK PRODUCT

41.1	CONTRACTOR and/or OWNER shall have, and SUBCONTRACTOR hereby grants CONTRACTOR and/or OWNER, a permanent, assignable, non-exclusive, royalty-free license to use any concept, product, process (patentable or otherwise), copyrighted material (including without limitation documents, specifications, calculations, maps, sketches, notes, reports, data, models, samples, drawings, designs, and electronic software), and confidential information owned by SUBCONTRACTOR upon commencement of the Work under this Subcontract and used by SUBCONTRACTOR or furnished or supplied to CONTRACTOR and/or OWNER by SUBCONTRACTOR in the course of performance under this Subcontract in connection with the Project (collectively the “Work Product”).

41.2

SUBCONTRACTOR acknowledges that it is not authorized to include any concept, process concept, product, process (patentable or otherwise), copyrightable material (including without limitation documents, specifications, calculations, maps, sketches, notes, reports, data, models, samples, drawings, designs and electronic software) or confidential information which is first developed, produced or reduced to practice by SUBCONTRACTOR or any of its employees in the performance of this Subcontract (“Subcontractor Inventions”) in the Work Product of SUBCONTRACTOR. Prior to including any such Subcontractor Invention in the Work Product of Subcontractor, SUBCONTRACTOR shall obtain the written consent of CONTRACTOR.

If CONTRACTOR agrees to the inclusion of such SUBCONTRACTOR Inventions in the Work Product of SUBCONTRACTOR, CONTRACTOR shall notify SUBCONTRACTOR in writing and SUBCONTRACTOR and CONTRACTOR shall discuss and agree the terms and conditions of any such inclusion. If CONTRACTOR does not agree in writing to the inclusion of any such Subcontractor Inventions in the Work Product and SUBCONTRACTOR includes such Subcontractor Inventions notwithstanding its failure to obtain CONTRACTOR’s consent, any such Subcontractor Invention shall be the property of OWNER upon its creation and SUBCONTRACTOR agrees to do all things reasonable necessary, at CONTRACTOR’s or OWNER’s expense and as CONTRACTOR or OWNER directs, to obtain patents or copyrights on any portion of such Work Product to the extent the same may be patentable or copyrightable. SUBCONTRACTOR further agrees to execute and deliver or cause to be executed or delivered such documents, including in particular instruments or assignment, as CONTRACTOR and/or OWNER may in its discretion deem necessary or desirable to assign and transfer title to such Work Product to OWNER and to carry out the provisions of this clause.

41.3	SUBCONTRACTOR shall identify portions of the Work Product, which contain Third Party Proprietary Work Product for which OWNER shall need to obtain permission from the appropriate owners of such Third Party Proprietary Work Product for use by OWNER on projects other than the Project. Notwithstanding anything to the contrary in this Subcontract, no license is granted to CONTRACTOR or OWNER with respect to the use of any SUBCONTRACTOR proprietary software or systems.

41.4	All work product, and all copies thereof, shall be returned or delivered to CONTRACTOR upon the earlier of expiration of the Defect Correction Period and termination of this Subcontract, except that (i) SUBCONTRACTOR may, subject to its confidentiality obligations set forth in the General Condition titled NONDISCLOSURE, retain one record set of the work product and may use and modify such work product, and (ii) subcontractors and sub-tier subcontractors may retain any work product generated by them so long as CONTRACTOR has been provided the following copies of such work product: six (6) hard copies; two (2) reproducible Drawings, where applicable; and two (2) sets each of fully editable and operable native and .pdf files of documents on CD for all such drawings and specifications.

41.5	All written materials, plans, drafts, specifications, computer files or other documents (if any) prepared or furnished by CONTRACTOR or OWNER or any of CONTRACTOR’s or OWNER’s other consultants or contractors shall at all times remain the property of OWNER, and SUBCONTRACTOR shall not make use of any such documents or other media for any other project or for any other purpose than as set forth herein. All such documents and other media, including all copies thereof, shall be returned to CONTRACTOR upon the earlier of expiration of the Defect Correction Period and termination of this Subcontract, except that SUBCONTRACTOR may, subject to its confidentiality obligations as set forth in GC 43, retain one record set of such documents or other media.

41.6	In addition, CONTRACTOR and OWNER shall be entitled to modify the Work Product of SUBCONTRACTOR, including SUBCONTRACTOR’s intellectual property which may be imbedded in the Work Product in connection with the Project, provided that CONTRACTOR or OWNER shall first remove, or cause to be removed, all references to SUBCONTRACTOR from the Work Product and SUBCONTRACTOR’s intellectual property imbedded in the Work Product. CONTRACTOR shall defend, indemnify and hold SUBCONTRACTOR harmless from and against all damages, losses, costs and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) incurred by SUBCONTRACTOR and caused by any modifications to the Work Product or SUBCONTRACTOR’s intellectual property.

GC-42	ASSIGNMENTS AND SUBCONTRACTS

42.1	Any SUBCONTRACTOR assignment of this Subcontract or rights hereunder, in whole or part, without the prior written consent of CONTRACTOR shall be void, except that upon ten (10) Days written notice to CONTRACTOR, SUBCONTRACTOR may assign monies due or to become due under this Subcontract, provided that any assignment of monies shall be subject to proper set-offs in favor of CONTRACTOR and any deductions provided for in this Subcontract.

42.2	SUBCONTRACTOR shall not subcontract with any third party for the performance of all or any portion of the Work without the advance written approval of CONTRACTOR. Purchase orders and subcontracts of any tier must include provisions to secure all rights and remedies of CONTRACTOR and OWNER provided under this Subcontract, and must impose upon the lower-tier supplier and subcontractor all of the duties and obligations required to fulfill this Subcontract.

42.3	All Subsubcontracts shall, so far as reasonably practicable, be consistent with the terms or provisions of this Agreement. No subcontractor or sub-tier subcontractor is intended to be or shall be deemed a third-party beneficiary of this Subcontract.

42.4	SUBCONTRACTOR shall (i) notify CONTRACTOR of its proposed Major Subsubcontractor as soon as reasonably practicable during the selection process and furnish to CONTRACTOR all information reasonably requested with respect to SUBCONTRACTOR’s selection criteria, and (ii) notify CONTRACTOR no less than ten (10) Business Days prior to the execution of a Major Subsubcontract with a Major Subsubcontractor. CONTRACTOR shall have the discretion, not to be unreasonably exercised, to reject any proposed Major Subsubcontractor for a Major Subcontract. SUBCONTRACTOR shall not enter into any Major Subcontract with a proposed Major Subcontractor that is rejected by CONTRACTOR in accordance with the preceding sentence. CONTRACTOR shall undertake in good faith to review the information provided by SUBCONTRACTOR, expeditiously and shall notify SUBCONTRACTOR of its decision to accept or reject a proposed Major Subsubcontractor as soon as practicable after such decision is made. Failure of CONTRACTOR to accept or reject a proposed Major Subsubcontractor within twenty (20) Business Days shall be deemed to be an acceptance of such Major Subsubcontractor, but CONTRACTOR’s acceptance of a proposed Major Subsubcontractor shall in no way relieve SUBCONTRACTOR of its responsibility for performing the Work in compliance with this SUBCONTRACT.

42.5	For any Subsubcontractor having a Subsubcontract value in excess of One Million U.S. Dollars (U.S. $1,000,000), SUBCONTRACTOR shall, within fifteen (15) Business Days after the execution of any such Subsubcontract, notify CONTRACTOR in writing of the selection of such Subsubcontractor and inform CONTRACTOR generally what portion of the Work such Subsubcontractor is performing.

42.6	Within ten (10) Days of CONTRACTOR’s request, SUBCONTRACTOR shall furnish CONTRACTOR with a copy of any Subsubcontract, excluding provisions regarding pricing, discount or credit information, payment terms, payment schedules, retention, performance security, bid or proposal data, and any other information which SUBCONTRACTOR or any Subsubcontractor reasonably considers to be commercially sensitive information.

42.7	In addition to the requirements above and without in any way relieving SUBCONTRACTOR of its full responsibility to CONTRACTOR for the acts and omissions of Subsubcontractors, each Major Subsubcontract shall contain the following provisions:

“This Subsubcontract and any subcontract between Subsubcontractor and any of its lower-tier subcontractors may be assigned to OWNER without the consent of Subsubcontractor or any of its lower-tier subcontractors provided, however, with respect to each Construction Equipment rental or lease agreement, Subsubcontractor shall only be obligated to use its best efforts to include a provision that such agreement may be assigned to OWNER without the consent of the respective Construction Equipment Lessor; and so far as reasonably practicable, the Subsubcontractor shall comply with all requirements and obligations of SUBCONTRACTOR and CONTRACTOR to OWNER under their Agreement, as such requirements and obligations are applicable to the performance of the Work under the respective Subsubcontract.”

42.8	This Subcontract may be assigned to other persons only upon the prior written consent of the non-assigning Party hereto, except that CONTRACTOR may assign this Agreement to any of its Affiliates by providing notice to SUBCONTRACTOR. Furthermore, OWNER may, for the purpose of providing collateral, assign, pledge and/or grant a security interest in this Subcontract to any Lender without SUBCONTRACTOR’s consent. When duly assigned in accordance with the foregoing, this Subcontract shall be binding upon and shall inure to the benefit of the assignee; provided that any assignment by SUBCONTRACTOR, CONTRACTOR OR OWNER shall not relieve SUBCONTRACTOR, CONTRACTOR or OWNER (as applicable) of any of its obligations or liabilities under this Subcontract. Any assignment not in accordance with this Article shall be void and without force or effect, and any attempt to assign this Subcontract in violation of this provision shall grant the non-assigning Party the right, but not the obligation, to terminate this Subcontract at its option for Default.

42.9	This Subcontract shall be binding upon the Parties hereto, their successors and permitted assigns.

GC-43	NONDISCLOSURE

43.1	SUBCONTRACTOR agrees not to divulge to third parties, without the written consent of CONTRACTOR or OWNER, any information obtained from or through CONTRACTOR or OWNER in connection with the performance of this Subcontract unless;

(1)	The information is known to SUBCONTRACTOR prior to obtaining the same from CONTRACTOR or OWNER;

(2)	The information is, at the time of disclosure by SUBCONTRACTOR, then in the public domain; or

(3)	The information is obtained by SUBCONTRACTOR from a third party who did not receive same, directly or indirectly from CONTRACTOR or OWNER and who has no obligation of secrecy with respect thereto.

43.2	SUBCONTRACTOR further agrees that it will not, without the prior written consent of CONTRACTOR or OWNER, disclose to any third party any information developed or obtained by SUBCONTRACTOR in the performance of this Subcontract except to the extent that such information falls within one of the categories described in (1) through (3) above.

43.3	If so requested by CONTRACTOR or OWNER, SUBCONTRACTOR further agrees to require its employees to execute a nondisclosure agreement prior to performing any work under this Subcontract.

43.4	SUBCONTRACTOR hereby covenants and warrants that SUBCONTRACTOR and its employees and agents shall not (without in each instance obtaining CONTRACTOR’s prior written consent) disclose, make commercial or other use of, or give or sell to any person, other than to members of the SUBCONTRACTOR Group and Subsubcontractors as necessary to perform the Work, any information conspicuously marked and identified in writing as confidential and relating to the business, products, services, research or development, clients or customers of CONTRACTOR or OWNER or any CONTRACTOR or OWNER Affiliate, or relating to similar information of a Third Party who has entrusted such information to OWNER or CONTRACTOR any of their Affiliates (hereinafter individually or collectively, “OWNER’s or CONTRACTOR’s Confidential Information”). Prior to disclosing any such information to any Subsubcontractor as necessary to perform the Work, SUBCONTRACTOR shall bind such Subsubcontractor to the confidentiality obligations contained in this GC-43.4. Nothing in this GC-43.4 or this Subcontract shall in any way prohibit SUBCONTRACTOR or any of its Subsubcontractors from making commercial or other use of, selling, or disclosing any of their respective SUBCONTRACTOR’s Intellectual Property or Third Party Proprietary Work Product.

43.5	Confidential Information shall not include: (i) information which at the time of disclosure or acquisition is in the public domain, or which after disclosure or acquisition becomes part of the public domain without violation of GC-43.4; (ii) information which at the time of disclosure or acquisition was already in the possession of the Receiving Party or its employees or agents and was not previously acquired from the Disclosing Party or any of its employees or agents directly or indirectly; (iii) information which the Receiving Party can show was acquired by such entity after the time of disclosure or acquisition hereunder from a Third Party without any confidentiality commitment, if, to the best of Receiving Party’s or its employees’ or agent’s knowledge, such Third Party did not acquire it, directly or indirectly, from the Disclosing Party or any of its employees or agents; (iv) information independently developed by the Receiving Party without benefit of the Confidential Information; and (v) information which a Party believes in good faith is required to be disclosed in connection with the Project by Applicable Law, any Governmental Instrumentality (including the FERC), applicable securities laws or the rules of any stock exchange; provided, however, that prior to such disclosure, the Receiving Party gives reasonable notice to the Disclosing Party of the information required to be disclosed.

43.6	The Parties acknowledge that in the event of a breach of any of the terms contained in this GC-43.4, the Disclosing Party would suffer irreparable harm for which remedies at law, including damages, would be inadequate, and that the Disclosing Party shall be entitled to seek equitable relief therefor by injunction, without the requirement of posting a bond.

43.7	The confidentiality obligations of this GC-43.4 shall expire upon the earlier of a period of ten (10) years following (i) the termination of this Subcontract or (ii) Final Completion.

GC-44	SUSPENSION

44.1	CONTRACTOR may by written notice to SUBCONTRACTOR, suspend at any time the performance of all or any portion of the Work to be performed under the Subcontract. Upon receipt of such notice, SUBCONTRACTOR shall, unless the notice requires otherwise:

(1)	Immediately discontinue Work on the date and to the extent specified in the notice;

(2)	Place no further orders or subcontracts for material, services, or facilities with respect to suspended Work other than to the extent required in the notice;

(3)	Promptly make every reasonable effort to obtain suspension upon terms satisfactory to CONTRACTOR of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended Work;

(4)	Continue to protect and maintain the Work including those portions on which Work has been suspended; and

(5)	Take any other reasonable steps to minimize costs associated with such suspension.

(6)	CONTRACTOR shall give SUBCONTRACTOR instructions during suspension whether to maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work as soon as reasonably practicable after receipt of CONTRACTOR’s further instructions. Unless otherwise instructed by CONTRACTOR, SUBCONTRACTOR shall during any such suspension maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work as soon as reasonably practicable after receipt of CONTRACTOR’s further instructions.

44.2	Upon receipt of notice to resume suspended work, SUBCONTRACTOR shall immediately resume performance under this Subcontract to the extent required in the notice.

44.3	If SUBCONTRACTOR intends to assert a claim for equitable adjustment under this clause it must, pursuant to the General Condition titled CHANGES and within ten (10) Days after receipt of notice to resume work, submit the required written notification of claim and within twenty (20) Days thereafter its written proposal setting forth the impact of such claim.

44.4	In no event shall SUBCONTRACTOR be entitled to any additional profits or damages due to such suspension.

GC-45	TERMINATION FOR DEFAULT

45.1	Notwithstanding any other provisions of this Subcontract, SUBCONTRACTOR shall be considered in default of its contractual obligations under this Subcontract if it:

(1)	Performs work which fails to conform to the requirements of this Subcontract;

(2)	Fails to make progress so as to endanger performance of this Subcontract;

(3)	Abandons or refuses to proceed with any of the Work, including modifications directed pursuant to the General Condition titled CHANGES;

(4)	Fails to fulfill or comply with any of the other material terms of this Subcontract;

(5)	Fails to commence the Work in accordance with the provisions of this Agreement;

(6)	Abandons the Work;

(7)	Fails to maintain insurance required under this Agreement;

(8)	Materially disregards Applicable Law or Applicable Standards and Codes;

(9)	Engages in behavior that is dishonest, fraudulent or constitutes a conflict with SUBCONTRACTOR’s obligations under this Subcontract; or if

(10)	SUBCONTRACTOR suffers an “Insolvency Event” or makes a general assignment for the benefit of creditors. An “Insolvency Event” in relation to any Party shall mean the bankruptcy, insolvency, liquidation, administration, administrative or other receivership or dissolution of such Party, and any equivalent or analogous proceedings by whatever name known and in whatever jurisdiction, and any step taken (including, without limitation, the presentation of a petition or the passing of a resolution or making a general assignment or filing for the benefit of its creditors) for or with a view toward any of the foregoing.

45.2

Upon the occurrence of any of the foregoing, CONTRACTOR shall notify SUBCONTRACTOR in writing of the nature of the failure and of CONTRACTOR’s intention to terminate the Subcontract or a specified portion of the Work for default. If SUBCONTRACTOR does not cure such failure within ten (10) Days after receipt of notification or, with respect to circumstances listed in subsections (1) through (9) above in clause GC-45.1, fails to provide satisfactory evidence that such default will be corrected within a reasonable time, CONTRACTOR may, by written notice to SUBCONTRACTOR and without notice to SUBCONTRACTOR’s sureties, if any, terminate in whole or in part SUBCONTRACTOR’s right to proceed with the Work and CONTRACTOR may prosecute the Work to completion by contract or by any other method deemed expedient. If SUBCONTRACTOR default is due to an Insolvency Event as addressed in subsection (10) above in clause GC-45.1, CONTRACTOR may, by written notice to SUBCONTRACTOR and without notice to SUBCONTRACTOR’s sureties, if any, immediately terminate in whole or in part SUBCONTRACTOR’s right to proceed with the Work and CONTRACTOR may prosecute the Work to completion by contract or by any other method deemed expedient. In addition, upon the occurrence of a default by SUBCONTRACTOR, CONTRACTOR may take possession of and utilize any data, designs, licenses, materials, equipment, and tools furnished by SUBCONTRACTOR and necessary to complete the Work, hire any or all of SUBCONTRACTOR’s employees and take assignment of any or all of the subcontracts. SUBCONTRACTOR’s equipment and tools shall be returned upon completion of the Work, except to the extent title to the Goods passed to CONTRACTOR under the General Condition titled TITLE AND RISK OF LOSS.

45.3	Notwithstanding the preceding subclauses, CONTRACTOR may immediately terminate this Subcontract for default if SUBCONTRACTOR’s breach of its contractual obligations is considered not curable or for failure to cure safety violations.

45.4	SUBCONTRACTOR and its sureties, if any, shall be liable for all costs in excess of the Subcontract price for such terminated work reasonably and necessarily incurred in the completion of the Work, including acceleration in order to achieve the RFCD milestone dates, attorneys’ fees, consultant fees and cost of administration of any purchase order or subcontract awarded to others for completion.

45.5	In addition to the amounts recoverable above, CONTRACTOR shall be entitled to delay damages under this Article which, for this purpose, means Delay Liquidated Damages owed by SUBCONTRACTOR to CONTRACTOR, if any, under this Subcontract up to the date of termination.

45.6	Upon termination for default, SUBCONTRACTOR shall:

(1)	Immediately discontinue work on the date and to the extent specified in the notice and place no further purchase orders or subcontracts to the extent that they relate to the performance of the terminated work;

(2)	Inventory, maintain and turn over to CONTRACTOR all data, designs, licenses, equipment, materials, tools, and property furnished by SUBCONTRACTOR or provided by CONTRACTOR for performance of the terminated work subject to it being returned upon completion of the Work;

(3)	Upon CONTRACTOR’s written instructions, either promptly obtain cancellation upon terms satisfactory to CONTRACTOR of all purchase orders, subcontracts, rentals, or any other agreements existing for performance of the terminated work or assign those agreements as directed by CONTRACTOR or assign such agreements to CONTRACTOR or OWNER in accordance with GC-45.2 above;

(4)	Cooperate with CONTRACTOR in the transfer of data, designs, licenses and information and disposition of work in progress so as to mitigate damages;

(5)	Comply with other reasonable requests from CONTRACTOR regarding the terminated work; and

(6)	Continue to perform in accordance with all of the terms and conditions of this Subcontract such portion of the Work that is not terminated.

45.7	If, after termination pursuant to this clause, it is determined for any reason that SUBCONTRACTOR was not in default, the rights and obligations of the parties shall be the same as if the notice of termination had been issued pursuant to the General Condition titled OPTIONAL TERMINATION.

45.8	Notwithstanding any other provisions of this Subcontract, CONTRACTOR shall be considered in default of its contractual obligations under this Subcontract, if it:

(1)	Fails to make any payment of any undisputed amount to SUBCONTRACTOR as required by the Subcontract.

(2)	If CONTRACTOR fails to pay any undisputed amount due and owing to SUBCONTRACTOR and such failure continues for more than thirty (30) Days after the due date for such payment, then SUBCONTRACTOR may suspend performance of the Work until SUBCONTRACTOR receives such undisputed amounts. Prior to any such suspension, SUBCONTRACTOR shall provide CONTRACTOR with at least fourteen (14) Days’ prior notice of its intent to suspend performance of the Work. SUBCONTRACTOR shall be entitled to change order on account of any suspension in accordance with this section.

(3)	If CONTRACTOR does not cure such failure within 30 Days after receipt of notification, or fails to provide satisfactory evidence that such default will be corrected within 90 Days, SUBCONTRACTOR may, by written notice to CONTRACTOR, if any, terminate in whole or in part this Subcontract. This termination remedy does not limit any other rights or remedies available to SUBCONTRACTOR under this Subcontract.

GC-46	OPTIONAL TERMINATION

46.1	CONTRACTOR may, at its option, terminate for convenience any of the Work under this Subcontract in whole or, from time to time, in part, at any time by written notice to SUBCONTRACTOR. Such notice shall specify the extent to which the performance of the Work is terminated and the effective date of such termination. Upon receipt of such notice SUBCONTRACTOR shall:

(1)	Immediately discontinue the Work on the date and to the extent specified in the notice and place no further purchase orders or subcontracts for materials, services, or facilities, other than as may be required for completion of such portion of the Work that is not terminated;

(2)	Promptly obtain assignment or cancellation upon terms satisfactory to CONTRACTOR of all purchase orders, subcontracts, rentals, or any other agreements existing for the performance of the terminated work or assign those agreements as directed by CONTRACTOR;

(3)	Assist CONTRACTOR in the maintenance, protection, and disposition of work in progress, plant, tools, equipment, property, and materials acquired by SUBCONTRACTOR or furnished by CONTRACTOR under this Subcontract; and

(4)	Complete performance of such portion of the Work, which is not terminated.

46.2	Upon any such termination, SUBCONTRACTOR shall waive any claims for damages including loss of anticipated profits; on account thereof, but as the sole right and remedy of SUBCONTRACTOR, CONTRACTOR shall pay in accordance with the following:

(1)	The Subcontract price corresponding to the Work performed in accordance with this Subcontract prior to such notice of termination (including changes ultimately determined per this Subcontract);

(2)	All reasonable costs for Work thereafter performed as specified in such notice;

(3)	Reasonable administrative costs of settling and paying claims arising out of the termination of work under purchase orders or subcontracts;

(4)	Reasonable costs incurred in demobilization and the disposition of residual material, plant and equipment; and

(5)	A reasonable overhead and profit on items (2) through (4) of this clause.

46.3	SUBCONTRACTOR shall submit within thirty (30) Days after receipt of notice of termination, a written statement setting forth its proposal for an adjustment to the subcontract price to include only the incurred costs described in this clause. CONTRACTOR shall review, analyze, and verify such proposal, and negotiate an equitable adjustment, and the Subcontract shall be modified accordingly.

GC-47	ACCEPTANCE AND COMPLETION

47.1	SUBCONTRACTOR shall complete all the Work so that it shall, in every respect, be complete and ready for RFCD in accordance with the Subcontract Milestones contained in the Special Condition titled COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

47.2	“Mechanical Completion”

Mechanical Completion is defined as “Ready For Cool Down (RFCD)”, which means that all of the following have occurred: (i) SUBCONTRACTOR has completed all applicable Work, other than punchlist Work, in accordance with the requirements contained in this Subcontract such that each tank is ready for use to receive and dispatch LNG and Natural Gas so that the Cool Down phase can commence; and (ii) SUBCONTRACTOR has delivered to CONTRACTOR a Notice of Mechanical Completion for such tank. Such notice shall not be given and shall not be effective unless all Subcontract requirements have been met or expressly waived in writing, in whole or in part, by CONTRACTOR. Upon receipt of SUBCONTRACTOR’s Notice(s) of Mechanical Completion, CONTRACTOR shall advise SUBCONTRACTOR in writing of any defects or deficiencies to be remedied.

47.3	“Provisional Acceptance”

The Provisional Acceptance Certificate for each tank will be issued only after all requirements for Mechanical Completion have been met and all punchlist items and other obligations of SUBCONTRACTOR required by this Subcontract have been fulfilled. The following requirements, while still required by the scope of Work, need not be completed to obtain Provisional Acceptance for the first and second tanks: thermographic inspection; final unconditional releases of lien; demobilization.

The Provisional Acceptance Certificate for the third tank will be issued only after all requirements for Mechanical Completion have been met, all punchlist items and other obligations of SUBCONTRACTOR, including thermographic inspection; final unconditional releases of lien and demobilization have been completed.

47.4	“Final Acceptance”

Upon the fulfillment of all Provisional Acceptance requirements for all three tanks and the Work as specified in the Subcontract and the expiration of warranties as specified in the General Condition titled WARRANTY / DEFECT CORRECTION PERIOD and fulfillment of all SUBCONTRACTOR obligations related thereto, including correction of any and all defects in the Work and breach of warranty or guarantee, and provided the Provisional Acceptance Certificates have been issued for Work, CONTRACTOR shall issue a Final Acceptance Certificate.

GC-48	PERFORMANCE GUARANTEES

48.1	Without limiting the effect of the General Condition titled WARRANTY, SUBCONTRACTOR specifically warrants to CONTRACTOR that each discrete unit of the Plant and the Plant as a whole shall be tested for and achieve all “Performance Guarantees” as stipulated in Exhibit “D.”

48.2	In the event SUBCONTRACTOR fails to achieve one or more of the Performance Guarantees, SUBCONTRACTOR shall:

(1)	Investigate at its own cost the cause of the failure to meet the Performance Guarantee(s).

(2)	Submit for CONTRACTOR approval, within fifteen (15) Days after completion of the respective test, a proposal for modifications to either SUBCONTRACTOR’s operating instructions and conditions, and/or to the physical facilities of the unit or the Plant deemed necessary to fulfill the Performance Guarantee(s). Failure by SUBCONTRACTOR to submit such proposal within the fifteen (15) day period shall entitle CONTRACTOR, at its option, to require SUBCONTRACTOR to pay the Liquidated Damages specified in the Special Condition titled LIQUIDATED DAMAGES.

(3)	Carry out, at SUBCONTRACTOR’s expense, such modifications proposed by SUBCONTRACTOR and approved by CONTRACTOR.

(4)	Reimburse the cost of CONTRACTOR and OWNER personnel required to supervise and inspect the modifications.

(5)	After modification of the operating instructions and conditions and/or the physical facilities of the unit or the Plant the respective performance test(s) shall be repeated within seven (7) Days in the presence of SUBCONTRACTOR’s, CONTRACTOR’s and OWNER’s representatives, who shall attend at SUBCONTRACTOR’s expense.

(6)	The procedure described above shall be repeated until the Performance Guarantee(s) are met. However, following the third performance test(s) or after the expiration of ninety (90) Days from the date CONTRACTOR issued the Notice to Commence Performance Testing, CONTRACTOR may at its sole option require SUBCONTRACTOR to pay the Liquidated Damages specified in the Special Condition titled LIQUIDATED DAMAGES, allow SUBCONTRACTOR to continue the procedure described above, require actual damages if the failure in performance is substantial, or reject acceptance of the Plant or any unit thereof and declare SUBCONTRACTOR to be in breach of the Subcontract.

(7)

In the event that no Performance Testing has commenced within ninety (90) Days after the date CONTRACTOR issued the Notice to Commence Performance Testing for reasons attributable to SUBCONTRACTOR, CONTRACTOR may at its option require SUBCONTRACTOR to pay the Liquidated Damages specified in the Special Condition titled LIQUIDATED DAMAGES or extend this period and require SUBCONTRACTOR to continue corrective work until the Performance Testing can take place. If, after another thirty (30) Days Performance Testing has still not commenced for reasons attributable to SUBCONTRACTOR, SUBCONTRACTOR shall be deemed to be in breach of the Subcontract, and CONTRACTOR may, at its option, notwithstanding other rights under the Subcontract, request actual damages or terminate the Subcontract in accordance with the General Condition titled, TERMINATION FOR DEFAULT or reject acceptance of the Plant.

(8)	Notwithstanding the provisions above CONTRACTOR shall, at any time after SUBCONTRACTOR has failed to satisfy any Performance Guarantee(s) after the third respective Performance Test, have the right to take over and make all modifications necessary to bring the unit or the Plant into condition to satisfy the respective Performance Guarantee(s) and CONTRACTOR shall be reimbursed by SUBCONTRACTOR for the cost thereof.

(9)	In the event the Plant as a whole has not met the Performance Guarantee(s) and the failure of the Plant or any unit of the Plant is substantial in that the Plant is unable to serve the purpose for which it was intended under this Subcontract or if the parameters shown during the best respective performance test(s) are below the minimum/maximum ranges stipulated in Exhibit “D” CONTRACTOR may, notwithstanding any rights under this Subcontract and notwithstanding SUBCONTRACTOR’s obligation to pay Liquidated damages, exercise its rights to demand actual damages or to terminate this Subcontract in accordance with the General Condition titled, TERMINATION FOR DEFAULT or to reject acceptance of the PLANT.

48.3	In the event the Plant achieves the Performance Guarantees the Plant’s operational performance shall be deemed to have achieved Provisional Acceptance.

GC-49	ENGINEERING AND DESIGN RESPONSIBILITIES OF SUBCONTRACTOR

CONTRACTOR has furnished SUBCONTRACTOR, as a part of this Subcontract, the design criteria, performance specifications, and other data and information necessary to provide the basis upon which SUBCONTRACTOR shall design and engineer the permanent works. SUBCONTRACTOR shall review all such criteria, specifications, data and information and shall promptly notify CONTRACTOR of any errors, omissions, conflicts or discrepancies reasonably apparent upon a review by SUBCONTRACTOR. If errors are not reasonably apparent upon a review by SUBCONTRACTOR, they shall not be the responsibility of SUBCONTRACTOR. The SUBCONTRACTOR’s review shall be performed with generally accepted practices, skill, care, methods, techniques and standards employed by the international LNG industry at the time of the Subcontract Effective Date that are commonly used in prudent engineering to safely design LNG related facilities of similar size and type as the Facility, in accordance with Applicable Law and Applicable Codes and Standards. Apparent errors or omissions in such criteria, specifications, data and information, or the misdescription of work which is necessary to carry out their intent, or which is customarily performed, shall not relieve SUBCONTRACTOR from performing such omitted or misdescribed work, but such work shall be performed by SUBCONTRACTOR as if fully and correctly set forth and described therein. SUBCONTRACTOR shall obtain approval from CONTRACTOR for any deviation from such criteria, specifications, data and information prior to incorporating such deviation in the final design.

GC-50	NON-WAIVER

Failure by CONTRACTOR to insist upon strict performance of any terms or conditions of this Subcontract, or failure or delay to exercise any rights or remedies provided herein or by law, or failure to properly notify SUBCONTRACTOR in the event of breach, or the acceptance of or payment for any goods or services hereunder, or the review or failure to review designs shall not release SUBCONTRACTOR from any of the warranties or obligations of this Subcontract and shall not be deemed a waiver of any right of CONTRACTOR or OWNER to insist upon strict performance hereof or any of its rights or remedies as to any prior or subsequent default hereunder nor shall any termination of work under this Subcontract by CONTRACTOR operate as a waiver of any of the terms hereof.

GC-51	SEVERABILITY

The provisions of this Subcontract are severable. If any provision shall be determined to be illegal or unenforceable, such determination shall have no effect on any other provision hereof, and the remainder of the Subcontract shall continue in full force and effect so that the purpose and intent of this Subcontract shall still be met and satisfied.

GC-52	SURVIVAL

All terms, conditions and provisions of this Subcontract, which by their nature are independent of the period of performance, shall survive the cancellation, termination, expiration, default or abandonment of this Subcontract.

GC-53	EQUAL EMPLOYMENT OPPORTUNITY

53.1	SUBCONTRACTOR is aware of, and is fully informed of SUBCONTRACTOR’s obligations under Executive Order 11246 and, where applicable, shall comply with the requirements of such Order and all orders, rules, and regulations promulgated thereunder unless exempted therefrom.

53.2	Without limitation of the foregoing, SUBCONTRACTOR’s attention is directed to 41 Code of Federal Regulations (CFR), Section 60-1.4, and the clause titled “Equal Opportunity Clause” which, by this reference, is incorporated herein.

53.3	SUBCONTRACTOR is aware of and is fully informed of SUBCONTRACTOR’s responsibilities under Executive Order No. 11701 “List of Job Openings for Veterans” and, where applicable, shall comply with the requirements of such Order and all orders, rules and regulations promulgated thereunder unless exempted therefrom.

53.4	Without limitation of the foregoing, SUBCONTRACTOR’s attention is directed to 41 CFR Section 60-250 et seq. and the clause therein titled “Affirmative Action Obligations of Contractors and Subcontractors for Disabled Veterans and Veterans of the Vietnam Era”, which by this reference, is incorporated herein.

53.5	SUBCONTRACTOR certifies that segregated facilities, including but not limited to washrooms, work areas and locker rooms, are not and will not be maintained or provided for SUBCONTRACTOR’s employees. Where applicable, SUBCONTRACTOR shall obtain a similar certification from any of its sub-tier subcontractors, vendors, or suppliers performing the Work under this Subcontract.

53.6	SUBCONTRACTOR is aware of and is fully informed of SUBCONTRACTOR’s responsibilities under the Rehabilitation Act of 1973 and the Americans with Disabilities Act and, where applicable, shall comply with the provisions of each Act and the regulations promulgated thereunder unless exempted therefrom.

53.7	Without limitation of the foregoing, SUBCONTRACTOR’s attention is directed to 41 CFR Section 60-741 and the clause therein titled “Affirmative Action Obligations of Contractors and Subcontractors for Handicapped Workers”, which by this reference, is incorporated herein.

GC-54	SMALL, MINORITY AND WOMEN OWNED BUSINESS ENTERPRISES

SUBCONTRACTOR shall support CONTRACTOR’s and OWNER’s policy and commitment to maximizing, where practical, business opportunities for small, minority and women owned business enterprises (as identified in the Glossary appended to these General Conditions) by actively identifying, encouraging and assisting in their participation.

EXHIBIT A

APPENDIX A-1

GLOSSARY

SMALL, MINORITY AND WOMEN OWNED BUSINESS ENTERPRISES

Small Business Enterprise (SBE)

A SBE is defined as a business enterprise, including affiliates, that is independently owned and operated, not dominant in the field of operation in which it is bidding, and qualifies under the U.S. Small Business Administration criteria and size standards for small businesses as specifically defined in the Federal Acquisition Regulations (FAR).

Minority Owned Business Enterprise (MBE)

A MBE is defined as a business enterprise at least 51% owned by one or more individuals, as defined below, or in the case of any publicly owned business, at least 51% of the stock is owned by one or more such individuals; and whose management and daily business operations are controlled by one or more of those individuals.

Minority individuals are defined as African-Americans, Hispanic Americans, Native Americans, Asian-Pacific Americans, or Asian-Indian Americans:

(1)	African-Americans are U.S. citizens whose origins are black racial groups in Africa;

(2)	Hispanic Americans are U.S. citizens whose origins are in the Spanish or Portuguese cultures of Mexico, Puerto Rico, Cuba, Central and South America, or the Caribbean;

(3)	Native Americans are U.S. citizens whose origins are in North America: American Indians, Aleuts, Eskimos and Native Hawaiians;

(4)	Asian-Pacific Americans are U.S. citizens whose origins are in Japan, China, the Philippines, Vietnam, Korea, Samoa, Guam, the U.S. Trust Territory of the Pacific Islands, the Northern Mariana Islands, Laos, Cambodia, or Taiwan; and

(5)	Asian-Indian Americans are U.S. citizens whose origins are in India, Pakistan, or Bangladesh.

Woman Owned Business Enterprise (WBE)

A WBE is defined as a business enterprise that is at least 51% owned by a woman or women; or in the case of any publicly-owned business, at least 51% of the stock is owned by one or more women, who are U.S. citizens and whose management and daily business operations are controlled by one or more of those individuals.

SBE/MBE/WBE Identification

Those firms identifying themselves as SBE, MBE or WBE shall certify under the written signature of a duly authorized company officer (preferably the officer signing the contract document) that they meet the above requirements.

BECHTEL CORPORATION

SABINE PASS LNG TERMINAL PROJECT

EXHIBIT “B”

ENGINEER, PROCURE AND CONSTRUCT (EPC) SUBCONTRACT

SPECIAL CONDITIONS

APPENDICES

B-1	GENERAL REQUIREMENTS FOR SUBCONTRACTOR QUALITY SYSTEMS
B-1A	DIRECTIONS FOR CERTIFICATION DOSSIERS
B-2	SAFETY AND HEALTH (S&H) STANDARDS
B-3	SWPP SUBCONTRACTOR REQUIREMENTS
B-4	PROJECT DRUG & ALCOHOL POLICY
B-5	SUBCONTRACTOR’S PARENT COMPANY GUARANTEE
B-6	CERTIFICATE OF INSURANCE
B-7	JOBSITE WORK RULES
B-8	CONSTRUCTION ENVIRONMENTAL CONTROL PLAN
B-9	NOT USED
B-10	LIEN WAIVER FORMS
B-11	NOT USED
B-12	OWNER AND CONTRACTOR FURNISHED PERMITS
B-13	SITE AND OFF-SITE RIGHTS OF WAY AND EASEMENTS
B-14	LOUISIANA STATE TAX SCHEDULES C AND CA

EXHIBIT “B”

EPC SUBCONTRACT SPECIAL CONDITIONS

SC-1	DEFINITIONS

1.1	“SUBCONTRACTOR” means Diamond LNG LLC and Matrix Service, Inc., its authorized representatives, successors, and permitted assigns.

1.2	“CONTRACTOR” means Bechtel Corporation and all of its authorized representatives acting in their professional capacities.

1.3	“OWNER” means Sabine Pass LNG, L.P. and its authorized representatives and successors in interest.

1.4	“Applicable Law” means all laws, statutes, ordinances, orders, decrees, injunctions, licenses, Permits, approvals, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over all or any portion of the site or the Facility or performance of all or any portion of the Work or the operation of the Facility, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Work hereunder.

1.5	“Business Day” means every Day other than a Saturday, a Sunday or a Day that is an official holiday for employees of the federal government of the Unite States of America.

1.6	“Changes in Law” means any amendment, modification, superseding act, deletion, addition or change in or to Applicable Law (excluding changes to tax laws where such taxes are based upon Contractor’s income or profits/losses) that occurs and takes effect after the Subcontract Date. A Change in Law shall include any official change in the interpretation or application of Applicable Law (including Applicable Codes and Standards set forth in Applicable Law), provided that such change is expressed in writing by the applicable Governmental Instrumentality.

1.7	“CONTRACTOR Group” means (i) CONTRACTOR and its Affiliates and (ii) the respective directors, officers, agents, employees, representatives of each Person specified in clause (i) above.

1.8	“Confidential Information” means one or both of SUBCONTRACTOR’s Confidential Information and OWNER’s Confidential Information, as the context requires. “Day” means a calendar day.

1.9	“Day” means a calendar day.

1.10	“Defect” or “Defective” means any work or component thereof that is not in conformity with any warranty.

1.11	“Defect Correction Period” means the period commencing upon RFCD for each tank and ending twenty-four (24) months after RFCD of the third tank, with the exception of coatings, which shall end 12 months after RFCD of the third tank.

1.12	“Disclosing Party.” means the Party to whom confidentiality obligations are owed by the Receiving Party.

1.13	“Effective Date” means 03 February 2005 as set forth in the Limited Notice to Proceed. .

1.14	“Excessive Monthly Precipitation” means that the total precipitation measured at the Site for the Month that the event in question occurred has exceeded the following selected probability levels for such Month for Weather Station 417174 BPT, Port Arthur AP Beaumont TX, as specified in the National Oceanic and Atmospheric Administration publication titled “Climatography of the U.S. No. 81, Supplement No. 1, Monthly Precipitation Probabilities and Quintiles, 1971-2000.”:

(1)	For the period from SUBCONTRACTOR’s mobilization to the Site until completion of the last Tank pile cap, the selected probability level of 0.6 shall apply; and

(2)	For all other periods after SUBCONTRACTOR’s mobilization to the Site, the selected probability level of 0.8 shall apply.

The Parties recognize that the assessment as to whether or not total precipitation measured at the Site for a given Month constitutes Excessive Monthly Precipitation can only be made after the end of the Month in question.

1.15	“Facility” means the facilities contemplated for this Project, including the LNG receiving, storage and regasification facilities.

1.16	“FERC” means the Federal Energy Regulatory Commission.

1.17	“FERC Authorization” means the authorization by the FERC granting to OWNER the approvals requested in that certain application filed by OWNER with the FERC on December 22, 2003, in Docket No. CP04-47-000 (as may be amended from time to time) pursuant to Section 3(a) of the Natural Gas Act and the corresponding regulations of the FERC.

1.18	“Final Acceptance” has the meaning given in the General Condition titled ACCEPTANCE AND COMPLETION.

1.19	“Final Conditional Lien and Claim Waiver” means the waiver and release provided to Contractor by Subcontractor, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.9, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10(3).

1.20	“Final Unconditional Lien and Claim Waiver” means the waiver and release provided to CONTRACTOR by SUBCONTRACTOR, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.9, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10(4)

1.21	“Force Majeure” means any act or event that (i) prevents or delays the affected Party’s performance of its obligations in accordance with the terms of this Subcontract, (ii) is beyond the reasonable control of the affected Party, not due to its fault or negligence and (iii) could not have been prevented or avoided by the affected Party through the exercise of due diligence. Force Majeure may include catastrophic storms or floods, Excessive Monthly Precipitation, lightning, tornadoes, hurricanes, a named tropical storm, earthquakes and other acts of God, wars, civil disturbances, revolution, acts of public enemy, acts of terrorism, credible threats of terrorism, revolts, insurrections, sabotage, riot, plague, epidemic, commercial embargoes, expropriation or confiscation of the Facility, epidemics, fires, explosions, industrial action or strike (except as excluded below), and actions of a Governmental Instrumentality that were not requested, promoted, or caused by the affected Party. For avoidance of doubt, Force Majeure shall not include any of the following: (i) economic hardship unless such economic hardship was otherwise caused by Force Majeure; (ii) changes in market conditions unless any such change in market conditions was otherwise caused by Force Majeure; (iii) industrial actions and strikes involving only the employees of CONTRACTOR or any of its subcontractors, except for industrial actions and strikes involving the employees of the Subsubcontractor supplying the nickel steel for the Tanks; or (iv) nonperformance or delay by CONTRACTOR or its subcontractors or sub-tier subcontractors, unless such nonperformance or delay was otherwise caused by Force Majeure.

1.22	“Geotechnical Reports” means the following reports, each prepared by Tolunay-Wong Engineers, Inc. and provided by OWNER to CONTRACTOR prior to the Contract Date: (i) the Geotechnical Investigation, Sabine LNG Terminal, Cryogenic Tanks, Sabine, Louisiana, dated September 12, 2003; (ii) the Final Report, Geotechnical Investigation, Sabine LNG Terminal, Process Area, LNG Pipe Racks, Berth and Construction Docks, Sabine, Louisiana, dated September 19, 2003; and (iii) Geological Hazard Evaluation, Sabine LNG Terminal, Sabine, Louisiana, dated September 19, 2003.

1.23	“Good Engineering and Construction Practices” or “GECP” means the generally accepted practices, skill, care, methods, techniques and standards employed by the international LNG industry at the time of the Contract Date that are commonly used in prudent engineering, procurement and construction to safely design, construct, pre-commission, commission, start-up and test LNG related facilities of similar size and type as the Facility, in accordance with Applicable Law and Applicable Codes and Standards.

1.24	“Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, board or commission having jurisdiction over a Party or any portion of the Work, the Facility or the Site.

1.25	“Indemnified Party” means any member of the OWNER Group, CONTRACTOR Group or SUBCONTRACTOR, as the context requires.

1.26	“Indemnifying Party” means OWNER, CONTRACTOR or SUBCONTRACTOR, as the context requires.

1.27	“Interim Conditional Lien Waiver” means the conditional waiver and release provided to OWNER by CONTRACTOR, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.2, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10(1).

1.28	“Interim Unconditional Lien Waiver” means the unconditional waiver and release provided to OWNER by CONTRACTOR, Major Subcontractors and Major Subsubcontractors in accordance with the requirements of SC-15.2, which shall be in the form of Exhibit “B” Appendix B-10, Form B-10(2).

1.29	“Landowner” means any landowner that has leased land or provided a right of way or easement to Owner in connection with the Project.

1.30	“Lender” means any entity or entities providing temporary or permanent debt financing to OWNER for the Facility.

1.31	“Major Subcontract” means any Subcontract having an aggregate value in excess of Five Million U.S. Dollars (U.S.$5,000,000)

1.32	“Major Subcontractor” means any subcontractor with whom CONTRACTOR enters, or intends to enter, into a Major Subcontract

1.33	“Major Subsubcontract” means any subcontract that SUBCONTRACTOR enters into with a sub-tier subcontractor having an aggregate value in excess of Five Million U.S. Dollars (U.S.$5,000,000)

1.34	“Major Subsubcontractor” means any sub tier subcontractor that SUBCONTRACTOR enters, or intends to enter into a Major Subsubcontract with.

1.35	“OWNER Group” means (i) OWNER, its parent, Lender, and each of their respective Affiliates and (ii) the respective directors, officers, agents, employees and representatives of each Person specified in clause (i) above.

1.36	“OWNER Permits” means the Permits listed in Exhibit “B” Appendix B-12 and any other Permits (not listed in either Appendix B-12) necessary for performance of the Work or the operation of the Facility and which are required to be obtained in OWNER’s name pursuant to Applicable Law.

1.37	“Permit” means any valid waiver, certificate, approval, consent, license, exemption, variance, franchise, permit, authorization or similar order or authorization from any Governmental Instrumentality required to be obtained or maintained in connection with the Facility, the Site or the Work.

1.38	“Progress Record Drawings and Specifications” means Drawings and Specifications that show all current “as-built” conditions.

1.39	“Project” means the Sabine Pass LNG Terminal including the LNG receiving, storage and regasification facilities to be engineered, procured, constructed, pre-commissioned, commissioned and tested by CONTRACTOR for OWNER located at Sabine Pass for which the Work under this Subcontract is being performed.

1.40	“Provisional Acceptance” has the meaning given in the General Condition titled ACCEPTANCE AND COMPLETION.

1.41	“Ready For Cool Down” or “RFCD” has the meaning given in the General Condition titled ACCEPTANCE AND COMPLETION.

1.42	“Receiving Party” means the Party having confidentiality obligations with respect to such Confidential Information.

1.43	“Site” and “Jobsite” means Sabine Pass, at which location construction activity shall be performed under this Subcontract.

1.44	“Subsubcontract” means any agreement by SUBCONTRACTOR with a Subsubcontractor or by a Subsubcontractor with another Subsubcontractor for the performance of any portion of the Work.

1.45	“Subsubcontractor” means any person, including an equipment supplier or vendor, who has a direct contract with SUBCONTRACTOR to manufacture or supply Equipment which is a portion of the Work, to lease Construction Equipment to SUBCONTRACTOR in connection with the Work, or to otherwise perform a portion of the Work.

1.46	“Subsurface Soil Conditions” means subsurface conditions at the Site, including subsurface conditions on the sea bottom of the dredging basin where Work shall be performed.

1.47	“Subcontract Milestone(s)” means the established completion date(s) set forth in the Special Condition titled COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.

1.48	“Subcontract Schedule” means the Work execution schedule developed and approved pursuant to the Special Condition titled SUBCONTRACT SCHEDULE.

1.49	“Third Party” means any Person other than a member of (i) the CONTRACTOR Group, (ii) the OWNER Group, or (iii) any subcontractor or sub-tier subcontractor or any employee, officer or director of such subcontractor or sub-tier subcontractor.

1.50	“Work” means all the stated or implied activities to be performed by SUBCONTRACTOR as required by the Subcontract Documents.

SC-2	INSURANCE

2.1	Unless otherwise specified in this Subcontract, SUBCONTRACTOR shall, at its sole expense, maintain in effect at all times during the performance of the Work insurance coverage with limits not less than those set forth below with insurers and under forms of policies satisfactory to CONTRACTOR. SUBCONTRACTOR shall deliver to CONTRACTOR no later than ten (10) calendar days after subcontract award, but in any event prior to commencing the Work or entering the Jobsite, certificates of insurance or policies as evidence that policies providing such coverage and limits of insurance are in full force and effect. Certificates or policies shall be issued in the form provided by CONTRACTOR or if none is provided in a form acceptable to CONTRACTOR and provide that not less than thirty (30) calendar days advance written notice will be given to CONTRACTOR prior to cancellation, termination or material alteration of said policies of insurance. Certificates shall identify on their face the project name and the applicable subcontract number.

2.2	Standard Coverage

(1)	Workers’ Compensation as required by any applicable law or regulation.

If there is an exposure of injury to SUBCONTRACTOR’s employees under the U.S. Longshoremen’s and Harbor Workers’ Compensation Act, the Jones Act or under laws, regulations or statutes applicable to maritime employees, coverage shall be included for such injuries or claims.

(2)	Employer’s Liability of not less than:

•	US $1,000,000 each accident;
•	US $1,000,000 disease each employee;
•	and US $1,000,000 disease policy limit.

(3)	Commercial General Liability Insurance

(a)	Coverage

SUBCONTRACTOR shall carry Commercial General Liability Insurance covering all operations by or on behalf of SUBCONTRACTOR providing insurance for bodily injury liability and property damage liability for the limits of liability indicated below, subject to a maximum deductible of US $25,000 and including coverage for:

(a.1)	Premises and Operations;

(a.2)	Products and Completed Operations;

(a.3)	Contractual Liability insuring the indemnity agreement in the General Condition titled INDEMNITY;

(a.4)	Broad form Property Damage (including Completed Operations);

(a.5)	Explosion, Collapse and Underground Hazards; and

(a.6)	Personal Injury Liability.

The Commercial General Liability insurance shall be the Occurrence Coverage Form.

(b)	Policy Limits

(b.1)	For SUBCONTRACTOR’s Commercial General Liability Insurance, the limits of liability for bodily injury, property damage, and personal injury shall be not less than:

$5,000,000	Combined single limit for Bodily Injury and Property Damage each occurrence;

$5,000,000	Personal Injury Limit each occurrence;

$10,000,000	Products-Completed Operations Annual Aggregate Limit; and

$10,000,000	General Annual Aggregate Limit with such limits dedicated to the Project

(b.2)

If the policy does not have an endorsement providing the General Annual Aggregate limits are as indicated above SUBCONTRACTOR shall provide an endorsement titled “Amendment of Limits of Insurance (Designated Project or Premises).” Such endorsement shall provide for a Products-Completed Operations Annual Aggregate Limit of not less than $10,000,000 and a General Annual Aggregate Limit of not less than

$10,000,000. The required limits may be satisfied by a combination of a primary policy and an excess or umbrella policy.

(c)	“Additional Insureds”

(c.1)	CONTRACTOR and OWNER, their subsidiaries and affiliates, and the officers, directors and employees of the foregoing shall be named as Additional Insureds under the Commercial General Liability Insurance policy, but only with respect to liability arising out of the operations for CONTRACTOR and OWNER by or for SUBCONTRACTOR. The United States Insurance Services Office (ISO) form CG 20 10 10 93 or its equivalent shall be attached to the policy. Such insurance shall include an Insurer’s waiver of subrogation in favor of the Additional Insureds, be primary as regards any other coverage maintained for or by the Additional Insureds, and shall contain a cross-liability or severability of interest clause.

(c.2)	In lieu of naming CONTRACTOR and OWNER as Additional Insureds under the Commercial General Liability policy, SUBCONTRACTOR may, at CONTRACTOR’s sole discretion and at CONTRACTOR’s cost and not as an option, provide OWNER and CONTRACTOR Protective Liability Insurance. If SUBCONTRACTOR carries OWNER and CONTRACTOR Protective Liability Insurance the policy shall have a combined single limit for Bodily Injury or Property Damage of not less than:

$5,000,000 Each Occurrence and

$10,000,000 Annual Aggregate.

If the policy covers more than one project, this Subcontract (the Work) shall be designated in the Policy Declarations.

The policy shall name CONTRACTOR and OWNER, their officers, directors, and employees, as “Named Insured.”

(4)	Automobile Liability Insurance including coverage for the operation of any vehicle to include, but not limited to, owned, hired and non-owned.

(a)	The combined single limit for Bodily Injury and Property Damage Liability shall be not less than $1,000,000 for any one accident or loss. The required limits may be satisfied by a combination of a primary policy and an excess or umbrella policy.

(b)	SUBCONTRACTOR’s Automobile Liability Insurance shall include coverage for Automobile Contractual Liability and shall be subject to a maximum deductible of US $ 25,000.

(5)

SUBCONTRACTOR’s Construction Equipment Floater covering all construction equipment and items (whether owned, rented, or borrowed) of SUBCONTRACTOR that will not become part of the facility. It is understood that this coverage shall not be included under the builders risk policy. Notwithstanding anything to the contrary contained herein, SUBCONTRACTOR shall be responsible for damage to or destruction or loss of, from any cause whatsoever, all such Construction Equipment. SUBCONTRACTOR shall require all insurance policies (including policies of

SUBCONTRACTOR and Subsubcontractors) in any way relating to such Construction Equipment to include clauses stating that each underwriter will waive all rights of recovery, under subrogation or otherwise, against CONTRACTOR, Owner Group, Lender and OWNER Affiliates.

2.3	Special Operations Coverage

Should any of the Work:

(1)	Involve marine operations, SUBCONTRACTOR shall provide or have provided coverage for liabilities arising out of such marine operations, including contractual liability under its Commercial General Liability Insurance or Marine Hull and Machinery Insurance and Protection and Indemnity Insurance. In the event such marine operations involve any SUBCONTRACTOR owned, hired, chartered, or operated vessels, barges, tugs or other marine equipment, SUBCONTRACTOR agrees to provide or have provided Marine Hull and Machinery Insurance and Protection and Indemnity Insurance and/or Charterer’s Liability Insurance. The combined limit of the Protection and Indemnity Insurance and/or Charterer’s Liability Insurance shall be no less than the market value of the vessel. The Protection and Indemnity and/or Charterer’s liability and the Hull and Machinery coverages shall include coverage for contractual liability, wreck removal, Tower’s liability if applicable; and full collision coverage and shall be endorsed:

(a)	To provide full coverage to CONTRACTOR and OWNER and their subsidiaries and affiliates as Additional Insureds without limiting coverage to liability “as owner of the vessel” and to delete any “as owner” clause or other language that would limit coverage to liability of an insured “as owner of the vessel;” and

(b)	To waive any limit to full coverage for the Additional Insureds provided by any applicable liability statute.

All marine insurances provided by SUBCONTRACTOR shall include an Insurer’s waiver of subrogation in favor of the Additional Insureds.

(2)	Involve the hauling of property in excess of $300,000, SUBCONTRACTOR shall also carry “All Risk” Transit Insurance, or “All Risk” Motor Truck Cargo Insurance, or such similar form of insurance that will insure against physical loss or damage to the property being transported, moved or handled by SUBCONTRACTOR pursuant to the terms of this Subcontract. Such insurance shall provide a limit of not less than the replacement cost of the highest value being moved, shall insure the interest of SUBCONTRACTOR, CONTRACTOR, OWNER, and the subsidiaries and affiliates of CONTRACTOR and OWNER as their respective interests may appear and shall include an insurer’s waiver of subrogation rights in favor of each.

(3)	Involve aircraft (fixed wing or helicopter) owned, operated or chartered by the SUBCONTRACTOR, liability arising out of such aircraft shall be insured for a combined single limit not less than $10,000,000 each occurrence and such limit shall apply to Bodily Injury (including passengers) and Property Damage Liability. Such insurance shall name CONTRACTOR and OWNER and their subsidiaries and affiliates as Additional Insureds, include an Insurer’s waiver of subrogation in favor of the Additional Insureds, state that it is primary insurance as regards the Additional Insureds and contain a cross-liability or severability of interest clause. If the aircraft hull is insured such insurance shall provide for an Insurer’s waiver of subrogation rights in favor of CONTRACTOR and OWNER and their subsidiaries and affiliates. In the event SUBCONTRACTOR charters aircraft, the foregoing insurance and evidence of insurance may be furnished by the owner of the chartered aircraft, provided the above requirements are met.

(4)	Involve investigation, removal or remedial action concerning the actual or threatened escape of hazardous substances, SUBCONTRACTOR shall also carry Pollution Liability Insurance in an amount not less than $2,000,000 per occurrence/annual aggregate. Such insurance shall provide coverage for both sudden and gradual occurrences arising from the Work performed under this Subcontract. If Completed Operations is limited in the policy, such Completed Operation Coverage shall be for a period of not less than five (5) years. Such insurance shall include a three (3) year extended discovery period and shall name CONTRACTOR and OWNER and their subsidiaries and affiliates as Additional Insureds.

(5)	Involve inspection, handling or removal of asbestos, SUBCONTRACTOR shall also carry Asbestos Liability Insurance in an amount not less than $2,000,000 per occurrence/annual aggregate. The policy shall be written on an “Occurrence Basis” with no sunset clause. Such insurance shall name CONTRACTOR and OWNER and their subsidiaries and affiliates as Additional Insureds.

(6)	Involve transporting hazardous substances, SUBCONTRACTOR shall also carry Business Automobile Insurance covering liability arising out of the transportation of hazardous materials in an amount not less than $2,000,000 per occurrence. Such policy shall include Motor Carrier Endorsement MCS-90. NEITHER CONTRACTOR NOR OWNER IS TO BE NAMED AN ADDITIONAL INSURED FOR THIS POLICY.

(7)	Involve treatment, storage or disposal of hazardous wastes, SUBCONTRACTOR shall furnish an insurance certificate from the designated disposal facility establishing that the facility operator maintains current Environmental Liability Insurance in the amount of not less than $5,000,000 per occurrence/annual aggregate.

2.4	Related Obligations:

(1)	The requirements contained herein as to types and limits, as well as CONTRACTOR’s approval of insurance coverage to be maintained by SUBCONTRACTOR, are not intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by SUBCONTRACTOR under this Subcontract.

(2)	The Certificates of Insurance must provide clear evidence that SUBCONTRACTOR’s Insurance Policies contain the minimum limits of coverage and the special provisions prescribed in this clause.

(3)	All insurance required to be obtained by SUBCONTRACTOR pursuant to this Subcontract shall be from an insurer or insurers permitted to conduct business as required by Applicable Law and shall be rated with either an “A-: IX” or better by Best’s Insurance Guide Ratings or “A-” or better by Standard and Poor’s.

(4)	The following insurance policies provided by SUBCONTRACTOR shall include CONTRACTOR Group and OWNER Group as Additional Insureds: employer’s liability, commercial automobile, aircraft liability, hull and machinery, and protection and indemnity insurance.

(5)

All policies of insurance provided by SUBCONTRACTOR or Subsubcontractor pursuant to this Agreement shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against CONTRACTOR Group, OWNER Group and Lender. However, it is agreed and understood that the waiver of subrogation under the Workers’ Compensation and Employer’s Liability insurance shall only apply in the event that the injured employee or their estate has not filed a direct claim against the CONTRACTOR GROUP, OWNER Group and/or Lender.

(6)	The insurance policies of SUBCONTRACTOR and Subsubcontractor shall state that such coverage is primary and non-contributory to any other insurance or self-insurance available to or provided by the CONTRACTOR Group, OWNER Group and/or Lender.

(7)	All policies (other than in respect to worker’s compensation insurance) shall insure the interests of the CONTRACTOR Group and OWNER Group regardless of any breach or violation by SUBCONTRACTOR or any other Party of warranties, declarations or conditions contained in such policies, any action or inaction of CONTRACTOR, OWNER or others, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project.

(8)	SUBCONTRACTOR shall promptly provide the CONTRACTOR certified copies of each of the insurance policies maintained by the SUBCONTRACTOR, or if the policies have not yet been received by SUBCONTRACTOR, then with binders of insurance, duly executed by the insurance agent, broker or underwriter fully describing the insurance coverages effect.

(9)	All insurance policies shall include coverage for jurisdiction within the United States of America or other applicable jurisdiction.

(10)	SUBCONTRACTOR and its Subsubcontractors shall do nothing to void or make voidable any of the insurance policies purchased and maintained by CONTRACTOR or SUBCONTRACTOR or Subsubcontractors hereunder. SUBCONTRACTOR shall promptly give CONTRACTOR, OWNER and Lender notice in writing of the occurrence of any casualty, claim, event, circumstance, or occurrence that may give rise to a claim under an insurance policy hereunder and arising out of or relating to the performance of the Work. In addition, SUBCONTRACTOR shall ensure that the CONTRACTOR and OWNER are kept fully informed of any subsequent action and developments concerning the same, and assist in the investigation of any such casualty, claim, event, circumstance or occurrence.

(11)	SUBCONTRACTOR’s certificate of insurance form, completed by SUBCONTRACTOR’s insurance agent, broker or underwriter, shall reflect all of the insurance required by SUBCONTRACTOR, the recognition of additional insured status, waivers of subrogation, and primary/non-contributory insurance requirements contained in this Subcontract.

(12)	Prior to the commencement of any Work, the SUBCONTRACTOR shall deliver to CONTRACTOR certificates of insurance reflecting all of the insurance required of SUBCONTRACTOR under this Agreement. All certificates of insurance and associated notices and correspondence concerning such insurance shall be addressed to the contact information listed in the Agreement.

(13)	Policy Cancellation and Change: All policies of insurance required to be maintained pursuant to this Agreement shall be endorsed so that if at any time they are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of CONTRACTOR, OWNER or Lender, such cancellation or reduction shall not be effective as to CONTRACTOR and OWNER or Lender for sixty (60) Days after receipt by CONTRACTOR, OWNER and Lender of written notice from such insurer of such cancellation or reduction.

(14)	Reports: SUBCONTRACTOR will advise CONTRACTOR in writing promptly of (1) any material changes in the coverage or limits provided under any policy required by this

Agreement and (2) any default in the payment of any premium and of any other act or omission on the part of SUBCONTRACTOR which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the SUBCONTRACTOR pursuant to this Agreement.

(15)	Lender Requirements: SUBCONTRACTOR agrees to cooperate with CONTRACTOR and as to any changes in or additions to the foregoing insurance provisions made necessary by requirements imposed by Lender (including additional insured status, notice of cancellation, certificates of insurance.

(16)	SUBCONTRACTOR shall provide evidence, reasonably satisfactory to CONTRACTOR, evidencing insurance to cover the risk of loss for materials and Goods while in SUBCONTRACTOR’s facilities.

2.5	CONTRACTOR Furnished Insurance:

CONTRACTOR shall provide the following insurances:

(1)	Builder’s Risk Insurance: Property damage insurance on an “all risk” basis insuring CONTRACTOR, SUBCONTRACTOR, OWNER and Lender, as their interests may appear, including coverage against loss or damage from the perils of startup and testing.

(a)	Sum Insured: The insurance policy shall (i) be on a completed value form, with no periodic reporting requirements, (ii) insure one hundred percent (100%) of the Facility’s insurable values, and (iii) value losses at replacement cost, without deduction for physical depreciation or obsolesce including custom duties, Taxes and fees.

	Category of Builders Risk	Deductible

(i)	Windstorm & Flood	2% of values at risk at time of loss subject to a minimum of US$ 1,000,000 each and every loss and a maximum of US $5,000,000 each and every loss
(ii)	Other natural perils	US$ 500,000 each and every loss
(iii)	Loss or damage to Wet Works (defined as works in on or over river or tidal waters)	US$ 1,000,000 each and every loss
(iv)	Loss of or damage arising from commissioning/testing and tank fill and LEG 3/96	US$ 500,000 each and every loss
(v)	All other losses	US$ 100,000 each and every loss

2.6	Notifications:

In accordance with the submittal requirements outlined above, SUBCONTRACTOR shall deliver the original and two (2) copies of the Certificate(s) of Insurance or individual insurance policies required by this clause and all subsequent notices of cancellation, termination and alteration of such policies to:

Bechtel Corporation
3000 Post Oak Blvd
Houston, TX 77056

Attention:	Sabine Pass LNG Project,
Bechtel Subcontract Manager
Reference:	Subcontract No. 25027-HC1-MTD0-00002
Subcontract Title:	LNG Tanks

SC-3	CONTRACTOR-FURNISHED DRAWINGS AND SPECIFICATIONS

3.1	CONTRACTOR will furnish design criteria specifications and prints of engineering design criteria drawings for each part of the Work under this Subcontract. Such drawings will give information required for the preparation of detail design and/or shop detail drawings by SUBCONTRACTOR.

3.2	SUBCONTRACTOR shall, immediately upon receipt thereof, review all specifications and drawings furnished and shall promptly notify CONTRACTOR of any reasonably apparent omissions or discrepancies in such specifications or drawings. The SUBCONTRACTOR’s review shall be performed with generally accepted practices, skill, care, methods, techniques and standards employed by the international LNG industry at the time of the Subcontract Effective Date that are commonly used in prudent engineering to safely design LNG related facilities of similar size and type as the Facility, in accordance with Applicable Law and Applicable Codes and Standards. Apparent errors or omissions in such criteria, specifications, data and information, or the misdescription of work which is necessary to carry out their intent, or which is customarily performed, shall not relieve SUBCONTRACTOR from performing such omitted or misdescribed work, but such work shall be performed by SUBCONTRACTOR as if fully and correctly set forth and described therein. SUBCONTRACTOR shall obtain approval from CONTRACTOR for any deviation from such criteria, specifications, data and information prior to incorporating such deviation in the final design.

3.3	SUBCONTRACTOR shall perform Jobsite work only in accordance with “Issued for Construction” (IFC) drawings and any subsequent revisions thereto submitted by SUBCONTRACTOR and reviewed by CONTRACTOR in accordance with the Special Condition titled SUBCONTRACTOR-FURNISHED DRAWINGS, DATA AND SAMPLES.

3.4	Two (2) copies of such specifications and one (1) full size reproducible copy and three (3) full size prints of such drawings will be furnished to SUBCONTRACTOR without charge. Any additional copies of such specifications and drawings will, upon SUBCONTRACTOR’s request, be furnished to SUBCONTRACTOR at actual cost.

SC-4	CONTRACTOR-FURNISHED UTILITIES AND FACILITIES

4.1	Utilities

The utilities listed below will be furnished by CONTRACTOR without cost to SUBCONTRACTOR, provided that all such utilities will be furnished at outlets existing on the Jobsite and SUBCONTRACTOR shall, at its expense, extend such utilities from said outlets to points of use and at completion of all the Work remove all materials and equipment used for such extensions.

(1)	telephone line cabling with drop at pole

(2)	electrical power: none

(3)	hydrotest water: in accordance with API 620 Appendix Q

4.2	Facilities (Refer to drawing no. P1K-5C-00002 in Exhibit “E”)

The Facilities listed below will be furnished by CONTRACTOR. Such Facilities may be used by SUBCONTRACTOR without charge, provided that any such use will be subject to written approval of CONTRACTOR.

(1)	construction dock, including offloading dock crane, with crane operator

(2)	access roads in accordance with Exhibit “D”

(3)	construction storage / laydown area in accordance with Exhibit “D”

(4)	parking lot in accordance with Exhibit “D”

(5)	office trailer area

SC-5	CONTRACTOR-FURNISHED MATERIALS AND EQUIPMENT

5.1	CONTRACTOR will furnish to SUBCONTRACTOR, at CONTRACTOR’s designated warehouse or Jobsite storage area, the items listed below to be incorporated into or used in performance of the Work under this Subcontract. Such items will be furnished, without cost to SUBCONTRACTOR, provided that SUBCONTRACTOR shall, at its expense, accept delivery thereof, load, unload, transport to points of use, and care for such items until final disposition thereof. At time of acceptance of any such item from CONTRACTOR, SUBCONTRACTOR shall sign a receipt therefore. Signing of such receipt without reservation therein shall preclude any subsequent claim by SUBCONTRACTOR that any such items were received from CONTRACTOR in a damaged condition and with shortages. If at any time after acceptance of any such item from CONTRACTOR any such item is damaged, lost, stolen or destroyed, such item shall be repaired or replaced at the expense of SUBCONTRACTOR. Items required to be replaced may, at its option, be furnished by CONTRACTOR. Upon completion of all the Work under this Subcontract, SUBCONTRACTOR shall, at its expense, return all surplus and unused items to CONTRACTOR’s designated warehouse or Jobsite storage area.

5.2	CONTRACTOR will exert every reasonable effort to make delivery of such materials and equipment so as to avoid delay in the progress of the Work. However, should CONTRACTOR, for any reason, fail to make delivery of any such item and a delay result the provisions of the General Condition titled CHANGES apply. SUBCONTRACTOR shall take all appropriate action to mitigate the consequences of such delay.

5.3	Materials to be furnished by CONTRACTOR:

As Stated In Exhibit “D”

SC-6	CONTRACTOR-FURNISHED PERMITS

6.1	The General Condition titled PERMITS notwithstanding, CONTRACTOR will without cost to SUBCONTRACTOR, furnish the permits listed below; however, SUBCONTRACTOR shall, as necessary, provide CONTRACTOR and OWNER with assistance in obtaining such permits. SUBCONTRACTOR shall otherwise act in accordance with said General Condition titled PERMITS. All such CONTRACTOR-furnished permits are available for examination at the project office of CONTRACTOR during regular business hours.

6.2	Permits to be furnished by CONTRACTOR:

See Appendix B-12 to the Exhibit “B” Special Conditions

SC-7	SUBCONTRACTOR-FURNISHED DRAWINGS, SPECIFICATIONS, DATA AND SAMPLES

7.1	Review and permission to proceed by CONTRACTOR as stated in this Special Condition does not constitute acceptance or approval of the materials and documents developed or selected by SUBCONTRACTOR and any approval by CONTRACTOR shall only constitute permission to proceed and shall not relieve the CONTRACTOR from its obligations under the Subcontract nor shall such approval create any CONTRACTOR or OWNER responsibility for the accuracy of such materials and documents. The drawings and specifications shall be based on the requirements of this Agreement, including the Scope of Work, drawings, specifications, Applicable Codes and Standards and Applicable Law and all drawings and specifications shall be signed and stamped, as required, by design professionals licensed in accordance with Applicable Law.

7.2	Those drawings and record drawings specified in this Subcontract and prepared by SUBCONTRACTOR or Subsubcontractor under this Subcontract shall be prepared using computer aided design (“CAD”). SUBCONTRACTOR shall provide drawings, including record drawings, in their native formats as set forth in Exhibit “D”.

7.3	In accordance with the General Condition titled RIGHT TO WORK TOOLS AND WORK PRODUCT, CONTRACTOR and/or OWNER shall have the right to use all materials and documents developed by SUBCONTRACTOR without any obligation of any kind to SUBCONTRACTOR or its suppliers, subcontractors, or licensor(s) for the purpose of the construction, training, operation, maintenance, repair, revision or addition to the Plant except as otherwise agreed in any License Agreements executed between OWNER and said Licensor(s).

7.4	CONTRACTOR’s design, drawings, specifications, samples, certificates and data shall be submitted as set forth below or in accordance with the subcontract “Drawings and Data Requirements” form(s).

(1)	Drawing Submittals

(a)	All drawings shall be submitted by and at the expense of SUBCONTRACTOR before each design phase, fabrication, installation or further work performance is commenced, allowing at least fourteen (14) Days for critical items and thirty (30) Days for non-critical drawings for review by CONTRACTOR.

(b)	All drawings submitted by SUBCONTRACTOR shall be certified by SUBCONTRACTOR to be correct, shall show the subcontract number and shall be furnished in accordance with the Subcontract Drawings and Data Requirements form(s). CONTRACTOR will conduct a review of SUBCONTRACTOR’s drawings and a reproducible drawing marked with one of the following codes will be returned to SUBCONTRACTOR within fourteen (14) Days for critical drawings and thirty (30) Days for non-critical drawings.

Code	Notation

1.	Work may proceed.

2.	Revise and Resubmit. Work may proceed subject to resolution of indicated comments.

3.	Revise and Resubmit. Work may not proceed.

4.	Review not required. Work may proceed.

(c)	Although work may proceed on receipt of a drawing with a Code 2 notation, SUBCONTRACTOR must resolve the comments indicated, resubmit and obtain a Code 1 notation before release for further design development, equipment or material shipment, installation, or completion of the affected work.

(d)	Drawings returned marked code 2 or 3 shall be resubmitted not later than fifteen (15) Days after transmittal by CONTRACTOR. CONTRACTOR must return a copy of the drawings endorsed with the appropriate code within fourteen (14) Days for critical drawings and thirty (30) Days for non-critical drawings.

(2)	Design, Drawings and Specifications

(a)	SUBCONTRACTOR shall prepare its design, drawings, and specifications using the technical documents of Exhibit “D” and the drawings of Exhibit “E” as a basis. Construction will not commence until SUBCONTRACTOR has obtained from CONTRACTOR review and approval of those drawings, which show the construction proposed by SUBCONTRACTOR.

(b)	SUBCONTRACTOR shall complete its design in phases as indicated in the Subcontract Schedule submitted in accordance with the Special Condition titled SUBCONTRACT SCHEDULE. The information submitted for each phase of the design must contain sufficient detail on the other phases to permit comprehensive review of the proposed design.

(c)	When required by CONTRACTOR, SUBCONTRACTOR shall, without charge, provide qualified technical personnel to participate in on-site design reviews.

(d)	CONTRACTOR will review the design as it is completed and shall transmit comments to the SUBCONTRACTOR. SUBCONTRACTOR shall promptly resolve these comments and resubmit the documents. On resubmittal, SUBCONTRACTOR shall direct specific attention, in writing, to revisions other than those proposed by CONTRACTOR on the previous submittal.

(e)	When the drawings and specifications have been satisfactorily completed, SUBCONTRACTOR shall carry out fabrication, manufacture or construction in accordance therewith and shall make no further changes therein except upon review by and written approval from CONTRACTOR.

(f)	Design drawings shall be submitted as specified in paragraph 7.4(1) above.

(3)	Construction Drawings

(a)	SUBCONTRACTOR shall prepare complete construction drawings necessary to execute the Work and shall be fully responsible for the coordination of all elements of the detail design such as civil, architectural, structural, electrical, and mechanical, etc. so that full details are shown on its construction drawings to permit SUBCONTRACTOR to order its equipment and materials and for its field forces to construct the facilities covered in the Subcontract. The SUBCONTRACTOR shall also provide design calculations when requested.

(b)	For the purpose of this clause, construction drawings shall include those prepared for the construction of permanent facilities as well as temporary structures such as temporary bulkheads, excavation support, ground water control systems, and for such other temporary work as may be required for construction.

(c)	Construction drawings shall be submitted as specified in paragraph 7.4(1) above.

(4)	Shop Drawings

(a)	Shop drawings shall be complete and detailed. For the purpose of this clause, shop drawings shall include but not be limited to detail design; detail, fabrication, assembly, erection and setting drawings; schedule drawings; manufacturer’s scale drawings; wiring and control diagrams; cuts or entire catalogs, pamphlets, and descriptive literature; and performance and test data.

(b)	Shop drawings shall be checked and coordinated by the SUBCONTRACTOR with the work of all disciplines involved before they are submitted to CONTRACTOR and SUBCONTRACTOR’s approval seal shall provide evidence of such checking and coordination.

(c)	Drawings of a specific piece of equipment shall identify components with the manufacturer’s part number or reference drawing number clearly indicated. If reference drawing numbers are used, the review data of such drawings shall be included. Drawings shall indicate design dimensions, maximum and minimum allowable operating tolerances on all major wear fits, i.e., rotating, reciprocating or intermittent sliding fits between shafts or stems and seals, guides and pivot pins. The sequence of submission of all drawings shall be such that all information is available for reviewing each drawing when it is received.

(d)	Shop drawings shall be submitted as specified in paragraph 7.4(1) above.

(5)	Samples

(a)	Where samples are required, they shall be submitted by and at the expense of SUBCONTRACTOR. Such submittals shall be made not less than thirty (30) calendar days prior to the time that the materials represented by such samples are needed for incorporation into the Work. Samples shall be subject to review and materials represented by such samples shall not be manufactured, delivered to the Jobsite or incorporated into the Work without such review.

(b)	Each sample shall bear a label showing SUBCONTRACTOR’s name, Project name, subcontract number, name of the item, manufacturer’s name, brand name, model number, supplier’s name, and reference to the appropriate drawing number, technical specification section and paragraph number, all as applicable.

(c)	Samples, which have been reviewed, may, at CONTRACTOR’s option, be returned to SUBCONTRACTOR for incorporation into the Work.

(6)	Certificates and Data

(a)	Where certificates are required, four (4) copies of each such certificate shall be submitted by and at the expense of SUBCONTRACTOR. Such submittal shall be made not less than thirty (30) calendar days prior to the time that the materials represented by such certificates are needed for incorporation into the Work. Certificates shall be subject to review and material represented by such certificates shall not be fabricated, delivered to the Jobsite or incorporated into the Work without such review.

(b)	Certificates shall clearly identify the material being certified and shall include but not be limited to providing the following information: SUBCONTRACTOR’s name, Project name, subcontract number, name of the item, manufacturer’s name, and reference to the appropriate drawing, technical specification section and paragraph number, all as applicable.

(c)	All other data shall be submitted as required by the Subcontract Documents.

(7)	SUBCONTRACTOR Furnished Manuals and Spare Parts Lists

The SUBCONTRACTOR shall prepare and submit to the OWNER Operating Manuals and Spare Parts Lists in accordance with the requirements of Exhibit “D.”

(8)	As-Built Drawings and Specifications

(a)	Drawings:

(a1)	Progress As-Builts. During construction, SUBCONTRACTOR shall keep a marked-up-to-date set of as-built blueline drawings on the Jobsite as an accurate record of all deviations between work as shown and work as installed. These drawings shall be available to CONTRACTOR and OWNER for inspection at any time during regular business hours.

(a2)	Final As-Builts. SUBCONTRACTOR shall at its expense and not later than thirty (30) calendar days after Mechanical Completion furnish to CONTRACTOR a complete set of marked-up as-built reproducible drawings with “AS-BUILT” clearly printed on each sheet. SUBCONTRACTOR shall accurately and neatly transfer all deviations from progress as-builts to final as-builts. As-built drawings shall be provided where specified and as required to reflect as-built conditions.

(b)	Specifications:

(b1)	Progress As-Builts. During construction, SUBCONTRACTOR shall keep a marked-up-to-date set of as-built specifications on the Jobsite annotated to clearly indicate all substitutions that are incorporated into the Work. Where selection of more than one product is specified, annotation shall show which product was installed. These specifications shall be available to CONTRACTOR and OWNER for inspection at any time during regular business hours.

(b2)	Final As-Builts. SUBCONTRACTOR shall at its expense and not later than thirty (30) calendar days after Mechanical Completion furnish to CONTRACTOR a complete set of marked-up as-built specifications with “AS-BUILT” clearly printed on the cover. SUBCONTRACTOR shall accurately and neatly transfer all annotations from progress as-builts to final as-builts.

(c)	Endorsement:

SUBCONTRACTOR shall sign each final as-built drawing and the cover of the as-built specifications and shall note thereon that the recording of deviations and annotations is complete and accurate.

SC-8 COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK

8.1	SUBCONTRACTOR shall complete the Work under the Subcontract to meet the following Subcontract Milestone dates:

Subcontract Milestone	Date
Execute Subcontract	06 May 2005
Start Test Piling	15 July 2005
Start Production Piling	01 Dec 2005
RFCD First Tank	18 Feb 2008
RFCD Second Tank	23 Mar 2008
RFCD Third Tank	27 Apr 2008

8.2	SUBCONTRACTOR shall give CONTRACTOR full information in advance as to its plans for performing each part of the Work. If at any time, SUBCONTRACTOR’s actual progress is inadequate to meet the requirements of this Subcontract, CONTRACTOR may notify SUBCONTRACTOR to provide a plan necessary to improve its progress. If, within a reasonable period as determined by CONTRACTOR, SUBCONTRACTOR does not improve performance to meet the Subcontract Milestones set forth above, CONTRACTOR may require an increase in SUBCONTRACTOR’s labor force, the number of shifts, overtime operations, additional days of work per week, expedited shipment(s) of equipment and materials, and an increase in the amount of construction plant and equipment, all without additional cost to CONTRACTOR. Neither such notice nor CONTRACTOR’s failure to issue such notice shall relieve SUBCONTRACTOR of its obligation to achieve the quality of work and rate of progress required by this Subcontract.

8.3	Noncompliance with CONTRACTOR’s instructions shall be grounds for CONTRACTOR’s determination that SUBCONTRACTOR is not prosecuting the Work with such diligence as will assure completion within the times specified. Upon such determination, CONTRACTOR may terminate this Subcontract pursuant to the General Condition titled TERMINATION FOR DEFAULT.

SC-9 SUBCONTRACT SCHEDULE

SUBCONTRACTOR shall, within thirty (30) calendar days of subcontract execution and before the first progress payment is made, submit to CONTRACTOR for its written approval a Subcontract Schedule. The schedule shall consist of a precedence network diagram using the critical path method (CPM) to show each individual essential activity in sequence to meet the Subcontract Milestones of the Special Condition titled “COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK.” The diagram shall show durations and dependencies including off-Jobsite activities such as design, fabrication of equipment, procurement, delivery of materials, and items to be furnished by CONTRACTOR. It shall show total float and free-float times. Float shall not be considered to be for the exclusive benefit of either CONTRACTOR or SUBCONTRACTOR. Extensions of time for performance required under other subcontract clauses shall be made only to the extent that equitable time adjustments for affected activities exceed the total float available along their paths.

Subcontractor shall utilize Primavera (P3) software to produce schedules and shall adhere to the Work Breakdown Structure, activity code structure and calendars utilized by CONTRACTOR.

The activity listing shall show the following information for each activity on the diagram:

Identification by node number;

Description of the task or event;

Duration;

Personnel by craft;

Equipment;

Earliest start and finish dates; and

Latest start and finish dates.

In addition SUBCONTRACTOR shall submit a complementary and detailed narrative description of its plan for performing the Work. The narrative description shall summarize detail the equipment and personnel requirements by craft to complete a resource loaded schedule.

SUBCONTRACTOR shall promptly inform CONTRACTOR of any proposed change in the schedule and narrative and shall furnish CONTRACTOR with a revised schedule and narrative within ten (10) calendar days after approval by CONTRACTOR of such change. The schedule and narrative shall be kept up to date, taking into account the actual work progress and shall be revised, if necessary, every thirty (30) calendar days. The revised schedule and narrative shall, as determined by CONTRACTOR, be sufficient to meet the requirements for completion of any separable part and all of the Work as set forth in this subcontract.

During the performance of the Work, SUBCONTRACTOR shall submit to CONTRACTOR periodic reports on the actual progress. Such progress reports shall include the following:

1.	Monthly	A copy of the Subcontract Schedule showing actual progress to date for the major parts of the Work, as compared to planned progress;

2.	Monthly	SUBCONTRACTOR will submit a summary of actual hours expended performing the Work. Jobhours will be categorized by Non-Manual and Manual and will be utilized to publish safety statistics. Manual are craft labor including foremen (e.g. pipe fitters, welders, electricians, laborers, carpenters, ironworkers) whereas Non-Manual are non-craft labor (e.g. field engineers, superintendents, safety representatives, accountants)

3.	Monthly	A jobhour comparison by craft of actual versus planned staffing;

4.	Weekly	A three-week look-ahead personnel forecast by craft. Variation from approved schedules and plans shall be noted and rationalized;

5.	Weekly	A rolling four-week schedule showing one week actual progress and a three-week look-ahead forecast. Variation from approved schedules and plans shall be noted and rationalized;

6.	Weekly	A weekly report of quantities installed versus total quantities on items of the Work selected by CONTRACTOR;

7.	Weekly	A weekly report of labor productivity comparing actual versus planned jobhours on items of the Work selected by CONTRACTOR. Variation from approved schedules and plans shall be noted and rationalized;

8.	Daily	A daily force report listing all personnel by craft and work assignment; and equipment utilized in the Work

Schedules and reports shall be furnished in hardcopy and/or electronic files as specified by CONTRACTOR.

SC-10	TEMPORARY ACCESS AND HAUL ROADS

10.1	SUBCONTRACTOR shall, at its expense, construct and maintain temporary access and haul roads, except as provided in the Special Condition titled CONTRACTOR-FURNISHED UTILITIES AND FACILITIES, as may be necessary for the proper performance of this Subcontract. SUBCONTRACTOR shall submit a layout of all proposed roads prior to road construction. The layout shall show widths of roads, direction of traffic, curves, grades and related information in sufficient detail for review by CONTRACTOR. Roads constructed on OWNER’S land or rights-of-way shall be subject to OWNER’S approval.

10.2	CONTRACTOR and SUBCONTRACTOR shall provide reasonable notice of any request for access to the Site by (i) any of CONTRACTOR’s or OWNER’s other contractors or subcontractors seeking to perform work at the Site or (ii) any Landowner. SUBCONTRACTOR agrees to use reasonable efforts to accommodate such request and CONTRACTOR agrees to coordinate the performance of the Work with such other contractors or subcontractors performing work at the Jobsite so as not to materially interfere with any of OWNER’s or CONTRACTOR’s other contractors or subcontractors performing work at the Jobsite.

SC-11	SAFETY, HEALTH AND SECURITY REQUIREMENTS

11.1	In the development and implementation of its Safety and Health Plan (S&H Plan) and performance of the Work, SUBCONTRACTOR shall conform and comply with CONTRACTOR’s SAFETY AND HEALTH (S&H) STANDARDS set forth in Exhibit “B “ Appendix B-2.

11.2	SUBCONTRACTOR shall not, without prior written approval of CONTRACTOR, subcontract with any entity whose safety ratings for the previous year exceed the following:

Interstate EMR:	1.0
State EMR:	1.0
LWDC:	2.5
OSHA Recordable:	3.5

11.3	In performance of the Work under this Subcontract, SUBCONTRACTOR shall establish and maintain a security program, implementing and supplementing Project security requirements. This shall include a written Security Plan which shall be submitted to CONTRACTOR for review and approval within ninety (90) Days after subcontract award and in any event prior to commencing work at the Jobsite. Such program shall include:

(1)	Controlled access to office, warehouse, material and equipment sites.

(2)	Physical security of office, warehouse, material and equipment sites, to include periodic security checks of all work areas assigned to SUBCONTRACTOR.

(3)	Control of material and equipment packaging, transportation, and delivery to the Jobsite.

(4)	Accountability procedures for storage, requisition and issue of material and equipment.

(5)	Personnel security to include, but not limited to, compliance with Project work rules (access, badging, prohibited activities and items, etc.)

(6)	Communications security to include, but not limited to, use of radios, radio finders, beacons, etc.

(7)	Compliance with the Project Emergency Response Plan to include, but not limited to, emergency notification lists, personnel accountability procedures, etc.

(8)	Compliance with all Project security programs and the coordination measures, with CONTRACTOR, OWNER and others on the Jobsite, established for that purpose.

(9)	Prompt reporting of incidents of loss, theft or vandalism to CONTRACTOR, subsequently detailed and provided in writing.

SUBCONTRACTOR’s Security Plan shall be added as an appendix to its Project S&H Plan.

SC-12	EXPLOSIVES

Explosives shall be transported to the Jobsite only when required to perform the Work under this Subcontract and with prior notice to and written approval of CONTRACTOR. SUBCONTRACTOR shall be responsible for properly purchasing, transporting, storing, safeguarding, handling and using explosives required to perform the Work. SUBCONTRACTOR shall employ competent and qualified personnel for the use of explosives and, notwithstanding any other provision in the Subcontract to the contrary, shall assume full responsibilities for the cost of any incidental or consequential damages caused by the improper use of explosives. Residual surplus explosives shall be promptly removed from the Jobsite and properly disposed of by SUBCONTRACTOR.

SC-13	WARRANTY BOND

13.1	Upon completion of RFCD for the third tank and as precedent to payment of any Retainage, SUBCONTRACTOR shall, at no cost to CONTRACTOR, furnish a Warranty Bond. The Warranty Bond shall be in the amount of five per cent (5%) of the final Subcontract price. At SUBCONTRACTOR’s option, the payment of Retainage and provision of the Warranty Bond may be stepped to reflect separate completion of RFCD of each tank.

13.2	Such securities shall be issued in a form and by a Surety acceptable to CONTRACTOR.

SC-14	MEASUREMENT FOR PAYMENT

14.1	To establish a basis for payment against lump sum items set forth in Exhibit C, SUBCONTRACTOR shall, within thirty (30) calendar days after Subcontract award, provide a lump sum breakdown (Schedule of Values) which proposes:

(1)	A reasonable number of measurable interim tasks required to accomplish each lump sum item, and

(2)	An allocation of the price to each task with reasonable relationship to the costs incurred in its accomplishment.

14.2	CONTRACTOR shall review SUBCONTRACTOR’s Schedule of Values, determine the appropriate tasks and values for progress payments and so advise SUBCONTRACTOR in writing.

14.3	SUBCONTRACTOR shall then provide a schedule of the monthly progress payments (Estimated Payment Schedule) required to perform the Work in accordance with the Subcontract Schedule approved pursuant to the Special Condition titled SUBCONTRACT SCHEDULE. The Estimated Payment Schedule shall apply either the Schedule of Values, a reasonable estimate of progress on tasks represented by unit prices, or a combination thereof.

14.4	Written monthly estimates shall be prepared by SUBCONTRACTOR for CONTRACTOR’s approval covering the amount and value of work satisfactorily performed by SUBCONTRACTOR up to the date of such estimate and projected out to the end of the invoiced period. Such estimate may be made by strict measurement, or by estimate, or partly by one method and partly by the other.

14.5	SUBCONTRACTOR shall make all surveys necessary for determining all quantities of work to be paid under this Subcontract. Copies of field notes, computations and other records made by SUBCONTRACTOR for the purpose of determining quantities shall be furnished to CONTRACTOR upon request. SUBCONTRACTOR shall notify CONTRACTOR prior to the time such surveys are made. CONTRACTOR, at its sole discretion, may witness and verify such surveys. Measurements and computations shall be made by such methods as CONTRACTOR may consider appropriate for the class of work measured and the estimate of quantities of work completed shall be compatible with the reporting requirements of the Special Condition titled SUBCONTRACT SCHEDULE. The dividing limits, lines or planes between adjacent items or classes of excavation, concrete, or other types of work where not definitely indicated on the drawings or in the specifications shall be as determined by CONTRACTOR.

14.6	CONTRACTOR shall review SUBCONTRACTOR’s monthly estimate and return an approved copy to SUBCONTRACTOR. Pursuant to the Special Condition titled INVOICING AND PAYMENT, SUBCONTRACTOR shall prepare and submit to CONTRACTOR invoices in accordance with the approved monthly estimates.

SC-15	INVOICING AND PAYMENT

15.1	SUBCONTRACTOR shall prepare and submit invoices as follows:

(1)	SUBCONTRACTOR shall submit an application for payment by the 1st day of the calendar month for the Work projected to be completed through that month and shall include adjustments to reflect actual Work performed in the previous month; and

(2)	CONTRACTOR shall review the application for payment and return a marked-up copy by the 5th of the calendar month.

(3)	Utilizing the agreed application for payment, SUBCONTRACTOR shall develop and submit an invoice.

SUBCONTRACTOR shall certify in each invoice that there are no known outstanding mechanic’s or material-men’s liens, and that all due and payable bills have been paid or are included in the application for payment.

15.2	As a condition of payment, each Invoice received by CONTRACTOR prior to Final Acceptance shall be accompanied by a fully executed (i) Interim Conditional Lien Waiver from SUBCONTRACTOR in the form of Exhibit “B” Appendix B-10 Form B-10-1 for all Work performed through the date of the Invoice for which payment is requested and (ii) Interim Unconditional Lien Waiver from SUBCONTRACTOR in the form of Exhibit “B” Appendix B-10 Form B-10-2 for all Work performed and invoiced during the month, two months prior to the current month being invoiced, submitted by SUBCONTRACTOR. In addition, as a condition of payment, SUBCONTRACTOR shall also provide (i) fully executed Interim Conditional Lien Waivers in the form of Exhibit “B” Appendix B-10 Form B-10-1 from each Major Subsubcontractor whose invoice is received by SUBCONTRACTOR in the Month covered by SUBCONTRACTOR’s Invoice (with each such Interim Conditional Lien Waiver covering all Work performed by each such Major Subsubcontractor through the date of such Major Subsubcontractor’s invoice), together with fully executed Interim Unconditional Lien Waivers from each Major Subsubcontractor for all Work performed by such Major Subsubcontractor through the date of each such Major Subsubcontractor’s preceding invoice; (ii) fully executed Interim Conditional Lien Waivers in substantially the form of Exhibit “B” Appendix B-10 Form B-10-1 from each Major Subsubcontractor whose invoice is received by SUBCONTRACTOR in the Month covered by SUBCONTRACTOR’s Invoice (with each such Interim Conditional Lien Waiver covering all Work performed by each such Major Subsubcontractor through the date of such Major Subsubcontractor’s invoice), together with fully executed Interim Unconditional Lien Waivers from each Major Subsubcontractor in substantially the form set forth in Exhibit “B” Appendix B-10 Form B-10-2 for all Work performed by such Major Subsubcontractor through the date of each such Major Subsubcontractor’s preceding invoice; provided that if SUBCONTRACTOR fails to provide to CONTRACTOR an Interim Conditional Lien Waiver or Interim Unconditional Lien Waiver from a Major Subsubcontractor as required, CONTRACTOR’s right to withhold payment for the failure to provide any such Interim Conditional Lien Waiver or Interim Unconditional Lien Waiver shall be limited to the amount that should have been reflected in such Interim Conditional Lien Waiver or Interim Unconditional Lien Waiver.

15.3	SUBCONTRACTOR hereby subordinates any mechanics’ and materialmen’s liens or other claims or encumbrances that may be brought by SUBCONTRACTOR against any or all of the Work, the Site or the Facility to any liens granted in favor of Lender, whether such lien in favor of Lender is created, attached or perfected prior to or after any such liens, claims or encumbrances, and shall require its Subsubcontractors to similarly subordinate their lien, claim and encumbrance rights. SUBCONTRACTOR agrees to comply with reasonable requests of CONTRACTOR/OWNER for supporting documentation required by Lender in connection with such subordination, including any necessary lien subordination agreements. Nothing in this Article shall be construed as a limitation on or waiver by SUBCONTRACTOR of any of its rights under Applicable Law to file a lien or claim or otherwise encumber the Facility as security for any undisputed payments owed to it by CONTRACTOR hereunder which are past due; provided that such lien, claim or encumbrance shall be subordinate to any liens granted in favor of Lenders.

15.4	Within Thirty (30) calendar days after receipt of a correct invoice, CONTRACTOR will pay SUBCONTRACTOR ninety percent (90%) of the approved invoice amount retaining the balance (“Retainage”) pending RFCD of the third tank. At SUBCONTRACTOR’s option, the payment of Retainage may be stepped to reflect separate completion of RFCD of each tank. The stepped payment of Retainage is subject to CONTRACTOR’s receipt of a warranty bond, acceptable to CONTRACTOR, in accordance with the requirements of SC-13, WARRANTY BOND and SC-15.10 below.

15.5	Amounts otherwise payable under this Subcontract may be withheld, in whole or in part, if:

(1)	SUBCONTRACTOR is in material default of any Subcontract condition including, but not limited to, the schedule, quality assurance and health and safety requirements; or

(2)	SUBCONTRACTOR has not submitted:

(a)	Schedules as defined in the Special Condition titled “SUBCONTRACT SCHEDULE,”

(b)	Proper insurance certificates, or not provided proper coverage or proof thereof, and

(c)	CONTRACTOR approved securities;

(d)	Interim Lien Waivers from SUBCONTRACTOR and Major Subsubcontractors

(3)	Adjustments are due from previous overpayment or audit results

15.6	CONTRACTOR will make payments of such amounts withheld in accordance with SC-15.5 above if SUBCONTRACTOR cures all defaults in the performance of this Subcontract.

15.7	If claims filed against SUBCONTRACTOR connected with performance under this Subcontract, for which CONTRACTOR may be held liable if unpaid (e.g., unpaid withholding and back taxes), are not promptly removed by SUBCONTRACTOR within seven (7) Days after receipt of written notice from CONTRACTOR to do so, CONTRACTOR may remove such claims and deduct all costs in connection with such removal from withheld payments or other monies due, or which may become due, to SUBCONTRACTOR. If the amount of such withheld payment or other monies due SUBCONTRACTOR under this Subcontract is insufficient to meet such costs, or if any claim against SUBCONTRACTOR is discharged by CONTRACTOR after final payment is made, SUBCONTRACTOR and its surety or sureties, if any, shall promptly pay CONTRACTOR all costs incurred thereby regardless of when such claim arose or whether such claim imposed a lien upon the Project or the real property upon which the Project is situated.

In the event a lien is filed, SUBCONTRACTOR shall remove the lien, or see that it is removed or shall furnish a bond for the full amount thereof within seven (7) calendar days of notice by CONTRACTOR or as otherwise specified by applicable law. Upon SUBCONTRACTOR’s failure to promptly comply with the foregoing requirements CONTRACTOR may remove such liens. SUBCONTRACTOR shall reimburse CONTRACTOR for all costs in connection with the removal of such liens and CONTRACTOR may deduct such costs from payments or other monies due, or which may become due, to SUBCONTRACTOR.

15.8	Upon receipt by SUBCONTRACTOR of CONTRACTOR’s Provisional Acceptance Certificate for the third tank under this Subcontract, SUBCONTRACTOR shall prepare and submit its final invoice in accordance with the approved estimate. The final invoice shall be exclusive of release of Retainage, in accordance with SC-15.4.

15.9

SUBCONTRACTOR shall, in addition to any other requirements in this Subcontract for achieving Provisional Acceptance, submit a fully executed final Invoice, along with (i) a statement summarizing and reconciling all previous Invoices, payments and Change Orders; (ii) an affidavit that all payrolls, taxes, bills for material and equipment, and any other indebtedness connected with the Work for which SUBCONTRACTOR and its Subsubcontractors are liable (excluding Corrective Work) have been paid; (iii) fully executed Final Conditional Lien and Claim Waiver from SUBCONTRACTOR in the form of Exhibit “B” Appendix B-10 Form B-10-3, (iv) fully executed Final Conditional Lien and Claim Waivers from each Major Subsubcontractor in the form set forth in Exhibit “B” Appendix B-10 Form B-10-1. No later than thirty (30) Days after receipt by CONTRACTOR of such final Invoice and all reasonably requested documentation and achieving Provisional Acceptance of the third tank, CONTRACTOR shall, subject to its rights to withhold payment under this Subcontract, pay SUBCONTRACTOR the balance of the Subcontract price, provided that SUBCONTRACTOR provides to CONTRACTOR at or before the time of such payment the following: (i) fully executed Final Unconditional Lien and Claim Waiver from SUBCONTRACTOR for amounts paid and (ii) fully executed Final Unconditional Lien and Claim Waivers from each Major Subsubcontractor. Notwithstanding the above, CONTRACTOR shall not withhold from final payment an amount greater than the amount(s) in dispute.

15.10	The Retainage shall be reduced from ten percent (10%) to five percent (5%) upon RFCD incrementally with respect to each tank in accordance with SC-15.4; provided, however, upon delivery of a warranty bond acceptable to CONTRACTOR, such five percent (5%) Retainage shall be paid to SUBCONTRACTOR incrementally with respect to each tank. The warranty bond shall remain in effect until expiration of the warranties provided under the General Condition titled WARRANTY / DEFECT CORRECTION PERIOD.

15.11	Unless otherwise specified by applicable law, CONTRACTOR shall, within sixty (60) calendar days following Final Acceptance of the Work and after submittal of an invoice or a written request for release of the warranty bond, pay to SUBCONTRACTOR the amount then remaining due including the Retainage account, or release the warranty bond, provided that, SUBCONTRACTOR shall have furnished CONTRACTOR and OWNER for itself, its lower tier subcontractors, immediate and remote, and all material suppliers, vendors, laborers and other parties acting through or under it, waivers and releases of all claims against CONTRACTOR or OWNER arising under or by virtue of this Subcontract, except such claims, if any, as may with the consent of CONTRACTOR and OWNER be specifically excepted by SUBCONTRACTOR from the operation of the release in stated amounts to be set forth therein.

15.12	No payments of invoices or portions thereof shall at any time constitute approval or acceptance of any work under this Subcontract, nor be considered a waiver by CONTRACTOR or OWNER of any of the terms of this Subcontract. However, title to all equipment and materials which has vested in CONTRACTOR or OWNER pursuant to the Special Condition titled TITLE AND RISK OF LOSS shall not be part of SUBCONTRACTOR’s property or estate, unless otherwise specified by applicable law, in the event SUBCONTRACTOR is adjudged bankrupt or makes a general assignment for the benefit of creditors, or if a receiver is appointed on account of SUBCONTRACTOR’s insolvency, or if all or any portion of this Subcontract is terminated.

SUBCONTRACTOR shall submit all invoices in original to:

Bechtel Corporation P.O. Box 7700 Glendale, Arizona 85312-7700

Attention:	Sabine Pass LNG Project
Reference:	Subcontract No. 25027-HC1-MTD0-00002
Subcontract Title:	LNG Tanks

SUBCONTRACTOR shall submit all invoices in copy to:

Bechtel Corporation 3000 Post Oak Blvd Houston, TX 77056

Attention:	Sabine Pass LNG Project Bechtel Subcontracts Manager

Reference:	Subcontract No. 25027-HC1-MTD0-00002
Subcontract Title:	LNG Tanks

SC-16	PRICING OF ADJUSTMENTS

16.1	When pricing is a factor in any determination of a subcontract adjustment pursuant to the General Conditions titled CHANGES or DISPUTES, SUBCONTRACTOR shall propose upward or downward price adjustments in one of the following methods, as directed by CONTRACTOR;

(1)	Estimated Lump Sum Price

When SUBCONTRACTOR is directed to provide a lump sum price adjustment, it shall provide cost breakdown information for the purpose of and in sufficient detail to permit analysis and negotiation including but not limited to engineering, fabrication, labor categories, labor hours, equipment hours and material quantities and other supporting data upon which the lump sum is.

(2)	Time and Material Rates

(a)	Labor

The labor rates set forth in Exhibit “C” Form A-2, shall be applied to CONTRACTOR approved expenditures of man-hours for engineering, support craft and manual labor for all classifications through lead engineer, foreman or equivalent for the period of performance of the change. Unless otherwise identified in 2(b), (c), (d) or (e) below, the labor rates are all inclusive hourly rates and include but are not limited to all costs for payroll, burdens and benefits, subsistence, additives, taxes, insurance premiums, paid absences, social and retirement benefits, small tools (with a value of $500 or less), consumables, temporary facilities, utilities, overhead, general and administrative and profit. General supervision and management above lead engineer or foreman or equivalent and indirect labor, e.g., surveyors, office personnel, timekeepers, warehousemen and maintenance personnel are not separately reimbursable and are included as an allowance within the hourly rates. Labor timesheets shall be submitted by SUBCONTRACTOR and approved by CONTRACTOR on a daily basis. Timesheets shall be in sufficient detail to identify the change order, activities performed, the labor categories and applicable labor rate and hours expended. Failure by SUBCONTRACTOR to have the timesheets approved by CONTRACTOR on a daily basis shall be grounds for rejection.

(b)	SUBCONTRACTOR Owned Equipment

The Equipment Rates set forth in Exhibit “C”, Form B, shall be applied to approved hours for SUBCONTRACTOR Owned Equipment having original purchase prices of more than $500 each. The equipment hourly rates are all inclusive. The rates include but are not limited to all costs for mobilization, demobilization, maintenance, fuel, oil, grease and other consumables. The rates exclude the cost of an operator. An operator, if required, shall be approved and paid in accordance with the requirements of 2(a) above. In the event a piece of SUBCONTRACTOR Owned Equipment is required to perform a Change but is not available on site, a mobilization and demobilization charge may be separately agreed by CONTRACTOR in advance of the equipment mobilization date. Equipment timesheets shall be submitted by SUBCONTRACTOR and approved by CONTRACTOR on a daily basis. Timesheets shall be in sufficient detail to identify the equipment, model, and activities performed, the applicable rate and hours expended. Failure by SUBCONTRACTOR to have the timesheets approved by CONTRACTOR on a daily basis shall be grounds for rejection.

(c)	Rental Equipment

With prior approval of CONTRACTOR, SUBCONTRACTOR shall be reimbursed for the rental of third party construction equipment having original purchase prices of more than $500 each, and vehicle net rental costs (exclusive of sales and use tax) plus ten percent (10%) for

Reasonable equipment charges for approved SUBCONTRACTOR rented construction equipment having original purchase prices of more than $500 each shall be allowed, provided such charges are:

(1)	Not greater than eighty percent (80%) of Primedia Information Inc. Blue Book daily rental rates applicable for the period of performance of the change; and

(2)	Appropriately discounted to stand-by rates for idle time reasonably required.

(3)	When the operated use of equipment is infrequent and, as determined by CONTRACTOR, such equipment need not remain at the site continuously, charges shall be limited to actual hours of use. Equipment not operating but retained at the location of changes at CONTRACTOR’s direction shall be charged at the standby rate.

(4)	For the cost of rented equipment to be allowable, CONTRACTOR must agree in writing, prior to their being used, that the individual pieces of equipment are needed, are appropriate for the Work, and that the mobilization and demobilization costs are allocable to the change and acceptable. This is in addition to the daily end-of-day approval of operating time for such equipment.

(d)	Materials

Approved incurred costs for material incorporated into the changed Work or required for temporary construction facilities made necessary by the change shall be allowable at net cost (exclusive of sales and use taxes) delivered to the site plus ten percent (10%) overhead and profit for SUBCONTRACTOR.

(e)	Subsubcontracts

Approved incurred costs for lower-tier subcontracted tasks shall be allowable plus ten percent (10%) overhead and profit for SUBCONTRACTOR for changes resulting in a Subcontract price adjustment, including this percentage markup, of less than $250,000, or will pay five percent (5%) for changes resulting in adjustments of $250,000 or more; provided that CONTRACTOR has approved the Subsubcontract pursuant to the General Condition titled ASSIGNMENTS AND SUBCONTRACTS before any work is performed.

(3)	Cost Reimbursable Basis

If for any reason CONTRACTOR and SUBCONTRACTOR are unable to agree upon a lump sum or Time and Material Subcontract price adjustment the following provisions, which establish and define allowable costs and rates for Force Account work, shall also define allowable costs and rates for a determination by CONTRACTOR. Subcontractor shall establish separate cost accounting records, subject to daily end-of-the-day written approval by CONTRACTOR of all allocable costs on a Force Account basis.

Reimbursement of reasonable and approved incurred costs, plus specified rates for overhead and profit, as defined below, shall be the basis for Force Account adjustment of the Subcontract price.

(a)	Direct Labor

Incurred direct labor wages for project management, indirect, technical, craft and manual labor for all classifications of personnel directly working on the change including subsistance, payroll additives, taxes, insurance premiums, paid absences, and social and retirement benefits required by law, labor agreements, published company policies applying uniformly to SUBCONTRACTOR’S work force or which are normal and customary. CONTRACTOR will also pay an amount equal to ten percent (18%) of total direct labor as described above for small tools, consumables, overhead and profit.

CONTRACTOR shall approve timesheets on a daily basis. Timesheets shall be in sufficient detail to identify the change order, activities performed, the labor categories and applicable labor rate and hours expended. CONTRACTOR shall have access to SUBCONTRACTOR’s certified payroll records for verification of labor costs.

(b)	Equipment

Approved incurred construction equipment, facilities and vehicle net rental costs (exclusive of taxes) plus ten percent (10%) for SUBCONTRACTOR overhead and profit are allowable. Small tools and equipment having original purchase prices of less than $500 each, are deemed to be covered in the overhead and profit rates established by this clause. If operating costs such as fuel oil and grease, are not included in rental rates they are also allowable.

(i)	Reasonable equipment charges for approved SUBCONTRACTOR owned construction equipment having original purchase prices of more than $500 each shall also be allowed, provided such charges are:

(i1)	Agreed upon Subcontract unit rates; or

(i2)	Based upon calculated values allocating ownership costs over the useful life of the equipment plus operating costs such as fuel, oil, lubricants, and maintenance and a profit of ten percent (10%) on such costs; or

(i3)	Not greater than eighty percent (80%) of Primedia Information Inc. Blue Book daily rental rates applicable for the period of performance of the change; and

(i4)	Appropriately discounted to stand-by rates for idle time reasonably required.

(ii)	When the operated use of equipment is infrequent and, as determined by CONTRACTOR, such equipment need not remain at the work site continuously, charges shall be limited to actual hours of use. Equipment not operating but retained at the location of changes at CONTRACTOR’s direction shall be charged at the standby rate.

(iii)

For the cost of both rented and owned equipment to be allowable, CONTRACTOR must agree in writing, prior to their being used, that the individual pieces of equipment are needed, are appropriate for the work, and that the mobilization and demobilization costs are allocable to the change and acceptable. This is in addition to the daily end-of-day approval of operating time for such equipment.

(c)	Materials

Approved incurred costs for material incorporated into the changed Work or required for temporary construction facilities made necessary by the change shall be allowable at net cost (exclusive of sales ans use tax) delivered to the Jobsite plus ten percent (10%) overhead and profit for SUBCONTRACTOR.

(d)	Subsubcontracts

Approved incurred costs for lower-tier subcontracted tasks shall be allowable plus ten percent (10%) overhead and profit for SUBCONTRACTOR for changes resulting in a Subcontract price adjustment, including this percentage markup, of less than $250,000, or will pay five percent (5%) for changes resulting in adjustments of $250,000 or more; provided that CONTRACTOR has approved the Subsubcontract pursuant to the General Condition titled ASSIGNMENTS AND SUBCONTRACTS before any work is performed.

SC-17	COMPONENT WARRANTIES

In addition to the General Condition titled WARRANTY, SUBCONTRACTOR shall obtain or provide, for the benefit of CONTRACTOR and OWNER and their successors in interest, warranties or guarantees for the equipment, materials and Work furnished by suppliers and subcontractors of any tier. Such warranties or guarantees are to run for the period set forth in the applicable specification of this Subcontract or, when not specified, that period customarily provided by the supplier. SUBCONTRACTOR shall use its best efforts to enforce such warranties or guarantees of any tier on its own behalf or, if requested by CONTRACTOR or OWNER, on behalf of CONTRACTOR or OWNER. SUBCONTRACTOR shall provide warranty documentation by Provisional Acceptance or as otherwise required by this Subcontract.

SC-18	QUALITY SURVEILLANCE INSPECTIONS

CONTRACTOR designated equipment or materials furnished by SUBCONTRACTOR shall not be deemed accepted until inspected by CONTRACTOR’s or OWNER’s representative in accordance with Appendix B-1 GENERAL REQUIREMENTS FOR SUBCONTRACTOR QUALITY SYSTEMS

SC-19	TRAINING PROGRAM

To provide trained operation and maintenance (O&M) personnel for OWNER’S O&M program, SUBCONTRACTOR shall support CONTRACTOR in the development and implementation of a program for training of OWNER nominated trainees in operating and maintaining the Plant and systems/subsystems constructed and installed under this Subcontract. Upon completion of the training program, the training aids, tools, test equipment, training manuals and other materials specific to the program shall be transferred to OWNER and CONTRACTOR may make video recordings of all training sessions for OWNER’S use.

SC-20	LIQUIDATED DAMAGES

20.1	The parties hereby agree that the damages which CONTRACTOR will sustain as a result of SUBCONTRACTOR’s failure to meet key Subcontract Milestones are difficult or impossible to determine with certainty and, therefore, have in good faith estimated as fair compensation the liquidated damages as set forth below. If SUBCONTRACTOR fails to deliver the equipment or materials or perform the services within the time frames specified in the Subcontract for the Subcontract Milestones listed below, or any extensions evidenced by a Change Notice/Order or duly executed subcontract Amendment, the SUBCONTRACTOR shall pay to CONTRACTOR as fixed, agreed and liquidated damages for each calendar day of delay the sum(s) specified below, which amounts shall be independently calculated for each Subcontract Milestone indicated:

SABINE PASS LIQUIDATED DAMAGES

MILESTON DESCRIPTION	MILESTONE DATE	LIQUIDATED DAMAGE AMOUNT PER CALENDAR DAY
RFCD First Tank	18 Feb 2008	US$ 50,000 per day for Days 1-75 after RFCD US$100,000 per Day after Day 75 after RFCD
RFCD Second Tank	23 Mar 2008	US$ 50,000 per day for Days 1-75 after RFCD US$100,000 per Day after Day 75 after RFCD
RFCD Third Tank	27 April 2008	US$ 50,000 per day for Days 1-75 after RFCD US$100,000 per Day after Day 75 after RFCD

20.2	The application of liquidated damages shall not effect a change in the Subcontract Milestones or relieve SUBCONTRACTOR of its obligation to improve its progress, pursuant to the Special Condition titled COMMENCEMENT, PROGRESS AND COMPLETION OF THE WORK, and to achieve or mitigate the failure to achieve any Subcontract Milestone.

20.3	Payments of liquidated damages shall become due immediately upon failure to achieve a Subcontract Milestone. CONTRACTOR shall be entitled to withhold from payments due, offset against other obligations, deduct from Retainage, and draw down on letter(s) of credit or performance securities any and all liquidated damages due from SUBCONTRACTOR.

20.4	The cumulative total of all liquidated damages will not exceed ten percent (10%) of the total Subcontract price.

20.5	Except as set out in the Special Condition titled COMMENCMENT, PROGRESS AND COMPLETION OF THE WORK, where CONTRACTOR may require SUBCONTRACTOR to accelerate to recover lost schedule and the General Condition titled TERMINATION FOR DEFAULT, SUBCONTRACTOR shall have no further liability to CONTRACTOR for delay as a result of the Liquidated Damages provided within this clause.

SC-21	APPLICABLE LAW

This Subcontract shall be governed by and interpreted under the laws of the State of Texas (without giving effect to the principles thereof relating to conflicts of law). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Subcontract and shall be disclaimed in and excluded from any Subcontracts entered into by SUBCONTRACTOR in connection with the Work or the Project.

SC-22	NOT USED

SC-23	RELEASE OF CONSEQUENTIAL DAMAGES

To the maximum extent permitted by applicable law and except to the extent expressly provided in any other provisions of this Subcontract, neither party shall be liable to the other for consequential loss or damages resulting from or arising out of this Subcontract.

SC-24	NOT USED

SC-25	MEASUREMENT SYSTEM

SUBCONTRACTOR shall use the “English Standard” system of measurement for all designs, specifications, drawings, plans and work except as otherwise directed in writing by CONTRACTOR.

SC-26	NOT USED

SC-27	KEY PERSONNEL

SUBCONTRACTOR shall not reassign or remove the key personnel listed below without the prior written authorization of CONTRACTOR.

Name	Title/Position
Tom Shelley	Project Coordinator
Yoshiro Umehara	Project Manager
Brad Rinehart	Project Manager
Yogesh Meher	Design / Engineering Manager
Hiroshi Harada	Design / Engineering Manager
TBD	Site Manager
TBD	Safety Manager (At Site)
TBD	Quality Manager (At Site)

SUBCONTRACTOR shall ensure that Key Personnel continue to perform the part of the Work assigned to them for as long as necessary to achieve the Subcontract requirements. SUBCONTRACTOR shall not remove any Key Personnel from the Work without prior written approval of CONTRACTOR. SUBCONTRACTOR shall allow a minimum of twenty-one (21) Days notice of its desire to remove and Key Personnel from the Subcontract Work.

SC-28	LANGUAGE REQUIREMENTS

The Subcontract Documents and all notices, communications and submittals between the parties pursuant to the implementation of this Subcontract shall be in the English language, unless otherwise directed in writing by CONTRACTOR. All translation services, to include the physical presence of qualified translators in both office and field, necessary for written or oral communications with CONTRACTOR and all members of SUBCONTRACTOR’s work force or in the course of routine Jobsite coordination of any nature, shall be provided by SUBCONTRACTOR. SUBCONTRACTOR warrants these services and their staffing shall fully meet the standards and requirements established by CONTRACTOR.

SC-29	NOT USED

SC-30	DRUGS, ALCOHOL AND WEAPONS

30.1	SUBCONTRACTOR’s personnel shall not bring onto the Jobsite, or any other location where the provisions of this Subcontract apply:

(1)	Any firearm of whatsoever nature, knife with a blade exceeding four (4) inches (100 millimeters) in length or any other object which in the sole judgment of CONTRACTOR is determined to be a potential weapon.

(2)	Alcoholic beverages of any nature.

(3)	Illegal or CONTRACTOR or OWNER prohibited non-prescription drugs of any nature without exception.

30.2	SUBCONTRACTOR shall abide by and enforce the requirements of this clause to include the immediate removal from the Work under this Subcontract of any employee who has violated the requirements of this clause or who CONTRACTOR, in its sole judgment, determines has violated the requirements of this clause.

30.3	SUBCONTRACTOR shall be subject to the Project’s drug and alcohol policy. Pre-employment drug and alcohol screening shall be required of all SUBCONTRACTOR’s employees. All SUBCONTRACTOR’s employees shall be subject to random drug and alchohol testing.

SC-31	ARBITRATION

Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Article SC-31, be governed by the AAA’s Construction Industry Arbitration Rules and Mediation Procedures (including Procedures for Large, Complex Construction Disputes) (the “AAA Rules”). The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2. Issues concerning the arbitrability of a matter in dispute shall be decided by a court with proper jurisdiction. The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties, SUBCONTRACTOR’s surety (if any) and the successors and permitted assigns of any of them. At either Party’s option, any other Person may be joined as an additional party to any arbitration conducted under this Article SC-31, provided that the party to be joined is or may be liable to either Party in connection with all or any part of any dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

SC-32	NOT USED

SC-33	NOT USED

SC-34	HAZARDOUS MATERIALS

34.1	SUBCONTRACTOR shall not, nor shall it permit or allow any Subsubcontractor to, bring any hazardous materials on the site and shall bear all responsibility and liability for such materials; provided, however, that SUBCONTRACTOR may bring onto the Site such hazardous materials as are necessary to perform the Work so long as the same is done in compliance with Applicable Law, Codes and Standards, and the HSE Plan, and SUBCONTRACTOR shall remain responsible and liable for all such hazardous materials.

34.2	If SUBCONTRACTOR or any Subsubcontractor encounter pre-existing hazardous materials at the Site, and SUBCONTRACTOR or any Subsubcontractor knows or suspects that such material is Hazardous Material, SUBCONTRACTOR and its Subsubcontractors shall promptly stop Work in the affected area and notify CONTRACTOR. If under such circumstances SUBCONTRACTOR or any of its Subsubcontractors fail to stop Work and notify, SUBCONTRACTOR shall be responsible and liable to CONTRACTOR and OWNER for all damages, costs, losses and expenses to the extent attributable to such failure.

34.3	OWNER shall remove, transport and, as appropriate, dispose of any hazardous materials discovered or released at the Site, including any hazardous materials brought on the Site or generated by Third Parties, but excluding any hazardous materials brought on to the Site or generated by SUBCONTRACTOR or any of its Subsubcontractors. In addition, as betweenOWNER, CONTRACTOR and SUBCONTRATOR, OWNER shall be responsible for any hazardous materials discovered or released within the Off-Site Rights of Way and Easements, including any Hazardous Materials brought on the Off-Site Rights of Way and Easements or generated by Third Parties but excluding any Hazardous Materials brought on the Off-Site Rights of Way and Easements by CONTRACTOR or any of its subcontractors or sub-tier subcontractors.

SC-35	HAZARDOUS SUBSTANCE AWARENESS

35.1	The nature of the Work to be performed under this Subcontract involves inherent risks. SUBCONTRACTOR agrees that it will inform its officers, employees, agents, suppliers and subcontractors of any tier, and any other parties which may come into contact with any hazardous substance as a result of SUBCONTRACTOR’s activities hereunder of the nature of such materials and any health or environmental risks associated with such materials.

35.2	SUBCONTRACTOR warrants that SUBCONTRACTOR’s personnel and personnel of its suppliers and subcontractors of any tier, assigned to or regularly entering the Jobsite, have or will receive training as specified in OSHA 29 CFR 1910.120 (e) in relation to this Subcontract prior to their assignment to field duty. Supervisory personnel of any tier will also receive, as a minimum, eight hours additional specialized training in the management of hazardous waste operations. Such training shall be at SUBCONTRACTOR’s expense. SUBCONTRACTOR personnel assigned to the Jobsite may also be required to attend specialized training classes specific to the Jobsite as presented by CONTRACTOR and/or OWNER.

SC-36	HAZARDOUS SUBSTANCE REGULATIONS

SUBCONTRACTOR shall ensure that all hazardous substances with which it deals receive safe and proper handling. SUBCONTRACTOR confirms that it is aware of and will comply with the requirements of the Comprehensive Environmental Response, Compensation, Liability Act, 42 U.S.C. 9601-9675 (CERCLA) as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901-6992 (RCRA) as

amended; the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601-2671; the Clean Water Act (CWA), 33 U.S.C. 1251-1387; Title 40 of the Code of Federal Regulations; the Department of Transportation (DOT) regulations applicable to hazardous substances, and any other federal, state and local laws applicable to work with or near hazardous substances.

SC-37	NOT USED

SC-38	LABORATORY ANALYSES

When chemical, radiological or physical analyses of hazardous materials, which are the responsibility of SUBCONTRACTOR, are required for their disposal, treatment, or recycling, and such analyses are not listed below as CONTRACTOR provided, SUBCONTRACTOR shall cause such analyses to be performed by an appropriately qualified laboratory. SUBCONTRACTOR shall identify the analyses to be performed and submit the name, qualifications, and procedures of the proposed laboratory(ies) to CONTRACTOR for review prior to performing any analyses. Such analyses shall be at SUBCONTRACTOR’s expense. The following laboratory analyses will be provided by CONTRACTOR:

NONE

SC-39	ON-SITE HANDLING AND DISPOSAL OF HAZARDOUS MATERIAL

If the Work under this Subcontract includes any intrusive site or structural drilling, boring, coring or sampling, debris may be produced as a result of these efforts. This debris could include solids or liquids drawn from site wells for sampling purposes. All such debris shall be treated by the SUBCONTRACTOR as if it were hazardous waste regulated under the federal Resource and Conservation Recovery Act of 1976, 42 U.S.C. 6901-6992 (RCRA) as amended, or any more stringent applicable regulations, unless and until the SUBCONTRACTOR has been able to confirm, to the satisfaction of CONTRACTOR and the appropriate regulatory agencies that the wastes are not regulated as hazardous.

SC-40	OFF-SITE TRANSPORTATION AND DISPOSAL OF HAZARDOUS MATERIALS

SUBCONTRACTOR shall have no authority or responsibility for the off-site transportation, storage, treatment or disposal of contaminated or potentially contaminated waste materials of any kind, which are directly or indirectly generated at the Jobsite. However, SUBCONTRACTOR shall handle all materials at the Jobsite with due care, in accordance with work or Jobsite plans and the requirements of this Subcontract.

SC-41	OFFSITE ACCESS AND JOINT USE OF RIGHT OF WAYS AND EASEMENTS

41.1	SUBCONTRACTOR agrees and acknowledges that it is sufficiently familiar with the Site and the Off-Site Rights of Way and Easements (Reference Exhibit “B” Appendix “SITE AND OFF-SITE RIGHTS OF WAY AND EASEMENTS) to perform the Work in accordance with the Project Schedule, and understands the climate, terrain, logistics, and other difficulties that it may encounter in performing the Work in accordance with the Project Schedule.

41.2

CONTRACTOR shall provide SUBCONTRACTOR with reasonable prior notice of access to the off-Site rights of way and easements by (i) any of CONTRACTOR’s or OWNER’s other contractors or subcontractors seeking to perform work within such off-Site rights of way and easements (ii) any Landowner. Likewise, SUBCONTRACTOR shall provide CONTRACTOR with reasonable prior notice of any access to the off-Site rights of way and easements by

SUBCONTRACTOR or any of its Subsubcontractors. SUBCONTRACTOR acknowledges that CONTRACTOR or OWNER’s other contractors or subcontractors may be working within the off-Site rights of way and easements and that other Persons (including any Landowner) may be on or using the off-Site rights of way and easements during the performance of this Subcontract and SUBCONTRACTOR’s Work or use of certain facilities may be interfered with as a result of such concurrent activities. SUBCONTRACTOR agrees to use reasonable efforts to accommodate such requests and CONTRACTOR agrees to coordinate the performance of the Work with such other contractors or subcontractors performing work within the off-Site rights of way and easements so as not to materially interfere with any of SUBCONTRACTOR’s or OWNER’s other contractors or subcontractors performing work within the off-Site rights of way and easements; provided, however, SUBCONTRACTOR shall in all cases coordinate the Work with any Persons (other than CONTRACTOR, OWNER or their other contractors or subcontractors on or using the off-Site rights of way and easements, and SUBCONTRACTOR shall adhere to the reasonable instructions provided by CONTRACTOR, OWNER or the applicable Landowner(s) in connection with Work performed within such off-Site rights of way and easements.

41.3	SUBCONTRACTOR shall plan and conduct its operations so that neither SUBCONTRACTOR nor any of its Subsubcontractors shall (i) enter upon lands (other than the Site and off-Site rights of way and easements) or waterbodies in their natural state unless authorized by the appropriate owner or entity; (ii) close or obstruct any utility installation, highway, waterway, harbor, road or other property unless Permits are obtained and authorized by the appropriate entity or authority; or (iii) disrupt or otherwise interfere with the operation of any portion of any pipeline, telephone, conduit or electric transmission line, ditch, navigational aid, dock or structure unless otherwise specifically authorized by the appropriate entity or authority. The foregoing includes damage arising from performance of the Work through operation of Construction Equipment or stockpiling of materials.

SC-42	SUBCONTRACTOR REGISTRATION AND STATE TAX INCENTIVE PROGRAM

42.1	OWNER will seek state sales tax exemption for the construction project at Sabine Pass, Louisiana. As a claimant for these exemptions, Louisiana has requested that OWNER make a good faith effort to use Louisiana contractors, subcontractors and labor, except where not reasonably possible to do so without added expense or substantial inconvenience or sacrifice in operational efficiency all other factors being equal (Title 13 ECONOMIC DEVELOPMENT, Part 1, Chapter 5, Section 501A and Chapter 7, Section 703A).

42.2	Non-resident SUBCONTRACTOR and its sub-tier contractors at all tiers must register for sales and use tax purposes with the Louisiana Department of Revenue and the Cameron Parish School Board. Prior to commencing work non-resident SUBCONTRACTOR and its sub-tier contractors at all tiers shall post a bond in an amount sufficient to cover all taxes due on this subcontract. [La. R.S. §47:306(D)(1) and Reg. §61:I.4373.] The required forms may be obtained from the Secretary of the Louisiana Department of Revenue. Upon satisfactory completion of the tax registration and surety bond requirements, SUBCONTRACTOR shall obtain from the Secretary a certificate of compliance and shall provide a copy to CONTRACTOR.

42.3	SUBCONTRACTOR and its sub-tier contractors at all tiers will be required to file a copy of all invoices containing Louisiana State Sales Tax related to the Sabine Pass LNG Terminal Project with the CONTRACTOR. SUBCONTRACTOR shall provide to CONTRACTOR Schedule Sheet C and/or Schedule Sheet CA (as per Exhibit “B” Appendix B-14), which will summarize each invoice as appropriate.

The information required by this clause, unless otherwise stated, must be submitted to CONTRACTOR with or prior to final billing.

SC-43	LOUISIANA SALES AND USE TAXES

43.1	OWNER shall participate in the Louisiana Enterprise Zone Program, which shall allow OWNER to receive a rebate directly from the State of Louisiana Department of Revenue of the rebatable portion of Louisiana state, parish and local-option sales and use tax (“Louisiana Sales and Use Tax”) incurred and paid by CONTRACTOR and its subcontractors or sub-tier subcontractors in connection with performance of the Work. SUBCONTRACTOR shall provide to CONTRACTOR and OWNER, for itself and its Subsubcontractors, all documentation as may be reasonably requested by OWNER or CONTRACTOR on behalf of OWNER and available to SUBCONTRACTOR and its Subsubcontractors in order to allow OWNER to secure such rebate. Such documentation shall include invoice documentation supporting all Louisiana Sales and Use Taxes paid by SUBCONTRACTOR and its Subsubcontractors for the purchase of material, equipment and leased or rented construction equipment, in addition to consumables purchased and delivered within the state of Louisiana. Such documentation shall be provided to CONTRACTOR with each invoice and shall clearly identify (i) the item of material, or equipment purchased, (ii) the amount of Louisiana Sales and Use Tax paid; and (iii) all information (including the Project name and the Project address, which shall be documented on SUBCONTRACTOR’s invoice) to properly establish that the material and equipment was used in connection with or incorporated into the Facility. If the Equipment was taken from SUBCONTRACTOR’s or Subsubcontractor’s inventory, subject to Article 41.4, SUBCONTRACTOR shall provide CONTRACTOR with an invoice, journal vouchers or other similar documentation as may be required to evidence that the applicable Louisiana Sales and Use Tax was paid by SUBCONTRACTOR or its Subsubcontractor on such inventory. OWNER’s tax consultant shall assist OWNER to secure all available rebates of Louisiana Sales and Use Taxes and is authorized to request and receive information directly from SUBCONTRACTOR and Subsubcontractors on behalf of OWNER. No information shall be provided to OWNER’s tax consultant until such tax consultant has signed a confidentiality agreement with SUBCONTRACTOR and any applicable Subsubcontractor with terms customary in the audit industry for audits of this kind.

43.2	CONTRACTOR shall provide SUBCONTRACTOR with any state and local manufacturing, pollution control or other applicable sales and use tax exemption certificates that CONTRACTOR received from OWNER and which are valid under Applicable Law, including the governing law specified in Article SC 21 titled APPLICABLE LAW. SUBCONTRACTOR will reasonably cooperate with CONTRACTOR and OWNER to minimize any and all taxes relating to the Project.

43.3	If SUBCONTRACTOR or any of its Subsubcontractors incurs any sales and use taxes on any items of material and equipment for which OWNER or CONTRACTOR has previously provided SUBCONTRACTOR with a valid applicable sales and use tax exemption certificate, SUBCONTRACTOR shall be responsible for the payment of such sales and use taxes without reimbursement by CONTRACTOR.

If SUBCONTRACTOR or any of its Subsubcontractors incurs any sales and use taxes on any items of material and equipment for which OWNER or CONTRACTOR have not previously provided SUBCONTRACTOR with a valid applicable sales and use tax exemption certificate, SUBCONTRACTOR shall be reimbursed for the payment of such sales and use taxes by CONTRACTOR.

43.4

CONTRACTOR and OWNER shall have the right to have its third party auditors audit the Books and Records of SUBCONTRACTOR and its Subsubcontractors to confirm that all Louisiana Sales and Use Taxes paid by SUBCONTRACTOR and its Subsubcontractors in connection with the Work are properly owed under Applicable Law; provided, however, if the determination of the proper amount of such Louisiana Sales and Use Tax assessed on any one or more items of material and or equipment is dependent upon knowing the actual cost incurred by SUBCONTRACTOR or its Subsubcontractors for such item of Equipment and the compensation of such item of Equipment is included in the Subcontract Price or in any lump sum Change Order, that portion of the audit devoted to reviewing the actual cost incurred by SUBCONTRACTOR or its Subsubcontractors for such item of material and/or equipment shall be performed by OWNER’s tax consultant, which shall be retained by OWNER at OWNER’s sole expense. The Parties agree that (unless the amount of Louisiana Sales and Use Tax properly payable for an item of material and equipment is subject to litigation) such tax consultant shall not disclose to OWNER or CONTRACTOR the actual cost incurred by SUBCONTRACTOR or its Subsubcontractors for any item of material and equipment included in the Subcontract Price, but the Parties agree that such tax consultant may report to Owner the proper Louisiana Sales and Use Taxes properly payable under Applicable Law. No access to Books and Records shall be granted to OWNER’s third party auditors until such auditors have signed a confidentiality agreement with SUBCONTRACTOR or any applicable Subsubcontractor with terms customary in the audit industry for audits of this kind.

43.5	SUBCONTRACTOR shall reasonably cooperate with OWNER and CONTRACTOR to minimize any and all Louisiana Sales and Use Taxes arising in connection with the Work, and provided further that in the event CONTRACTOR discovers that it has paid SUBCONTRACTOR for any improperly assessed Louisiana Sales and Use Taxes, SUBCONTRACTOR shall reasonably assist CONTRACTOR and OWNER in the recovery of such refunds and overpayments.

SC-44	LIMITATION OF LIABILITY

Notwithstanding any other provisions of this Subcontract to the contrary, Subcontractor shall not be liable to CONTRACTOR under this Subcontract or under any cause of action related to the subject matter of this Subcontract, whether in contract, warranty, tort (including negligence), strict liability, products liability, professional liability, contribution or any other cause of action, in excess of a cumulative aggregate amount of ten percent (10%) of the Subcontract price, and CONTRACTOR shall release SUBCONTRACTOR from any liability in excess thereof; provided that notwithstanding the foregoing, the limitation of liability set forth in this clause shall not include the proceeds paid under any insurance policy that SUBCONTRACTOR or its Subsubcontractors is required to obtain pursuant to the Subcontract, as the case may be.

In no event shall the limitation of liability set forth in this clause be in any way deemed to limit Subcontractor’s obligation to perform all Work required to achieve Ready for Cool Down (RFCD).